SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549




                                    FORM U5S





                                  ANNUAL REPORT
                      For the Year Ended December 31, 2001







       Filed pursuant to the Public Utility Holding Company Act of 1935 by


                    FirstEnergy Corp. (File No. 333-21011)
                   76 South Main Street, Akron, Ohio  44308

                               FIRSTENERGY CORP.
                                    FORM U5S
              ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2001
              --------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

  Item
   No.                             Title                                 Page
   ---     ------------------------------------------------------        ----

     1.    System Companies and Investments Therein                       1-6

     2.    Acquisitions or Sales of Utility Assets                          7

     3.    Issue, Sale, Pledge, Guarantee or Assumption
           of System Securities                                             8

     4.    Acquisition, Redemption or Retirement of
           System Securities                                             9-15

     5.    Investments in Securities of Nonsystem Companies             16-21

     6.    Officers and Directors                                       22-36

     7.    Contributions and Public Relations                           37-38

     8.    Service, Sales and Construction Contracts                    39-40

     9.    Wholesale Generators and Foreign Utility Companies           41-60

    10.    Financial Statements and Exhibits:

               Consolidating Financial Statements of
                 FirstEnergy Corp for 2001                              61-92
               ----------------------------------

               Exhibits                                                 93-172
               --------

           Signature Page                                                173


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001

                                                         Number of Common Shares
                                                          or Principal Amount         % of (a)         Issuer            Owner's
         Name of Company                                         Owned              Voting Power     Book Value        Book Value
----------------------------------                      -----------------------     ------------     ----------        ----------

FirstEnergy Corp.:
 Ohio Edison Company                                                100 shs.            100        $2,671,001,684    $2,671,001,684
  OES Capital, Inc.                                                 200 shs.            100            53,766,680        53,766,680
  OES Finance, Inc.                                                 140 shs.            100            15,081,498        15,081,498
  OES Fuel, Inc.                                                    170 shs.            100            17,487,280        17,487,280
  OES Nuclear, Inc.                                                   1 shs.            100             3,486,224         3,486,224
  OES Ventures, Inc.                                                110 shs.            100            14,760,501        14,760,501
  Ohio Edison Financing Trust                                   148,454 shs.            100             3,711,350         3,711,350
  Ohio Edison Financing Trust II (Inactive)
  Pennsylvania Power Company                                  6,290,000 shs.            100           223,788,099       223,788,099
 The Cleveland Electric Illuminating Company                 79,590,689 shs.            100         1,082,145,427     1,082,145,427
   Cleveland Electric Financing Trust I                         123,720 shs.            100             3,104,599         3,104,599
   Centerior Funding Corporation                                  1,000 shs.            100           105,786,324       105,786,324
   The Toledo Edison Capital Corporation                         28,036 shs.             10             2,702,262         2,702,262
 The Toledo Edison Company                                   39,133,887 shs.            100           637,664,329       637,664,329
   The Toledo Edison Capital Corporation                        252,321 shs.             90            24,320,351        24,320,351
 American Transmission Systems, Incorporated                          1 shs.            100           302,642,981       302,642,981
 FirstEnergy Solutions Corp.                                          8 shs.            100          (150,017,684)     (150,017,684)
   FirstEnergy Generation Corp.                                       1 shs.            100           (14,998,309)       (4,998,309)
   Penn Power Energy, Inc.                                           50 shs.            100            (8,334,858)       (8,334,858)
 FirstEnergy Nuclear Operating Company                                1 shs.            100            (9,735,484)       (9,735,484)
 GPU Nuclear, Inc. (q)                                            2,500 shs.            100                50,000            50,000
 FirstEnergy Ventures Corp.                                         102 shs.            100            96,587,974        96,587,974
   Advanced Technologies Development Corp.                            1 shs.            100            16,073,266        16,073,266
   Bay Shore Power Company                                          750 shs.            100            40,193,532        40,193,532
   Centerior Communications Holdings, Inc.                            1 shs.            100            18,411,192        18,411,192
     Fiber Venture Equity, Inc. (Inactive)                           10 shs.            100
   Centerior Energy Services, Inc.                                  100 shs.            100               780,046           780,046
   Centerior Power Enterprises, Inc. (Inactive)                      10 shs.            100
   FirstEnergy Telecommunications Corp.                               1 shs.            100              (300,566)         (300,566)
   Warrenton River Terminal, Ltd.                                                       100             2,833,784         2,833,784

                                                                               1



ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (Continued)

                                                        Number of Common Shares
                                                          or Principal Amount          % of (a)        Issuer            Owner's
         Name of Company                                         Owned              Voting Power      Book Value        Book Value
----------------------------------                      -----------------------     ------------      ----------        ----------

FE Acquisition Corp. (Inactive)                                   65 shs.                100
   Mid-Atlantic Energy Development Co. (Inactive)              1,900 shs.                100
FirstEnergy Properties, Inc.                                     400 shs.                100           32,178,250        32,178,250
   BSG Properties, Inc. (Inactive)                                 1 shs.                100
FirstEnergy Facilities Services Group, LLC                        66 shs.                100          263,818,781       263,818,781
   Anacoma, Inc.                                                 104 shs.                100            5,080,837         5,080,837
   Colonial Mechanical Corporation                            81,132 shs.                100           44,044,090        44,044,090
   Dunbar Mechanical, Inc.                                       277 shs.                100           17,256,742        17,256,742
   Edwards Electrical & Mechanical, Inc.                         435 shs.                100           62,777,764        62,777,764
   Elliott-Lewis Corporation                                     100 shs.                100           57,171,212        57,171,212
    Sautter Crane Rental, Inc.                                   100 shs.                100                    -                 -
    A.A. Duckett, Inc.                                         1,000 shs.                100            3,458,638         3,458,638
    E-L Enterprises, Inc.                                      1,000 shs.                100                    -                 -
      Modern Air Conditioning, Inc.                           49,950 shs.                100            1,461,363         1,461,363
        Airdex Air Conditioning Corporation                    1,000 shs.                100             (386,510)         (386,510)
      R.L. Anderson, Inc.                                      9,800 shs.                100            2,342,095         2,342,095
   The Hattenbach Company                                        531 shs.                100            4,375,541         4,375,541
   L.H. Cranston and Sons, Inc.                                1,000 shs.                100           15,550,806        15,550,806
   Roth Bros., Inc.                                          792,312 shs.                100           32,312,029        32,312,029
   R.P.C. Mechanical, Inc.                                       100 shs.                100           14,684,653        14,684,653
   Spectrum Controls Systems                                      35 shs.                100            1,022,373         1,022,373
   Webb Technologies, Inc.                                       939 shs.                100           13,959,141        13,959,141
 MARBEL Energy Corporation                                       991 shs.                100          138,589,683       138,589,683
   Marbel HoldCo, Inc.                                           100 shs.                100          150,710,575       150,710,575
   Northeast Ohio Natural Gas Corp.                              100 shs.                100            4,141,564         4,141,564
 FirstEnergy Service Company                                       1 shs.                100          (67,882,954)      (67,882,954)
 GPU Service, Inc. (GPUS)(b)                                   5,000 shs.                100               50,000            50,000
 FirstEnergy Securities Transfer Company                           1 shs.                100
 FELHC, Inc.                                                       1 shs.                100              (13,037)          (13,037)
 Centerior Indemnity Trust (Inactive)
 Centerior Service Company (Inactive)                            750 shs.                100
 FE Holdings, L.L.C. (Inactive)
 Jersey Central Power & Light Company (JCP&L)(c)          15,371,270 shs.                100        3,163,700,889     3,163,700,889
    JCP&L Preferred Capital, Inc.                                100 shs.                100           16,866,114        16,866,114
      JCP&L Capital L.P.                                          (d)                    100            3,866,079         3,866,079
    JCP&L Transition Holdings, Inc.(e)                           100 shs.                100                    -                 -
    JCP&L Transition Inc. (e)                                    100 shs.                100                    -                 -
    JCP&L Transition Funding, LLC (e)                              -    .                100                1,000             1,000

                                                                               2


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREINF DECEMBER 31, 2001 (Continued):

                                                        Number of Common Shares
                                                          or Principal Amount           % of (a)        Issuer           Owner's
         Name of Company                                         Owned                Voting Power    Book Value        Book Value
----------------------------------                      -----------------------       ------------    ----------        ----------

Metropolitan Edison Company (Met-Ed)(c)(f)                    859,500 shs.                100       1,288,952,535     1,288,952,535
    York Haven Power Company                                      500 shs.                100          22,433,745        22,433,745
    Met-Ed Preferred Capital II, Inc.                             100 shs.                100           2,866,129         2,866,129
      Met-Ed Capital II, L.P.                                      (d)                    100           3,228,297         3,228,297
        Met-Ed Capital Trust                                       (d)                    100                   -                 -
Pennsylvania Electric Company (Penelec)(c)(f)               5,290,596 shs.                100       1,306,575,546     1,306,575,546
    Nineveh Water Company                                           5 shs.                100           1,177,075         1,177,075
    The Waverly Electric Light and Power Company                  600 shs.                100              15,000            15,000
    Penelec Preferred Capital II, Inc.                            100 shs.                100           2,871,485         2,871,485
      Penelec Capital II, L.P.                                     (d)                    100           3,093,800         3,093,800
        Penelec Capital Trust                                      (d)                    100                   -                 -
GPU Advanced Resources, Inc. (GPU AR) (g)                         100 shs.                100          12,798,254        12,798,254
GPU Telcom Services, Inc. (GPU Telcom) (h)                        100 shs.                100         (29,422,222)      (29,422,222)
MYR Group Inc. (MYR)(j)                                     6,702,426 shs                 100         153,236,782       153,236,782
    The L. E. Myers Company                                     1,000 shs.                100          52,897,925        52,897,925
    Hawkeye Construction, Inc.                                    550 shs.                100           3,917,309         3,917,309
    Myrcom, Inc.                                                  100 shs.                100          (2,209,245)       (2,209,245)
    MYRpower, Inc.                                                100 shs.                100           2,814,582         2,814,582
    Great Southwestern Construction, Inc.                      50,000 shs.                100           8,549,587         7,121,203
    Harlan Electric Company                                       100 shs.                100          61,881,432        61,881,432
        Sturgeon Electric Company, Inc.                           100 shs.                100          55,681,160        55,681,160
        ComTel Technology, Inc.                                50,000 shs.                100            (183,679)         (183,679)
        Power Piping Company                                    9,900 shs.                100           4,778,018         4,778,018
    D.W.Close Company, Inc.                                    26,450 shs.                100           1,336,425         1,336,425
GPU Diversified Holdings LLC (k)                                    -                     100          26,457,774        26,457,774
    GPU Solar, Inc.                                                50 shs.                 50             818,894           409,447
    GPU EnerTech Holdings, Inc. (i)                               100 shs.                100           1,210,814         1,192,414
    GPU Distributed Power, Inc.                                                           100                 100               100
GPU Power, Inc. (GPU Power) (l)                                 1,000 shs.                100          97,094,617        97,094,617
    Guaracachi America, Inc. (l)                                  100 shs.                100          50,111,134        50,111,134
      Empresa Guaracachi S.A. (l)                             822,779 shs.                 50          85,388,243        48,915,664
    EI Barranquilla, Inc. (l)                                     100 shs.                100          39,906,191        39,906,191
      Termobarranquilla, S.A. (l)                             420,592 shs.                 29                   -             -
    Barranquilla Lease Holding, Inc. (l)                          100 shs.                100          49,415,122        49,415,122
      Los Amigos Leasing Company, Ltd. (l)                     12,000 shs.                100              12,000            12,000
    EI International (l)                                          100 shs.                100           1,097,783         1,097,783
      GPUI Colombia, Ltda. (l) (m)                                100 shs.                100           1,317,614         1,317,614

                                                                               3


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (Continued):
                                                         Number of Common Shares
                                                            or Principal Amount         % of (a)         Issuer          Owner's
         Name of Company                                           Owned              Voting Power     Book Value      Book Value
----------------------------------                      -----------------------       ------------     ----------      ----------
    GPU Power Philippines, Inc. (l)                                100 shs.               100                  100              100
      Magellan Utilities Development Corporation (l)            17,264 shs.                40                    -                -
    GPU International Asia, Inc. (l)                               100 shs.               100             (495,075)        (530,805)
    GPU Power Ireland, Inc. (l) (Inactive)                         100 shs.               100                    -                -
    Hanover Energy Corporation (l) (Inactive)                      100 shs.               100                    -                -
    Austin Cogeneration Corporation (l) (Inactive)                 100 shs.               100                    -                -
      Austin Cogeneration Partners, L.P.(l) (Inactive)              (p)                   100                    -                -
    International Power Advisors, Inc. (l)                         100 shs.               100            3,316,066        3,316,066
    EI Canada Holding Limited (l)                                1,000 shs.               100             (161,689)        (161,689)
      EI Services Canada Limited (l)                             1,000 shs.               100             (156,533)        (156,533)
      EI Brooklyn Power Limited (l)                              1,000 shs.               100               (4,915)          (4,915)
         EI Brooklyn Investments Limited (l)                     1,000 shs.               100                 (919)            (919)
    NCP Ada Power, Inc. (n) (Inactive)                           1,000 shs.               100              273,423          273,423
    NCP Energy, Inc. (n)                                         1,000 shs.               100           14,238,418       14,238,418
      Syracuse Orange Partners LP                                     -                     -                    -                -
GPU Capital, Inc. (GPU Capital) (o)                                100 shs.               100          466,200,648      458,425,160
    GPU Electric, Inc. (GPU Electric) (o)                          100 shs.               100        1,634,507,568    1,634,507,568
    GPU Argentina Holdings, Inc. (o)                               100 shs.               100          190,803,873      163,971,828
        GPU Argentina Services S.R.L. (o)                        5,000 shs.               100               41,505           41,505
        GPU Empresa Distribuidora Electrica
         Regional, S.A. (EMDERSA) (o)                       35,066,710 shs.               100           75,578,249      145,000,000
     GPU Australia Holdings, Inc. (o)                              100 shs.               100          318,443,354      318,443,354
       VicGas Holdings, Inc. (o)                                   100 shs.               100          258,681,806      258,681,806
       Victoria Electric Holdings, Inc. (o)                        100 shs.               100           25,833,922       25,833,922
         Victoria Electric, Inc. (o)                               100 shs.               100          166,239,799      166,239,799
       Austran Holdings, Inc. (o)                                  100 shs.               100           66,532,775       66,532,775
     GPU International Australia Pty Ltd.                   10,000,000 shs.               100              790,780          790,780
     EI UK Holdings, Inc. (o)                                      100 shs.               100        1,092,168,761    1,092,168,761
       Avon Energy Partners Holdings (o)                       660,000 shs.               100          279,035,665      297,665,474
         Avon Energy Partners plc (o)                          660,000 shs.               100        2,277,156,235    2,277,156,235
           Midlands Electricity plc (o)                    392,572,556 shs.               100        2,568,558,081    2,568,558,081

                                                                               4

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
         DECEMBER 31, 2001 (Continued):


Notes:    (a)  Sets forth the percentage of voting  securities  held directly or indirectly by FirstEnergy Corp.

          (b) Provides corporate services to the former GPU Companies and FirstEnergy Corp.

          (c)  The  business of these  electric  utility  subsidiaries  consists
               primarily  of  the   transmission,   distribution   and  sale  of
               electricity.

               JCP&L, Met-Ed and Penelec collectively own all of the common stock of Saxton Nuclear Experimental Corporation, a Pennsylvania nonprofit corporation organized for nuclear experimental purposes which is now inactive. The carrying value of the owners' investment has been witten down to a nominal value.

          (d)  A 100% General Partnership interest.

          (e) These subsidiaries were established in February 2000 to effect the securitization of JCP&L's restructuring related stranded costs.

          (f) Met-Ed, Penelec and MARBEL Energy Corporation are exempt as holding companies under Section 3(a) and Rule 2 of the Public Utility Holding Company Act of 1935 (the Act).

          (g) Advanced Resources, Inc.'s lines of business include energy services and retail energy sales.

          (h) GPU Telcom is an exempt telecommunications infrastructure development and management company and wholesale telecommunications provider with operations primarily in the Mid-Atlantic region of the US.

          (i) GPU Enertech Holdings, a Delaware corporation, was established in February 2000 as a holding company for investments in energy related technology or service companies.

          (j) MYR is a Delaware corporation formed in 1982. MYR is an infrastructure construction services company, providing through its ten subsidiaries, a complete range of power line and commercial/industrial electrical construction services for electric utilities, telecommunications providers, commercial and industrial facilities and government agencies across the US. MYR also builds cellular towers for the wireless communications market.

          (k) Diversified Holdings, a Delaware corporation, was established in August 2000 to hold certain of the GPU System's non-utility holdings.

          (l) These subsidiaries are exempt wholesale generators (EWG) under the provisions of Section 32 of the Act. These subsidiaries participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating generation facilities, both domestically and in foreign countries, the electric energy from which is sold exclusively at wholesale.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
         DECEMBER 31, 2001 (Continued):


Notes:    (m)  GPUI Colombia,  Ltda. is owned 48% by GPU Power,  Inc. and 52% by
               EI International.

          (n) These subsidiaries are independent power producers, which participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating nonutility qualifying facilities.

          (o) These subsidiaries are foreign utility companies (FUCO) under the provisions of Section 33 of the Act. These subsidiaries participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and perating generation, transmission and distribution facilities in foreign countries.

          (p)  A 1% General Partnership and a 99% Limited Partnership interest.

          (q) Involved with decommissioning the Saxton Nuclear Experimental Station and monioring of the Three Mile Island Unit 2 nuclear facility, which was damaged during a 1979 accident, up until the time decommissioning of the plant commences (around the year
               2014).

ITEM 2.     ACQUISITIONS OR SALES OF UTILITY ASSETS

            On November 7, 2001, FirstEnergy Corp. (FirstEnergy), an Ohio corporation, merged with GPU, Inc. (GPU), a registered holding company under the Public Utility Holding Company Act of 1935 (the 1935 Act). As a result of the merger, GPU's former wholly owned subsidiaries, including JCP&L, Met-Ed and Penelec (collectively, the Former GPU Companies), became wholly owned subsidiaries of FirstEnergy. Upon completion of the merger on November 7, 2001, FirstEnergy filed with the SEC a Notification of Registration on Form U-5A, thereby registering as a holding company pursuant to the provisions of Section 5(a) under the 1935 Act. The merger was accounted for by the purchase method of accounting and accordingly, FirstEnergy's Consolidated Statement of Income includes the results of the Former GPU Companies beginning November 7, 2001.

Item 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

                                                                                    Principal Amount or Stated Value
                                                                               ---------------------------------------------
            Name of Issuer                             Name of                                          Pledged, Guaranteed
          and Title of Issue                       Company Issuing                Issued and Sold           or Assumed
                  (1)                                    (2)                            (3)                     (4)

FirstEnergy Corp. .....................   FirstEnergy Corp.                                              $ 60,068,104   (a)
Ohio Edison Company ...................   Ohio Edison Company                                            $    497,750   (a)
Cleveland Electric Illuminating Company   Cleveland Electric Illuminating Co.                            $  5,543,491   (b)
Pennsylvania Power Company ............   Pennsylvania Power Company                                     $ 16,339,147   (c)
Toledo Edison Company .................   Toledo Edison Company                                          $  1,048,309   (a)
First Communications, L.L.C............   First Communications, L.L.C.                                   $    112,500   (a)
Great Lakes Energy Partners, L.L.C.....   Great Lakes Energy Partners, L.L.C.                            $     25,000   (a)
BSG Properties, Inc. ..................   BSG Properties, Inc.                                           $  3,495,126   (a)
FirstEnergy Facilities Services           FirstEnergy Facilities Services
  Group,.L.L.C.........................     Group, L.L.C.                                                $122,595,854   (a)
Jersey Central Power & Light Company ..   Jersey Central Power & Light Company                           $  6,354,980   (d)
Metropolitan Edison Company ...........   Metropolitan Edison Company                                    $  2,442,521   (e)
Pennsylvania Electric Company .........   Pennsylvania Electric Company                                  $  4,912,512   (f)
GPU Advanced Resources ................   GPU Advanced Resources                                         $  5,196,000   (a)
GPU Telcom Services, Inc...............   GPU Telcom Services, Inc.                                      $    127,000   (a)
GPU Nuclear, Inc. .....................   GPU Nuclear, Inc.                                              $     46,204   (g)


            Name of Issuer                             Name of                                                     Commission
          and Title of Issue                       Company Issuing               Date of Transaction   Proceeds   Authorization
                  (1)                                    (2)                             (5)             (6)           (7)

FirstEnergy Corp.  ....................   First Energy Corp.                            Various          N/A         Rule 45
Ohio Edison Company ...................   Ohio Edison Company                           Various          N/A         Rule 45
Cleveland Electric Illuminating Company   Cleveland Electric Illuminating Company       Various          N/A         Rule 45
Pennsylvania Power Company ............   Pennsylvania Power Company                    Various          N/A         Rule 45
Toledo Edison Company .................   Toledo Edison Commpany                        Various          N/A         Rule 45
First Communications, L.L.C............   First Communications, L.L.C.                  Various          N/A         Rule 45
Great Lakes Energy Partners, L.L.C.....   Great Lakes Eenrgy Partners, L.L.C.           Various          N/A         Rule 45
BSG Properties, Inc. ..................   BSG Properties, Inc.                          Various          N/A         Rule 45
FirstEnergy Facilities Services           FirstEnergy Facilities Services
  Group, L.L.C.........................     Group, L.L.C.                               Various          N/A         Rule 45
Jersey Central Power & Light Company ..   Jersey Central Power & Light Company          Various          N/A         Rule 45
Metropolitan Edison Company ...........   Metropolitan Edison Company                   Various          N/A         Rule 45
Pennsylvania Electric Company .........   Pennsylvania Electric Company                 Various          N/A         Rule 45
GPU Advanced Resources ................   GPU Advanced Resources                        Various          N/A         Rule 45
GPU Telcom Services, Inc. .............   GPU Telcom Services, Inc.                     Various          N/A         Rule 45
GPU Nuclear, Inc. .....................   GPU Nuclear, Inc.                             Various          N/A         Rule 45


(a) Represents miscellaneous surety bonds for various purposes.
(b) Represents  surety bonds  relating to  environmental  issues  ($702,800) and miscellaneous surety bonds for various purposes ($4,840,691).
(c) Represents   surety   bonds   for   workers'   compensation   self-insurance
    ($2,500,000),  surety bonds relating to environmental  issues  ($11,454,222)
    and miscellaneous surety bonds for various purposes ($2,384,925).
(d) Represents surety bonds for workers' compensation insurance ($6,323,980) and miscellaneous surety bonds for various purposes ($31,000).
(e) Represents surety bonds for workers' compensation insurance ($1,924,521) and miscellaneous surety bonds for various purposes ($518,000).
(f) Represents surety bonds for workers' compensation insurance ($4,702,512) and miscellaneous surety bonds relating to environmental issues ($210,000).
(g) Represents miscellaneous surety bonds related to environmental issues.

                                                           8

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


     Name of Issuer           Name of Company
           and            Acquiring, Redeeming or                                     Authorization
     Title of Issue         Retiring Securities   Consideration     Disposition       or Exemption

--------------------------  --------------------  --------------  -----------------  ---------------

FirstEnergy Corp.:

   Unsecured Notes          FirstEnergy Corp.     $3,962,250,000      Acquired          Rule 42

Ohio Edison Company:

  Secured Trust Notes       Ohio Edison            $ 14,302,266    Redeemed/Retired     Rule 42
  Pollution Control Note    Ohio Edison            $ 70,890,000    Redeemed/Retired     Rule 42
  Pollution Control Note    Ohio Edison            $ 69,500,000       Acquired          Rule 42

Pennsylvania Power
Company:

  First Mortgage Bonds      Penn Power             $    974,000    Redeemed/Retired     Rule 42
  Pollution Control Notes   Penn Power             $ 32,850,000       Acquired          Rule 42
  Pollution Control Notes   Penn Power             $ 33,507,000    Redeemed/Retired     Rule 42

Cleveland Electric
Illuminating Company:

  Medium Term Notes         CEI                   $  57,430,974    Redeemed/Retired     Rule 42
  Pollution Control Notes   CEI                        $ 30,000    Redeemed/Retired     Rule 42
  Preferred Stock           CEI                   $  80,466,000    Redeemed/Retired     Rule 42
  Preferred Stock           CEI                   $ 100,000,000       Acquired          Rule 42

Toledo Edison Company:

  First Mortgage Bonds      Toledo Edison          $    400,000    Redeemed/Retired     Rule 42
  Medium Term Notes         Toledo Edison          $ 30,167,500    Redeemed/Retired     Rule 42
  Pollution Control Notes   Toledo Edison          $     30,000    Redeemed/Retired     Rule 42

Jersey Central Power &
Light Company:

  Cumulative Preferred StockJCP&L                  $ 10,968,622    Redeemed/Retired     Rule 42
  Medium Term Notes         JCP&L                  $ 41,245,167    Redeemed/Retired     Rule 42


See page 15 for a detailed description of the above transactions.

                                                   9

                                                              Principal
     Name of Issuer           Name of Company           Amount or Stated Value
                                                    --------------------------------
          and              Acquiring, Redeeming or                      Redeemed        Date of                        Commission
     Title of Issue         Retiring Securities         Acquired       and Retired    Transaction   Consideration     Authorization
          (1)                       (2)                   (3)              (4)            (5)            (6)              (7)
-------------------------  -----------------------  ----------------- --------------  ------------ -----------------  -------------

      FirstEnergy
         Corp.

Unsecured Notes:
5.500% Series A            FirstEnergy Corp.          $1,000,000,000                      11/15/01    $  992,880,000   Rule 42
6.450% Series B            FirstEnergy Corp.           1,500,000,000                      11/15/01     1,485,015,000   Rule 42
7.375% Series C            FirstEnergy Corp.           1,500,000,000                      11/15/01     1,484,355,000   Rule 42
                                                      --------------                                 --------------
                                                      $4,000,000,000                                 $3,962,250,000

                                                                              10

                                                     Principal
Name of Issuer        Name of Company          Amount or Stated Value
      and         Acquiring, Redeeming or                    Redeemed       Date of                       Commission
Title of Issue      Retiring Securities       Acquired      and Retired    Transaction  Consideration    Authorization
      (1)                   (2)                 (3)             (4)           (5)            (6)             (7)
--------------      -------------------       --------      -----------    -----------  -------------    -------------

  Ohio Edison
    Company

Secured Trust Notes:
7.930% PEPCO      Ohio Edison                                $ 1,079,732      1/21/01      $ 1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,086,867      2/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,094,049      3/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,101,279      4/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,108,557      5/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,115,882      6/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,123,256      7/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,130,679      8/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,138,151      9/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,145,672     10/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,153,243     11/21/01        1,191,855   Rule 42
7.930% PEPCO      Ohio Edison                                  1,160,864     12/21/01        1,191,855   Rule 42
                                                             -----------                   -----------
                                                             $13,438,231                   $14,302,260
Pollution Control Notes:
7.000% Series                                                $69,500,000      6/27/01      $70,890,000   Rule 42
4.485% Series                                $69,500,000                      6/27/01       69,500,000   Rule 42
                                             -----------                                   -----------
                                             $69,500,000     $69,500,000                  $140,390,000

                                                           11

                                                       Principal
  Name of Issuer        Name of Company          Amount or Stated Value
                                              -----------------------------
       and           Acquiring, Redeeming or                   Redeemed        Date of                     Commission
  Title of Issue      Retiring Securities       Acquired      and Retired    Transaction  Consideration   Authorization
       (1)                    (2)                  (3)            (4)            (5)           (6)            (7)
-------------------  -----------------------  -------------- --------------  ------------ --------------  -------------

   Pennsylvania
  Power Company

First Mortgage Bonds:
9.740% Series        Penn Power                                $   974,000       11/1/01    $   974,000   Rule 42

Pollution Control Notes:
7.150% Series        Penn Power                                 14,925,000       6/27/01     15,223,500   Rule 42
Variable Series      Penn Power                 $14,925,000                      6/27/01     14,925,000   Rule 42
7.150% Series        Penn Power                                 17,925,000       6/27/01     18,283,500   Rule 42
Variable Series      Penn Power                  17,925,000                      6/27/01     17,925,000   Rule 42
                                                -----------    -----------                  -----------
                                                $32,850,000    $32,850,000                  $66,357,000

                                                            12

                                                            Principal
   Name of Issuer           Name of Company          Amount or Stated Value
                                                 --------------------------------
         and            Acquiring, Redeeming or                      Redeemed       Date of                       Commission
   Title of Issue         Retiring Securities       Acquired       and Retired     Transaction  Consideration    Authorization
         (1)                      (2)                 (3)              (4)            (5)            (6)             (7)
----------------------  ------------------------ ---------------  ---------------  -----------  ---------------  -------------

 Cleveland Electric
Illuminating Company (CEI)

Medium Term Notes:
9.200% Series           CEI                                          $15,000,000       6/1/01      $15,230,000   Rule 42
7.420% Series           CEI                                           10,000,000       8/5/01       10,309,167   Rule 42
9.050% Series           CEI                                            5,000,000      8/15/01        5,168,431   Rule 42
8.680% Series           CEI                                           15,000,000      11/1/01       15,108,500   Rule 42
8.540% Series           CEI                                            3,000,000     11/15/01        3,031,313   Rule 42
8.550% Series           CEI                                            5,000,000     11/15/01        5,052,250   Rule 42
8.560% Series           CEI                                            3,500,000     11/15/01        3,531,313   Rule 42
                                                                     -----------                   -----------
                                                                     $56,500,000                   $57,430,974

Pollution Control Notes:
7.000% Series           CEI                                             $ 15,000       9/1/01         $ 15,000   Rule 42
7.000% Series           CEI                                               15,000       9/1/01           15,000   Rule 42
                                                                     -----------                      --------
                                                                        $ 30,000                      $ 30,000

Preferred Stock:
9.150% Series Q         CEI                                          $10,716,000       6/1/01      $10,716,000   Rule 42
7.350% Series C         CEI                                            1,000,000       8/1/01        1,000,000   Rule 42
9.000% Series S         CEI                                           18,750,000      11/1/01       18,750,000   Rule 42
8.800% Series R         CEI                                           50,000,000      12/1/01       50,000,000   Rule 42
                                                                     ------------                  -----------
                                                                     $80,466,000                   $80,466,000

  Cleveland Electric
   Financing Trust I

Preferred Stock:
9.000% Series           CEI                        $100,000,000                      12/19/01     $100,000,000   Rule 42


                                                                              13

                                                   Principal
Name of Issuer        Name of Company       Amount or Stated Value
                                            ------------------------
      and         Acquiring, Redeeming or                Redeemed       Date of                     Commission
Title of Issue      Retiring Securities     Acquired   and Retired    Transaction   Consideration  Authorization
      (1)                   (2)               (3)          (4)            (5)           (6)            (7)
----------------  ------------------------  ---------  -------------  ------------  -------------  -------------

 Toledo Edison
    Company

First Mortgage Bonds:
8.000% Series     Toledo Edison                         $   400,000       11/1/01    $   400,000   Rule 42


Medium Term Notes:
9.500% Series     Toledo Edison                          21,000,000        4/1/01     21,997,500   Rule 42
8.500% Series     Toledo Edison                           8,000,000      12/31/01      8,170,000   Rule 42
                                                        -----------                  -----------
                                                        $29,000,000                  $30,167,500

Pollution Control Notes:
10.000% Series    Toledo Edison                            $ 30,000       8/15/01       $ 30,000   Rule 42

                                                           14

                                                                       Principal
      Name of Issuer             Name of Company           Amount or Stated Value
                                                       --------------------------------
            and               Acquiring, Redeeming or                       Redeemed       Date of                      Commission
      Title of Issue           Retiring Securities         Acquired       and Retired    Transaction    Consideration  Authorization
            (1)                        (2)                   (3)              (4)            (5)             (6)           (7)
----------------------------  -----------------------  -----------------  -------------  ------------  --------------- -------------

  Jersey Central Power &
       Light Company

Cumulative Preferred Stock:
7.52% Series K                JCP&L                                        $ 2,500,000      06/01/01       $ 2,515,837   Rule 42
8.65% Series J                JCP&L                                          8,333,300      07/01/01         8,452,785   Rule 42
                                                                           -----------                     -----------
                                                                           $10,833,300                     $10,968,622   Rule 42

Medium Term Notes:
6.45% Series D                JCP&L                                        $40,000,000      11/26/01       $41,245,167   Rule 42

                                                                              15

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2001

                                                         Equity Securities
                                                         -----------------                      Nature of                Owner's
Name of Issuer            Security Owned          Shares Owned    % of Voting Power              Business               Book Value
--------------            --------------          ------------    -----------------              --------               ----------

                                                                                         Develop, manufacture
                                                                                         and marketBallard Generation
Common                                                                                   stationary fuel
Systems Inc.              Stock                   1,490,301 (1)        7.41%             cell power systems             $16,361,272

                                                                                         Develop, manufacture
Ballard Power             Common                                                         and market fuel cells
Systems Inc.              Stock                      99,400             .12%             and related systems              2,939,258

EnviroTech                Limited Partnership                                            Investment
                          Interest                        -            9.90%             company                          2,372,263

Waterford Development
Corporation               Common Stock                   50            6.25%                      (2)                         5,000

Greater Reading           Limited
Development               Partnership
Partnership               Interest                        -            5.58%                      (3)                        63,495

Telergy                   Series B, Convertible
                          Redeemable Preferred
                          Stock                      52,220               3%                      (4)                             -

America's Fiber
Network, LLC              LLC Interest                                31.09%                      (5)                     5,449,801

Pantellos Corporation     Common Stock              466,108            8.21%                      (6)                     8,404,256

Sting Communications      Series B
                          Preferred Stock           135,087              10%                      (7)                             -

Enertech Capital          Limited Partnership
Partners II, LP           Interest                        -            1.82%                      (8)                     1,192,414

CID Ohio Equity           Limited Partnership
Capital                   Interest                                       15%                      (9)                     1,204,512

PNBV Capital Trust        Corporation Interest                           49%                     (15)                   429,039,882

Great Lakes Energy        LLC Interest                                   50%                     (17)                   161,565,295
Partners

McDonald Corporate        Limited Partnership                         12.37%                     (10)                     1,403,912
Tax Credit Fund           Interest

                                                                              16

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2001 (Continued):

                                                         Equity Securities
                                                         -----------------                     Nature of                   Owner's
Name of Issuer            Security Owned          Shares Owned    % of Voting Power            Business                  Book Value
--------------            --------------          ------------    -----------------            --------                  ----------


McDonald Ohio Tax         Limited Partnership                         42.13%                     (10)                     4,204,877
Credit Fund - 1996        Interest

McDonald Ohio Tax         Limited Partnership                         30.94%                     (10)                     2,959,165
Credit Fund - 1998        Interest

Apollo Tax Credit         Limited Partnership                         33.33%                     (10)                     3,933,817
Fund III                  Interest

Apollo Tax Credit         Limited Partnership                         99.99%                     (10)                    25,687,440
Fund IX                   Interest

Boston Capital Corp.      Limited Partnership                         10.93%                     (10)                     1,369,426
Tax Credit Fund X         Interest

Boston Capital Corp.      Limited Partnership                            14%                     (10)                     1,238,738
Tax Credit Fund XIV       Interest

Boston Capital Corp.      Limited Partnership                            10%                     (10)                             -
Tax Credit Fund XVII      Interest

Marion Senior             Limited Partnership                         29.21%                     (10)                       686,960
Housing Limited           Interest

Eastroc                   LLC Interest                                   50%                     (12)                        45,782
Technologies, LLC

Engineered                LLC Interest                                   50%                     (13)                             -
Processes, Ltd.

Kinetic Ventures I        LLC Interest                                11.11%                     (11)                     7,585,580

Kinetic Ventures II       LLC Interest                                14.28%                     (11)                     6,290,515

The Alliance              LLC Interest                                   10%                     (19)                        10,000
Participants
Administrative and
Startup Co., LLC

FirstEnergy               Common Stock            100                    49%                     (14)                            49
Engineering, Inc.

PowerSpan Corp.           Preferred Stock                             18.63%                     (18)                     8,044,951

First Communications      LLC                                         31.08%                     (16)                     4,359,068

                                                                              17

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2001 (Continued):

                                                         Equity Securities
                                                         -----------------                    Nature of                   Owner's
Name of Issuer            Security Owned          Shares Owned    % of Voting Power            Business                  Book Value
--------------            --------------          ------------    -----------------            --------                  ----------

Boston Financial          Limited Partnership                          5.38%                     (10)                     2,268,277
Tax Credit Fund III       Interest

Boston Financial          Limited Partnership                          3.24%                     (10)                     1,391,721
Tax Credit Fund V         Interest

Boston Financial          Limited Partnership                          5.83%                     (10)                     4,155,883
Tax Credit Fund XVI       Interest

McDonald Corporate        Limited Partnership                          9.00%                     (10)                     3,438,398
Tax Credit Fund 1995      Interest

Boston Capital            Limited Partnership                          2.95%                     (10)                     1,102,012
Tax Credit Fund IV        Interest

Ohio Equity Fund for      Limited Partnership                          7.62%                     (10)                       487,837
Housing II                Interest

USA Institutional         Limited Partnership                          8.11%                     (10)                     3,055,987
Tax Credits Fund VII      Interest

Nth Power Technology      Limited Partnership                           8.1%                     (11)                     5,020,712
Fund II                   Interest

Nth Power Technology      Limited Partnership                           6.5%                     (11)                       456,177
Fund II-A                 Interest

Kinetics Ventures III     LLC Interest                                 8.00%                     (11)                             -

Envirotech Fund I         Limited Partnership                          6.32%                     (11)                     1,553,058
                          Interest

Republic Technologies     Series C, Convertible      30,000             5.3%                     (20)                    30,361,051
International, Inc.       Preferred Stock
                                                                              18


ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2001 (Continued):

                                                         Equity Securities
                                                         -----------------                     Nature of                  Owner's
Name of Issuer            Security Owned          Shares Owned    % of Voting Power            Business                 Book Value
--------------            --------------          ------------    -----------------            --------                 ----------

OVEC                      Common Stock               20,500              21%                     (21)                     2,050,000

Cranberry Square          Limited Partnership                            50%                     (22)                     1,859,881
Associates, LP            Interest

APX                       Series B-2 & Series C   1,218,975            1.16%                     (23)                     2,491,371
                          Preferred Stock

Cleveland                 Limited Partnership                          1.47%                     (24)                       535,897
Development               Interest
Partnership I

Active Power              Common Stock               92,378           0.006%                     (25)                       978,132
Exchange Inc.

Misc. de minimis
investments received
as a result of bankruptcy
of distribution customers                                                                                                   422,659

                                                                              19

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF
         DECEMBER 31, 2001 (Continued):


(1)       Includes 490,300 nonvoting shares.

(2) Participation loans to development corporations to assist in the expansion and development of industrial and commercial activities by providing financial assistance to small, emerging businesses.

(3) A nonprofit business that provides loans to development corporations to assist in the development of commercial real estate and multi-unit homes in the downtown Reading, Pennsylvania area.

(4) A Competitive Local Exchange Carrier (CLEC) that provides local and long-distance telephone service to business and residential customers.

(5) A telecommunications company formed by five electric utilities that serves as a "carrier's carrier" and provides telecommunications capacity.

(6) An exempt telecommunications company, engaged in the e-procurement business.

(7) A telecommunications company that provides broadband access using unlicensed radio frequencies.

(8)       A  fund  which  invests  in   energy-related   technology  or  service
          companies.

(9) Venture capital fund focusing on the formation and development of new businesses in Ohio.

(10)      Low-income housing tax credit limited partnerships.

(11) Venture capital funds investing in energy and communications related companies.

(12)      A partnership which will license alpha plaster technology.

(13) A partnership to license the technology used to convert scrubber by-product to gypsum for use by a wallboard plant and/or to license the technology to other companies.

(14) A corporation that provides engineering services to parties as a subcontractor on construction projects undertaken for third parties.

(15) A trust established to purchase a portion of the lease obligation bonds issued on behalf of lessors in nuclear plant sale and leaseback transactions.

(16)      A telecommunications company.

 ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF
          DECEMBER 31, 2001 (Continued):


(17)      Oil and gas exploration and production company.

(18) A corporation involved in research and clean coal technology designed to reduce sulfur dioxide, nitrogen oxide and mercury emissions.

(19) The Alliance Participants Administrative and Startup Activities Company, LLC ("BridgeCo") is an entity created to manage the financial and other affairs of the ten members of the Alliance Regional Transmission Organization.

(20)      A steel manufacturer.

(21)      Electric service in the Ohio Valley for Portsmouth  Uranium Enrichment
          Plant.

(22) A limited partnership with the purpose of acquiring, developing, constructing, owning, operating, improving,leasing or otherwise managing a strip shopping center containing approximately 215,000 square feet of rentable space and other incidental improvements on approximately 24 acres located in Cranberry Township, Butler County, Pennsylvania.

(23)      Develops,   owns  and   operates   integrated   low   cost   efficient
          internet-based electronic power exchanges and automated clearinghouses for the electric power industry.

(24) A partnership created to provide a source of private sector funding for real estate development in the City of Cleveland.

(25)      A  developer   of   flywheel   energy   storage   system  for  use  in
          uninterruptible power supply and other power quality applications.

ITEM 6.  OFFICERS AND DIRECTORS
PART I.  AS OF DECEMBER 31, 2001
                                                    FE Facilities FE Nuclear      FE          FE           FE           FE
                                  FE                   Services    Operating  Properties  Securities     Service     Solutions
                                 Corp.       ATSI       Group         Co.         Inc     Transfer Co.     Co.         Corp.
                                 -----       ----   ------------- ----------  ----------  ------------   -------     ---------
Fred D. Hafer (Q)        (A)     CH,D

H. Peter Burg            (A)   CEO,VCH,D     P,D          D       CH,CEO,D       P,D          D          CEO,D          D

Dr. Carol A. Cartwright  (A)       D

William F. Conway        (A)       D                                  D

Robert B. Heisler, Jr.   (A)       D

Robert L. Loughhead      (A)       D

Russell W. Maier         (A)       D

John M. Pietruski        (A)       D

Robert N. Pokelwaldt     (A)       D

Paul J. Powers           (A)       D

Catherine A. Rein        (A)       D

Robert C. Savage         (A)       D

George M. Smart          (A)       D

Adm. Carlisle A. H. Trost(A)       D

Jesse T. Williams, Sr.   (A)       D

Dr. Patricia K. Woolf    (A)       D

Stanley C. Van Ness      (C)

Gelorma E. Persson       (C)

Anthony J. Alexander     (A)     P,COO        D           D           D           D           D         P,COO,D         D

Richard H. Marsh         (A)    SVP,CFO    D,VP,CFO       D                     VP,D          D        SVP,CFO,D        D

Leila L. Vespoli         (A)    SVP,GC      VP,GC       VP,GC                   VP,GC                   SVP,GC        VP,GC

Earl T. Carey            (A)                                                     VP                       SVP

Harvey L. Wagner         (A)     VP,C         C                       C           C                      VP,C           C

Nancy C. Ashcom          (A)       S          S           S           S           S          P,S           S            S

Edward J. Udovich        (A)      AS          AS         AS          AS          AS          AS           AS           AS

Thomas C. Navin          (A)       T          T           T           T           T           T            T            T

                                                                              22

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                   FE          GPU           GPU        GPU Div.       GPU          GPU          GPU
                              Ventures Corp.    AR      Capital Inc.    Holdings     Nuclear       Power       Service
                              --------------    --      ------------    --------     -------       -----       -------
Fred D. Hafer (Q)        (A)

H. Peter Burg            (A)       D            D             D            D         CH,CEO,D        D           P,D

Dr. Carol A. Cartwright  (A)

William F. Conway        (A)                                                            D

Robert B. Heisler, Jr.   (A)

Robert L. Loughhead      (A)

Russell W. Maier         (A)

John M. Pietruski        (A)

Robert N. Pokelwaldt     (A)

Paul J. Powers           (A)

Catherine A. Rein        (A)

Robert C. Savage         (A)

George M. Smart          (A)

Adm. Carlisle A. H. Trost(A)

Jesse T. Williams, Sr.   (A)

Dr. Patricia K. Woolf    (A)

Stanley C. Van Ness      (C)

Gelorma E. Persson       (C)

Anthony J. Alexander     (A)       D           P,D           P,D          P,D           D           P,D           D

Richard H. Marsh         (A)       D        SVP,CFO,D     SVP,CFO,D     SVP,CFO,D                 SVP,CFO,D    SVP,CFO,D

Leila L. Vespoli         (A)     VP,GC        SVP,GC       SVP,GC        SVP,GC                    SVP,GC       SVP,GC

Earl T. Carey            (A)

Harvey L. Wagner         (A)       C           VP,C         VP,C          VP,C         VP,C         VP,C         VP,C

Nancy C. Ashcom          (A)       S            S             S            S            S            S            S

Edward J. Udovich        (A)       AS           AS           AS            AS           AS           AS           AS

Thomas C. Navin          (A)       T            T             T            T            T            T            T

                                                                              23

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                            MARBEL                              Ohio                                  Toledo
                                 JCP&L      Energy      Met-Ed       MYR       Edison      Penelec        CEI         Edison
                                 -----      ------      ------       ---       ------      -------        ---         ------
Fred D. Hafer (Q)        (A)

H. Peter Burg            (A)                   D         P,D          D         P,D          P,D          P,D          P,D

Dr. Carol A. Cartwright  (A)

William F. Conway        (A)

Robert B. Heisler, Jr.   (A)

Robert L. Loughhead      (A)

Russell W. Maier         (A)

John M. Pietruski        (A)

Robert N. Pokelwaldt     (A)

Paul J. Powers           (A)

Catherine A. Rein        (A)

Robert C. Savage         (A)

George M. Smart          (A)

Adm. Carlisle A. H. Trost(A)

Jesse T. Williams, Sr.   (A)

Dr. Patricia K. Woolf    (A)

Stanley C. Van Ness      (C)       D

Gelorma E. Persson       (C)       D

Anthony J. Alexander     (A)                   D          D           D          D            D            D            D

Richard H. Marsh         (A)    SVP,CFO               SVP,CFO,D       D      SVP,CFO,D    SVP,CFO,D    SVP,CFO,D    SVP,CFO,D

Leila L. Vespoli         (A)    SVP,GC,D                SVP,GC                 SVP,GC       SVP,GC       SVP,GC       SVP,GC

Earl T. Carey            (A)      P,D                     VP                     VP           VP           VP           VP

Harvey L. Wagner         (A)      VP,C                   VP,C                   VP,C         VP,C         VP,C         VP,C

Nancy C. Ashcom          (A)       S           S          S                      S            S            S            S

Edward J. Udovich        (A)       AS                     AS                     AS           AS           AS           AS

Thomas C. Navin          (A)       T                      T                      T            T            T            T

                                                                              24

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                                    FE Facilities FE Nuclear     FE          FE           FE           FE
                                  FE                  Services    Operating  Properties  Securities     Service     Solutions
                                 Corp.       ATSI       Group        Co.         Inc     Transfer Co.     Co.         Corp.
                                 -----       ----   ------------- ---------- ----------  ------------   -------     ---------
Randy Scilla             (A)      AT          AT         AT          AT          AT                       AT           AT

Jeffrey R. Kalata        (A)      AC                                 AC          AC                       AC           AC

Paulette R. Chatman      (C)      AC                                                                      AC

Kevin J. Keough          (A)                                                                              SVP

Arthur R. Garfield       (B)                                                     SVP                                    P

Robert Saunders          (A)                                       P,CNO,D

Lew Myers                (A)                                         SVP

Guy Campbell             (G)                                         VP

John Wood                (H)                                         VP

James J. Byrne           (P)

Douglas S. Elliott       (B)                                                                                           VP

Guy L. Pipitone          (B)                                                     VP

Carole Snyder            (A)                                                                              SVP

Mary Beth C. Carroll     (A)                                                                              VP

Stanley A. Szwed         (A)                  VP                                 VP                       VP

Lynn Cavalier            (A)                                                                              VP

Mark T. Clark            (A)                                                                              VP           VP

Kathryn W. Dindo         (A)                             CH                                             VP,CRO

Michael J. Dowling       (A)                                                                              VP

Terrance G. Howson       (C)                                                                              VP

Ali Jamshidi             (A)                                                                            VP,CIO

Charles E. Jones         (A)                                                                              RVP

David C. Luff            (A)                                                                              VP

Thomas M. Welsh          (A)                                                                              VP

David Whitehead          (A)                                                     VP                     VP,CETO

Bradford F. Tobin        (A)                                                                            VP,CPO

                                                                              25

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                  FE         GPU        GPU        GPU Div.      GPU      GPU       GPU
                             Ventures Corp.  AR     Capital Inc.   Holdings    Nuclear   Power    Service
                             -------------  ----    ------------   --------    -------   -----    -------
Randy Scilla             (A)      AT         AT          AT           AT         AT        AT       AT

Jeffrey R. Kalata        (A)      AC         AC          AC           AC         AC        AC       AC

Paulette R. Chatman      (C)                 AC          AC           AC         AC        AC       AC

Kevin J. Keough          (A)       P

Arthur R. Garfield       (B)

Robert Saunders          (A)                                                  P,CNO,D

Lew Myers                (A)

Guy Campbell             (G)

John Wood                (H)

James J. Byrne           (P)                                                     VP

Douglas S. Elliott       (B)

Guy L. Pipitone          (B)

Carole Snyder            (A)

Mary Beth C. Carroll     (A)

Stanley A. Szwed         (A)

Lynn Cavalier            (A)

Mark T. Clark            (A)

Kathryn W. Dindo         (A)

Michael J. Dowling       (A)

Terrance G. Howson       (C)

Ali Jamshidi             (A)

Charles E. Jones         (A)

David C. Luff            (A)

Thomas M. Welsh          (A)

David Whitehead          (A)

Bradford F. Tobin        (A)

                                                           26

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                         MARBEL                      Ohio                        Toledo
                                JCP&L    Energy   Met-Ed     MYR     Edison   Penelec     CEI     Edison
                                -----    ------   ------     ---     ------   -------     ---     ------
Randy Scilla             (A)     AT        AT       AT                 AT        AT       AT        AT

Jeffrey R. Kalata        (A)     AC                 AC                 AC        AC       AC        AC

Paulette R. Chatman      (C)     AC                 AC                 AC        AC       AC        AC

Kevin J. Keough          (A)

Arthur R. Garfield       (B)                                           SVP                SVP      SVP

Robert Saunders          (A)

Lew Myers                (A)

Guy Campbell             (G)

John Wood                (H)

James J. Byrne           (P)

Douglas S. Elliott       (B)

Guy L. Pipitone          (B)                                           VP                 VP        VP

Carole Snyder            (A)

Mary Beth C. Carroll     (A)

Stanley A. Szwed         (A)                                           VP                 VP        VP

Lynn Cavalier            (A)                                           RP

Mark T. Clark            (A)

Kathryn W. Dindo         (A)               D

Michael J. Dowling       (A)

Terrance G. Howson       (C)

Ali Jamshidi             (A)

Charles E. Jones         (A)      D                                                       RP

David C. Luff            (A)

Thomas M. Welsh          (A)

David Whitehead          (A)                                                              RVP

Bradford F. Tobin        (A)

                                                           27

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                                    FE Facilities FE Nuclear      FE          FE           FE           FE
                                  FE                  Services    Operating  Properties  Securities     Service     Solutions
                                 Corp.       ATSI       Group        Co.         Inc     Transfer Co.     Co.         Corp.
                                 -----       ----   ------------- ---------- ----------  ------------   -------     ---------
Samuel A. Roth           (B)                              P

Joseph Hrach             (B)                                                                                           VP

Trent Smith              (B)                                                                                           VP

Lawrence P. Haren        (E)

William S. Skibitsky     (D)

William A Koertner       (D)

Byron D. Nelson          (D)

Michael F. Knapp         (D)

John A. Fluss            (D)

William H. Green         (D)

William J. Weaver        (D)

David L Ayers            (D)

Elaine Hughes            (D)

Robert E. McDaniel       (D)

Brian L. Smolinski       (D)

James P. Urbas           (D)

Greg R. Medici           (D)

Roger D. Ruch            (A)                            ED,C

Howard W. Bergendahl     (H)                                         VP

Thomas G. Booth          (A)                                                                                           VP

Dennis M. Chack          (K)                                                                              RP           VP

Paul W. Allison          (K)                                                                              RVP

Thomas A. Clark          (I)                                                                              RP

Jeffrey A. Elser         (I)                                                                              RVP

                                                                              28

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                   FE          GPU         GPU        GPU Div.      GPU       GPU      GPU
                              Ventures Corp.   AR     Capital Inc.    Holdings    Nuclear    Power   Service
                              --------------   --     ------------    --------    -------    -----   -------
Samuel A. Roth           (B)

Joseph Hrach             (B)

Trent Smith              (B)

Lawrence P. Haren        (E)

William S. Skibitsky     (D)

William A Koertner       (D)

Byron D. Nelson          (D)

Michael F. Knapp         (D)

John A. Fluss            (D)

William H. Green         (D)

William J. Weaver        (D)

David L Ayers            (D)

Elaine Hughes            (D)

Robert E. McDaniel       (D)

Brian L. Smolinski       (D)

James P. Urbas           (D)

Greg R. Medici           (D)

Roger D. Ruch            (A)

Howard W. Bergendahl     (H)

Thomas G. Booth          (A)

Dennis M. Chack          (K)

Paul W. Allison          (K)

Thomas A. Clark          (I)

Jeffrey A. Elser         (I)

                                                           29

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                         MARBEL                         Ohio                       Toledo
                                JCP&L    Energy   Met-Ed       MYR      Edison   Penelec    CEI     Edison
                                -----    ------   ------       ---      ------   -------    ---     ------
Samuel A. Roth           (B)

Joseph Hrach             (B)

Trent Smith              (B)

Lawrence P. Haren        (E)              P,T

William S. Skibitsky     (D)                                  P,CEO

William A Koertner       (D)                                 SVP,CFO,T

Byron D. Nelson          (D)                                  SVP,GC,S

Michael F. Knapp         (D)                                   GVP

John A. Fluss            (D)                                   GVP

William H. Green         (D)                                   GVP

William J. Weaver        (D)                                   GVP

David L Ayers            (D)                                   VP

Elaine Hughes            (D)                                   VP

Robert E. McDaniel       (D)                                   VP

Brian L. Smolinski       (D)                                   VP

James P. Urbas           (D)                                   VP

Greg R. Medici           (D)                                  C,AT

Roger D. Ruch            (A)

Howard W. Bergendahl     (H)

Thomas G. Booth          (A)

Dennis M. Chack          (K)

Paul W. Allison          (K)

Thomas A. Clark          (I)                                              RP

Jeffrey A. Elser         (I)

                                                           30

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                                     FE Facilities FE Nuclear      FE          FE           FE           FE
                                    FE                   Services    Operating  Properties  Securities     Service     Solutions
                                   Corp.       ATSI       Group         Co.         Inc     Transfer Co.     Co.         Corp.
                                   -----       ----   ------------- ----------  ----------  ------------   -------     ---------
Ronald P. Lantzy         (N)                                                                                 RP

Stephen E. Morgan        (J)                                                                                 RP

James M. Murray          (L)                                                                                 RP

Jack A. Kline            (O)                                                                                 RP

Steven A. Schumacher     (O)                                                                                 RVP

John E. Paganie          (M)                                                                                 RP

Jacqueline L. Roth       (M)                                                                                 RVP

Donald M. Lynch          (A)                                                                                 RP

Steven E. Strah          (C)                                                                                 RP

Steven L. Feld           (C)                                                                                 RVP

                                                                              31

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                        FE          GPU        GPU          GPU Div.        GPU        GPU        GPU
                                  Ventures Corp.    AR     Capital Inc.     Holdings      Nuclear     Power     Service
                                  --------------    --     ------------     --------      -------     -----     -------
Ronald P. Lantzy         (N)

Stephen E. Morgan        (J)

James M. Murray          (L)

Jack A. Kline            (O)

Steven A. Schumacher     (O)

John E. Paganie          (M)

Jacqueline L. Roth       (M)

Donald M. Lynch          (A)

Steven E. Strah          (C)

Steven L. Feld           (C)

                                                                              32

ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2001
                                               MARBEL                           Ohio                             Toledo
                                     JCP&L     Energy     Met-Ed       MYR      Edison      Penelec     CEI      Edison
                                     -----     ------     ------       ---      ------      -------     ---      ------
Ronald P. Lantzy         (N)

Stephen E. Morgan        (J)                                                     RP

James M. Murray          (L)                                                                                      RP

Jack A. Kline            (O)

Steven A. Schumacher     (O)

John E. Paganie          (M)                                                                                      RVP

Jacqueline L. Roth       (M)

Donald M. Lynch          (A)

Steven E. Strah          (C)

Steven L. Feld           (C)


                                                                              33

PART I.  AS OF DECEMBER 31, 2001

  (A)    Address is 76 South Main St., Akron, Ohio  44308

  (B)    Address is 395 Ghent Road, Akron, Ohio  44308

  (C)    Address is 300 Madison Ave., Morristown, New Jersey  07962

  (D)    Address is 1701 West Golf Road, Rolling Meadows, Illinois  60008

  (E)    Address is 104 Sixth Street, SW, Canton, Ohio  44702

  (F)    Not used

  (G)    Address is 10 Center Road, Perry, Ohio  44081

  (H)    Address is 5501 North State Route 2, Oak Harbor, Ohio  43449

  (I)    Address is 730 South Ave., Youngstown, Ohio  44502

  (J)    Address is 1910 West Market St., Akron, Ohio  44313

  (K)    Address is 6896 Miller Road, Brecksville, Ohio  44141

  (L)    Address is 300 Madison Ave., Toledo, Ohio  43652

  (M)    Address is 5404 Evans Road, Erie, PA  16509

  (N)    Address is 410 Park Ave., West, Mansfield, Ohio 44906

  (O)    Address is 2800 Pottsville Pike, Reading, PA  19605

  (P)    Address is Route 168, Shippingport, PA  15077

  (Q) Mr. Hafer has announced his retirement from the company effective May 21, 2002.

PART I.  AS OF DECEMBER 31, 2001


                    Key
          ------------------------

   CH     Chairman
   VCH    Vice Chairman
    D     Director
    P     President
   GC     General Counsel
   CEO    Chief Executive Officer
   CFO    Chief Financial Officer
   COO    Chief Operating Officer
   CIO    Chief Information Officer
   CNO    Chief Nuclear Officer
   CPO    Chief Procurement Officer
   CRO    Chief Risk Officer
  CETO    Chief Ethics Officer
   SVP    Senior Vice President
   ED     Executive Director
   GVP    Group Vice President
   RP     Region President
   VP     Vice President
   RVP    Region Vice President
    C     Controller
    S     Corporate Secretary
    T     Treasurer
   AC     Assistant Controller
   AS     Assistant Corporate Secretary
   AT     Assistant Treasurer

PART II.  AS OF DECEMBER 31, 2001

     Name of Officer          Name and Location              Position Held            Applicable
       or Director         of Financial Institution    in Financial Institution     Exception Rule

Robert B. Heisler, Jr. (1) KeyCorp.                     Executive Vice President          70
                           Cleveland, OH

                           McDonald Investments         Director                          70
                           Cleveland, OH

Dr. Carol A. Cartwright    KeyCorp.                     Director                          70
                           Cleveland, OH

Catherine A. Rein          Bank of New York             Director                          70
                           New York, NY

                           New England Financial, Inc.  Director                          70
                           Boston, MA

John M. Pietruski          Lincoln National Corporation Director                          70
                           Philadelphia, PA

Russell W. Maier           United National Bank         Director                          70
                           Canton, OH

Dr. Patricia K. Woolf (2)  The Capital Group            Director                          70
                           New York, NY

                           National Life Insurance      Director                          70
                               Company of Vermont
                           Montpelier, VT

Stanley C. Van Ness        The Prudential Insurance     Director                          70
                               Company of America
                           Newark, NJ


(1) Mr. Heisler is also Chairman of the Board, CEO and Director of KeyBank, N.A., the commercial banking subsidiary of KeyCorp., Director of Key Capital Partners, Director of Key Trust and Director of Key Bank Life Insurance Company.

(2) Ms. Woolf is also Director of Growth Fund of America, Director of American Balance Fund, Director of Income Fund of America, Director of Small Cap World Fund, Trustee for Fundamental Investors and Trustee for New Economy Fund - The Capital Group.


PART III.

Information concerning the compensation and other related information for the Officers and Directors of FirstEnergy and its subsidiary companies is filed as Exhibit F-1 to this Form U5S.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

Name of Company                                          Account
    Name of Beneficiary                    Purpose       Charged     Amount
    -------------------                    -------       -------    --------

FirstEnergy Service Company:
---------------------------
 Salary & Expenses - Public
   Affairs Activities                        (2)           (3)      $  591,004
 ARM PAC State Fund                          (1)           (3)          50,000
 Eisenhower Center Building Fund             (1)           (3)          28,000
 New Jersey Chamber of Commerce              (1)           (3)          10,000
 Republic Governors Association              (1)           (3)          65,700
 President's Dinner                          (2)           (3)          25,000
 Chairman's Foundation-NRSC                  (2)           (3)          25,000
 Conservation Action League                  (1)           (3)          15,000
 DCCC Building Fund                          (1)           (3)          53,000
 Democratic Congressional Campaign
   Committee                                 (1)           (3)          40,000
 National Republic Senatorial Campaign       (1)           (3)          50,000
 NRCC Trust                                  (1)           (3)          25,000
 Progress & Freedom Foundation               (1)           (3)          60,000
 U.S. Chamber of Commerce                    (1)           (3)          10,000
 State & Local Ballot Issue                  (1)           (3)          90,400
 Other Contributions and Other
   Expenses under $10,000                  (1) & (2)       (3)         596,917
                                                                     ---------

   Company total                                                    $1,735,021
                                                                     ---------

Ohio Edison Company:
-------------------
 Salary & Expenses - Public
   Affairs Activities                        (2)           (3)      $   42,117
                                                                     ---------

   Company total                                                    $   42,117
                                                                     ---------

The Cleveland Electric Illuminating Company:
-------------------------------------------
 Salary & Expenses - Public Affairs
   Activities                                (2)           (3)      $   40,959
                                                                     ---------

   Company total                                                    $   40,959
                                                                     ---------


The Toledo Edison Company:
-------------------------
 Salary & Expenses - Public Affairs
   Activities                                (2)           (3)      $   22,411
                                                                     ---------

   Company total                                                    $   22,411
                                                                     ---------

Pennsylvania Power Company:
--------------------------
 Salary & Expenses - Public Affairs
   Activities                                (2)           (3)      $   11,264
                                                                     ---------

   Company total                                                    $   11,264
                                                                     ---------

    Name of Company                                      Account
    Name of Beneficiary                    Purpose       Charged     Amount
    -------------------                    -------       -------    --------

FirstEnergy Nuclear Operating Company:
-------------------------------------
 Salary & Expenses - Public Affairs
   Activities                                (2)           (3)      $    1,875
                                                                     ---------

   Company total                                                    $    1,875
                                                                     ---------

FirstEnergy Solutions Corp.:
---------------------------
 Salary & Expenses - Public Affairs
   Activities                                (2)           (3)      $   10,578
                                                                     ---------

   Company total                                                    $   10,578
                                                                     ---------

Jersey Central Power & Light Company
------------------------------------
Metropolitan Edison Company
---------------------------
Pennsylvania Electric Company
-----------------------------

All payments relating to (1) any political party, candidate for public office or holder of such office, or any committee or agent therefor; or (2) any citizens group, or public relations counsel are reported on GPU Service, Inc.'s Form U-13-60 and are therefore excluded from this filing.


Notes:  (1)  Contribution or membership fee.
        (2)  Public relations services.
        (3)  Income deduction.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.
                                     Serving      Receiving
Transaction                          Company       Company      Compensation
-----------                          -------      ---------     ------------
                                                               (In Thousands)

Morristown Headquarters               JCP&L        GPUS            $ 2,812
building costs                          "          GPU Telcom           49
                                        "          GPU AR                7

Revenues associated with the          JCP&L        GPU Telcom        1,664
use of company assets

Allenhurst Remittance Center          JCP&L        Penelec              76
building costs                          "          Met-Ed               64

Building costs associated with the    JCP&L        Penelec              22
Boonton Line Department Facility        "          Met-Ed               18

Total JCP&L                                                        $ 4,712
                                                                    ======


Occupancy charges related to          Met-Ed       JCP&L           $ 4,826
the Pottsville Pike facility             "         Penelec           3,021

Revenues associated with              Met-Ed       GPU Telcom        1,481
the use of company assets

Occupancy charges related to          Met-Ed       JCP&L               106
the Bethel Meter Shop facility           "         Penelec              65

Occupancy charges related to          Met-Ed       Penelec             111
the Sylvan Region building

Total Met-Ed                                                       $ 9,610
                                                                    ======


Revenues associated with the          Penelec      GPU Telcom      $ 1,862
use of company assets

Other                                 Penelec      Met-Ed               16

Total Penelec                                                      $ 1,878
                                                                    ======


Revenues associated with laying       MYR          GPU Telcom      $12,102
underground cable

Revenues associated with various      MYR          JCP&L             5,599
distribution projects

Total MYR                                                          $17,701
                                                                    ======


Revenues associated with              GPU Telcom   JCP&L               127
fiber installations                        "       Met-Ed                7
                                           "       Penelec              18

Revenues associated with              GPU Telcom   Met-Ed               18
capacity contracts

Other                                 GPU Telcom   Penelec               2

Total GPU Telcom                                                   $   172
                                                                    ======

A Mutual Assistance Agreement, approved by the Pennsylvania Public Utility Commission by order dated December 15, 1993, between and among Met-Ed, Penelec, JCP&L, GPUN and GPUS covering various affiliate transactions in goods and services remains in effect at year-end.

Service Agreement, between GPUS and GPU AR dated as of June 30, 1997 covering various affiliate transactions in goods and services remains in effect at year-end.

Agreement between and among JCP&L, Met-Ed, Penelec, GPUS, GPU AR and GPU Telcom dated as of April 25, 1997 covering various affiliate transactions in services remains in effect at year-end.

Services provided by MYR to other system companies are performed pursuant to individual, oral agreements rather than pursuant to written, ongoing contracts.

Part II.


  None.


Part III.


  None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------


FirstEnergy Corp.

This filing excludes the activity for the period of merger close (November 7, 2001) through December 31, 2001 for the FirstEnergy Generation Corp. which is an exempt wholesale generator (EWG).


GPU Power, Inc.

Part I.

(a) At December 31, 2001, FirstEnergy Corp. owned 100% of GPU Power, Inc., a Delaware corporation established to make investments in EWGs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b)  At December 31, 2001,  GPU had an investment of  $97,094,617  in GPU Power,
     Inc.

(c)  Ratio of debt to common equity - Not applicable.

     Accumulated earnings of GPU Power, Inc. - $1,675,074

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to other EWGs in which it has an interest is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Power, Inc. as of and for the year ended December 31, 2001 are provided in Exhibit I-1.

---------------------------------

EI Canada Holding Limited, EI Brooklyn Power Limited, EI Brooklyn Investments
------------------------------------------------------------------------------
Limited and EI Services Canada Limited
---------------------------------------

Part I.

(a) At December 31, 2001, GPU Power, Inc. (GPUP), through its wholly-owned subsidiary EI Canada Holding Limited, owned 100% of EI Services Canada Limited and EI Brooklyn Power Ltd. EI Brooklyn Power Ltd. owns 100% of EI Brooklyn Investments Ltd.

(b) At December 31, 2001, GPUP had an investment of $(177,669) in EI Canada Holding Limited and subsidiaries.

(c)  Ratio  of  debt  to  common  equity  of  EI  Canada  Holding   Limited  and
     subsidiaries - Not applicable

Accumulated losses of EI Canada Holding Limited and subsidiaries - $10,530,026

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to EI Canada Holding Limited and subsidiaries is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of EI Canada Holding Limited and subsidiaries as of and for the year ended December 31, 2001 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements. Filed pursuant to request for confidential treatment, financial statements of EI Services Canada Limited are provided in exhibit H-1.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

Guaracachi America, Inc. and Empresa Guaracachi S.A.

Part I.

(a) At December 31, 2001, GPU Power, Inc., through its wholly-owned subsidiary Guaracachi America, Inc., owned 50% of Empresa Guaracachi S.A.

     Empresa Guaracachi S.A. is a Bolivian corporation having three facilities located in Bolivia in and around the cities of Santa Cruz, Sucre and Potosi. It is an electric generating company having an aggregate capacity of 339 megawatts.

(b) At December 31, 2001, GPU through its wholly-owned subsidiary GPU Power, Inc., had an investment of $48,915,664 in Empresa Guaracachi S.A.

(c)  Ratio of debt to common equity of Empresa Guaracachi S.A. - .38:1

     Accumulated earnings of Empresa Guaracachi S.A. - $4,294,943

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Empresa Guaracachi S.A. is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of Empresa Guaracachi S.A. as of and for the year ended December 31, 2001 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

EI Barranquilla, Inc. and Termobarranquilla S.A.

Part I.

(a) At December 31, 2001, GPU Power, Inc., through its wholly-owned subsidiary EI Barranquilla, Inc., owned a 28.6% interest in Termobarranquilla S.A. Empresa de Servicios Publicos (TEBSA).

     TEBSA consists of two gas-fired generating plants with an aggregate capacity of 890 megawatts located near Barranquilla, Colombia. Electricity generated by these plants will be sold to Corporacion Electrica de la Costa Atlantica (Corelca) under a 20-year contract.

(b) As of December 31, 2001, GPU Power Inc. had an investment of $40,413,248 in TEBSA, which has been impaired to zero through purchase accounting adjustments made at FirstEnergy.

     As of December 31, 2001, a guarantee of amounts up to $21,250,000 was made by GPU for the benefit of the Bankers Trust Company as collateral agent on behalf of the Secured Parties in connection with the obligations under certain loan agreements.

(c)  Ratio of debt to common equity of TEBSA - .39:1

     Accumulated earnings of TEBSA - $313,536,565

(d)  See GPUI Colombia, Ltda. Item I, Part (d).


Part II.

An organization chart showing the relationship of GPU Power, Inc. to TEBSA is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of TEBSA as of and for the year ended December 31, 2001 are provided in Exhibit I-1.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

Barranquilla Lease Holding, Inc. and Los Amigos Leasing Company, Ltd.
---------------------------------------------------------------------

Part I.

(a) At December 31, 2001, GPU Power, Inc., through its wholly-owned subsidiary Barranquilla Lease Holding, Inc., owned a 100% interest in Los Amigos Leasing Company, Ltd. (Leaseco).

     Leaseco, which is a Bermuda corporation, had procured equipment to be used by and leased to TEBSA. Pursuant to a lease agreement, Leaseco will deliver certain non-Colombian equipment related to TEBSA, and TEBSA will make lease payments equal to the interest and principal payments of Leaseco.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Power, Inc., has invested $12,000 in Leaseco to capitalize the company.

(c)  Ratio of debt to common equity of Leaseco - (333):1

     Accumulated earnings of Leaseco - NONE

(d) Pursuant to the lease agreement, Leaseco will deliver certain non-Colombian equipment related to the project to TEBSA during the construction period. TEBSA will lease the imported equipment from Leaseco during an interim lease term during the construction period and subsequently during a 15 year basic lease term. During the interim lease term, TEBSA will pay rent to Leaseco to reimburse it for certain expenses, including interest incurred during construction. During the basic lease term, TEBSA will make lease payments equal to the interest and principal payments of Leaseco.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Leaseco is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of Leaseco as of and for the year ended December 31, 2001 are provided in Exhibit I-1.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

EI International and GPUI Colombia, Ltda.

Part I.

(a) At December 31, 2001, GPU Power, Inc., through its wholly-owned subsidiary EI International, owned a 100% interest in GPUI Colombia, Ltda.

     GPUI Colombia, Ltda. has entered into an operation and maintenance (O&M) agreement with TEBSA to provide management services to TEBSA over its 20-year contract with Corelca. Fees for these management services are in accordance with the terms and conditions of the O&M agreement.

(b) At December 31, 2001, GPU indirectly through its wholly-owned subsidiary GPU Power, Inc., had an investment of $1,323,301 in GPUI Colombia, Ltda.

     GPUI has guaranteed the obligations of GPU Power, Inc.'s subsidiaries, GPUI Colombia, Ltda. and International Power Advisors, Inc. (the Operators), under the O&M agreement in the TEBSA project. Pursuant to the guarantee, GPUI has guaranteed the performance of the Operators, of which the limit of liability is $5,825,000.

(c)  Ratio of debt to common equity of GPUI Colombia, Ltda. - Not applicable.

     Accumulated earnings of GPUI Colombia, Ltda. - $1,307,613.

(d)  See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPUI Colombia, Ltda. is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of GPUI Colombia, Ltda. as of and for the year ended December 31, 2001 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

Hanover Energy Corporation

Part I.

(a)  At  December  31,  2001,  GPU Power,  Inc.  owned  100% of  Hanover  Energy
     Corporation,   a  New  Jersey   corporation   established  to  make  future
     investments in EWGs.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to Hanover Energy Corporation as of December 31, 2001.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Hanover Energy Corporation is provided in Exhibit G-1.

Exhibit I-1 - Not applicable.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

Austin Cogeneration Corporation and Austin Cogeneration Partners, L.P.
----------------------------------------------------------------------

Part I.

(a) At December 31, 2001, GPU Power, Inc., through its wholly-owned subsidiary Austin Cogeneration Corporation, owned a 99% limited partnership interest and a 1% general partnership interest in Austin Cogeneration Partners, L.P.

     Austin Cogeneration Partners, L.P. is a Delaware limited partnership established to invest in EWGs and qualifying facilities.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to Austin Cogeneration Corporation or Austin Cogeneration Partners, L.P. as of December 31, 2001.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Austin Cogeneration Partners, L.P. is provided in Exhibit G-1.

Exhibit I-1 - Not applicable.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

International Power Advisors, Inc.

Part I.

(a) At December 31, 2001, GPU Power, Inc. owned 100% of International Power Advisors, Inc. (IPA), a Delaware corporation established to provide technical services to EWGs.

     IPA has entered into an operation and maintenance (O&M) agreement with TEBSA to provide technical services and technical assistance in the O&M of the generating facilities of TEBSA. Fees for these services are in accordance with the terms and conditions of the O&M agreement.

(b) At December 31, 2001, GPU, indirectly through its wholly-owned subsidiary GPU Power, Inc, had an investment of $3,316,068 in IPA.

(c)  Ratio of debt to common equity - Not applicable.

     Accumulated earnings of IPA - $3,315,966

(d)  See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to IPA is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of IPA as of and for the year ended December 31, 2001 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

GPU Power Philippines, Inc. and Magellan Utilities Development Corporation

Part I.

(a) At December 31, 2001, GPU Power, Inc. through its wholly-owned subsidiary, GPU Power Philippines, Inc. owned a 40% interest in Magellan Utilities Development Corporation (MUDC).

     MUDC, a Philippine corporation, has postponed the construction of a 300 MW coal generating plant on the south shore of Bantangas Bay, Philippines, as a result of the devaluation of the Asian currency, a delay in securing construction permits and lower than expected growth in electricity demand.

     The terms of a 25 year power purchase agreement with Manila Electric Company have been renegotiated with an April 2004 in-service date.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to GPU Power Philippines, Inc. as of December 31, 2001.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to MUDC is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Power Philippines, Inc. as of and for the year ended December 31, 2001 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

GPU International Asia, Inc.

Part I.

(a) At December 31, 2001, GPU Power, Inc. owned 100% of GPU International Asia, Inc., a Delaware corporation established to make future investments in EWGs in Asia.

(b) At December 31, 2001, GPU, through its wholly-owned subsidiary GPU Power, Inc., had an investment in GPU International Asia, Inc. of $(530,805).

(c)  Ratio of debt to common equity - Not applicable.

     Accumulated losses of GPU International Asia, Inc. - $530,805.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPU International Asia, Inc. is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of GPU International Asia, Inc. as of and for the year ended December 31, 2001 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

GPU Power Ireland, Inc.

Part I.

(a) At December 31, 2001, GPU Power, Inc. owned 100% of GPU Power Ireland, Inc., a Delaware corporation established to make future investments in EWGs in Ireland.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to GPU Power Ireland, Inc. as of December 31, 2001.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPU Power Ireland, Inc. is provided in Exhibit G-1.

Exhibit I-1 - Not applicable.

FOREIGN UTILITY COMPANIES (FUCO):
--------------------------------

GPU Capital, Inc.

Part I.

(a) At December 31, 2001, FirstEnergy owned 100% of GPU Capital, Inc., a Delaware corporation established to make investments in FUCOs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) As of December 31, 2001, FirstEnergy has an investment of $1,574,000,000 in GPU Capital, Inc.

(c)  Ratio of debt to common equity - Not applicable.
     Accumulated losses of GPU Capital, Inc.  -  $3,638,890.

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Capital, Inc. to other FUCO's in which it has an interest is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Capital, Inc. as of and for the year ended December 31, 2001 are provided in Exhibit I-1.

FOREIGN UTILITY COMPANIES (FUCO):
--------------------------------

GPU Electric, Inc.

Part I.

(a) At December 31, 2001, GPU Capital, Inc. owned 100% of GPU Electric, Inc., a Delaware corporation established to make investments in FUCOs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) FirstEnergy indirectly through its wholly owned subsidiary, GPU Capital, Inc. has an investment of $1,634,507,568 in GPU Electric, Inc.

(c)  Ratio of debt to common equity  -  Not applicable.
     Accumulated loss  -  $358,865

(d)  None



Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to other FUCO's in which it has an interest is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Electric, Inc. as of and for the year ended December 31, 2001 are provided in Exhibit I-1.

FOREIGN UTILITY COMPANIES (FUCO):
--------------------------------

Victoria Electric Holdings, Inc., and Victoria Electric, Inc.
--------------------------------------------------------------

Part I.

(a) At December 31, 2001, GPU Electric, Inc. through its wholly-owned subsidiary Victoria Electric Holdings, Inc., owned 100% of Victoria Electric, Inc.

(b) FirstEnergy, indirectly through its wholly-owned subsidiary GPU Electric, Inc., has an investment of $25,833,922 in Victoria Holdings, Inc.

(c)  Ratio of debt to common equity of Victoria Electric, Inc.   -  Not
     applicable.
     Accumulated earnings of Victoria Electric, Inc.  -  $282,110.

(d)  None



Part II:

Exhibit G-1 and I-1 - not applicable.

FOREIGN UTILITY COMPANIES (FUCO):
--------------------------------

EI UK Holdings, Inc., Avon Energy Partners Holdings, Avon Energy Partners plc
------------------------------------------------------------------------------
and Midlands Electricity plc
----------------------------

Part I.

(a) At December 31, 2001, GPU Electric, Inc. through its wholly-owned subsidiary EI UK Holdings, Inc. (EIUK), owned 100% of Avon Energy Partners Holdings which owned 100% of Avon Energy Partners plc, which in turn, owned 100% of Midlands Electricity plc (Midlands).

     Midlands is an English regional electric company which distributes electricity to 2.3 million customers in England. Midlands is also engaged in non-regulated activities, including electricity generation, electricity contracting, metering services and related businesses.

(b) FirstEnergy indirectly through its wholly-owned subsidiary GPU Electric, Inc., has an investment of approximately $929 million in Midlands.

      (c)   Ratio of debt to common  equity  of  Midlands  Electricity  - 1.38:1
            Accumulated   earnings  of  Midlands  Electricity  -  excluded  from
            FirstEnergy earnings due to pending sale of UK operations.

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Midlands is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of Midlands as of and for the year ended December 31, 2001 are provided in Exhibit I-1 as part of EI UK Holdings, Inc.'s consolidating financial statements.

FOREIGN UTILITY COMPANIES (FUCO):
--------------------------------

GPU Australia Holdings, Inc., Austran Holdings, Inc. and VicGas Holdings, Inc.
------------------------------------------------------------------------------

Part I:

(a) At December 31, 2001, GPU Electric, Inc. through its wholly-owned subsidiary GPU Australia Holdings, Inc. (Australia Holdings) owned a 100% in Austran Holdings, Inc., which owned 100% of VicGas Holdings, Inc. On December 7, 2001, Australia Holdings sold its investment in GPU GasNet Pty. Ltd. and subsidiaries through an initial public offering generating net cash proceeds of $125 million.


(b)  Not applicable.

FOREIGN UTILITY COMPANIES (FUCO):
--------------------------------

GPU Australia Holdings, Inc., Austran Holdings, Inc., VicGas Holdings, Inc.,
-----------------------------------------------------------------------------
GPU GasNet Pty Ltd., and Transmission Pipelines Australia (Assets) Pty Ltd.
---------------------------------------------------------------------------

(continued)

(c)  Accumulated loss of VicGas -      $30,948


(d)  None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to GPU GasNet is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Australia Holdings, Inc., Austran Holdings Inc. and VicGas Holdings, Inc. as of and for the year ended December 31, 2001 are provided in Exhibit I-1 as part of GPU Electric, Inc.'s consolidating financial statements.

FOREIGN UTILITY COMPANIES  (FUCO):
---------------------------------

GPU Argentina Holdings, Inc., GPU Argentina Services, Emdersa


Part I:

(a)  At December 31,  2001,  GPU  Electric,  Inc.  owned a 100%  interest in GPU
     Argentina  Holdings,  Inc.,  which  in  turn  owns  100%  of GPU  Argentina
     Services, which in turn owns 100% of Emdersa. Emdersa is an Argentina regional electric distribution company in the San Luis, La Rioja, and Salta regions of Argentina. Emdersa conducts non-regulated activities, including electricity generation, electricity contracting, metering services and related businesses.

(b) FirstEnergy indirectly through its wholly-owned subsidiary GPU Electric, Inc., has an investment of approximately $166 million in GPU Argentina Holdings, Inc.

(c) Ratio of debt to common equity of Emdersa - 1.51 : 1 Accumulated earnings of Emdersa - excluded from FirstEnergy earnings due to pending sale of Argentine operations.

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Emdersa is provided in Exhibit G-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Argentina Holdings, Inc., GPU Argentina Services, and Emdersa as of and for the year ended December 31, 2001 are provided in Exhibit I-1 as part of GPU Electric, Inc.'s consolidating financial statements.

Part III.

FirstEnergy's aggregate investment in EWG's and FUCO's at December 31, 2001, was as follows*:

                        EWG's:            $    124,937,000
                        FUCO's:           $  1,290,583,000

FirstEnergy's aggregate capital investment in domestic public utility subsidiary companies at December 31, 2001 was approximately $10,423,361,170.

Ratio of FirstEnergys's aggregate investment of EWG's and FUCO's to GPU's aggregate investment in domestic public utility subsidiary companies at December 31, 2001, was as follows:

                        EWG's:            .01:1
                        FUCO's:           .12:1




* Pursuant to Rule 53(a)(1)(i) under the Public Utility Holding Company Act of 1935, aggregate investment as stated herein Part III includes all amounts invested, or committed to be invested, in foreign utility companies (FUCO) and exempt wholesale generators (EWG), for which there is recourse, directly or indirectly, to the registered holding company.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                                      Page
Consolidating Financial Statements, Schedules and Notes

-   Report of Independent Public Accountants.                         62

-    Consolidating Financial Statements of FirstEnergy Corp.         63-92
     for 2001.

- Notes 1 through 7 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     93), in the  FirstEnergy  Corp.  Annual  Report on Form
     10-K for 2001.

- Notes 1 through 6 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     93), in the Ohio Edison  Company  Annual Report on Form
     10-K for 2001.

- Notes 1 through 7 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     93), in the The Cleveland Electric Illuminating Company
     Annual Report on Form 10-K for 2001.

- Notes 1 through 7 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     93), in the The Toledo Edison  Company Annual Report on
     Form 10-K for 2001.

- Notes 1 through 6 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     93), in the Pennsylvania Power Company Annual Report on
     Form 10-K for 2001.

- Notes 1 through 7 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     93)in the Jersey  Central Power & Light Company  Annual
     Report on Form 10-K for 2001.

- Notes 1 through 7 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     93)in the Metropolitan  Edison Company Annual Report on
     Form 10-K for 2001.

- Notes 1 through 7 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     93)in the Pennsylvania Electric Company Annual Report on Form 10-K for 2001.

 -  Exhibits                                                         93-172

REPORT OF INDEPENDENT ACCOUNTANTS


Report of Independent Public Accountants



To the Stockholders and Board of Directors of FirstEnergy Corp.:

We have audited the consolidated balance sheet and consolidated statement of capitalization of FirstEnergy Corp. (an Ohio corporation) and subsidiaries as of December 31, 2001, and the related consolidated statements of income, common stockholders' equity, preferred stock, cash flows and taxes for the year then ended (included in the Company's 2001 annual report to stockholders, which is incorporated by reference into the 2001 Form 10-K included in Exhibit A-1 to this Form U5S). These consolidated financial statements and the supplementary consolidating financial information referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the supplementary consolidating information based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FirstEnergy Corp. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As explained in Note 1 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities by adopting Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended.

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary consolidating financial information in the accompanying Form U5S is presented for purposes of additional analysis of the basic consolidated financial statements rather than to present the financial positions, results of operations and cash flows of the individual companies and is not a required part of the basic consolidated financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.


Arthur Andersen LLP
Cleveland, Ohio,
March 18, 2002.


                                            FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                    FirstEnergy        Ohio         Cleveland         Toledo
                                                      Holding         Edison         Electric         Edison
                     ASSETS                           Company      Consolidated    Consolidated    Consolidated
                                                    -----------    ------------    ------------    ------------
CURRENT ASSETS:

Cash and cash equivalents ....................       $   329          $    5          $    0          $    0
Receivables
     Customers ...............................             -             312              18               6
     Associated companies ....................           482             669              75              65
     Other ...................................             -              42             100               9
Notes receivable from associated companies ...         2,117             108               -               8
Material and supplies
     Owned ...................................             -              54              20              14
     Under consignment .......................             -              14              29              17
Prepayments and other ........................             -              50              32              14
                                                     -------          ------          ------          ------
                                                       2,928           1,254             274             133
                                                     -------          ------          ------          ------

ASSETS PENDING SALE                                        -               -               -               -

PROPERTY, PLANT AND EQUIPMENT:
In service ...................................             -           5,005           4,093           1,585
Less--Accumulated provision for depreciation .             -           2,478           1,728             650
                                                     -------          ------          ------          ------
 .............................................             -           2,527           2,365             935
Construction work in progress ................             -              99              88              60
                                                     -------          ------          ------          ------
 .............................................             -           2,626           2,453             995
                                                     -------          ------          ------          ------
INVESTMENTS:
Capital trust investments ....................             -             429             476             262
Nuclear plant decommissioning trusts .........             -             276             212             156
Letter of credit collateralization ...........             -             278               -               -
Notes receivable from associated companies ...             -             359             104             162
Pension investments ..........................             -             210               -               2
Other ........................................        11,582              86               3               1
                                                     -------          ------          ------          ------
                                                      11,582           1,638             795             583
                                                     -------          ------          ------          ------

DEFERRED CHARGES:
Regulatory assets ............................             -           2,234             874             389
Goodwill .....................................             -               -           1,371             446
Accumulated Deferred Income Taxes Assets .....             -               -               -               -
Other ........................................            32             164              89              26
                                                     -------          ------          ------          ------
                                                          32           2,398           2,334             861
                                                     -------          ------          ------          ------

                  TOTAL ASSETS                       $14,542          $7,916          $5,856          $2,572
                                                     =======          ======          ======          ======

                                                                              63



                                            FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                     American                      FirstEnergy
                                                   Transmission    FirstEnergy       Nuclear
                     ASSETS                       Systems, Inc.     Solutions     Operating Co.       Marbel
                                                  -------------    -----------    -------------       ------
CURRENT ASSETS:
Cash and cash equivalents ....................     $    0          $    4            $  0            $ 10
Receivables
     Customers ...............................          3             167               -               -
     Associated companies ....................         36             151             106               -
     Other ...................................          9               9               -               9
Notes receivable from associated companies ...         26               -               2               -
Material and supplies
     Owned ...................................          -              89               -               -
     Under consignment .......................          -              81               -               -
Prepayments and other ........................          -             101               1               1
                                                   ------          ------            ----            ----
                                                       74             602             109              20
                                                   ------          ------            ----            ----

ASSETS PENDING SALE ..........................          -               -               -               -

PROPERTY, PLANT AND EQUIPMENT:
In service ...................................      1,223             419               -              31
Less--Accumulated provision for depreciation .        615              10               -               5
                                                   ------          ------            ----            ----
 .............................................        608             409               -              26
Construction work in progress ................         28             215               -               -
                                                   ------          ------            ----            ----
                                                      636             624               -              26
                                                   ------          ------            ----            ----

INVESTMENTS:
Capital trust investments ....................          -               -               -               -
Nuclear plant decommissioning trusts .........          -               -               -               -
Letter of credit collateralization ...........          -               -               -               -
Notes receivable from associated companies ...          -               -               -               -
Pension investments ..........................          -               5              10               -
Other ........................................          -              15               -             162
                                                   ------          ------            ----            ----
                                                        -              20              10             162
                                                   ------          ------            ----            ----

DEFERRED CHARGES:
Regulatory assets ............................          -               -               -               -
Goodwill .....................................          -              24               -               -
Accumulated Deferred Income Taxes Assets .....          -              45               3               -
Other ........................................         35              56               2               -
                                                   ------          ------            ----            ----
                                                       35             125               5               -
                                                   ------          ------            ----            ----

                  TOTAL ASSETS                     $  745          $1,371            $124            $208
                                                   ======          ======            ====            ====

                                                                              64


                                            FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                        FirstEnergy     FirstEnergy                      FE License
                                                         Facilities    Ventures Corp    FirstEnergy       Holding
                     ASSETS                               Services      Consolidated     Properties        Corp.
                                                        -----------    -------------    -----------      ----------

CURRENT ASSETS:

Cash and cash equivalents ..........................       $ 18            $  1             $ 1              $0
Receivables
     Customers .....................................          -               -               -               -
     Associated companies ..........................          -               7               -               -
     Other .........................................        148               3               -               -
Notes receivable from associated companies .........          -              26              24               -
Material and supplies
     Owned .........................................          8               1               -               -
     Under consignment .............................          -               -               -               -
Prepayments and other ..............................          1               -               -               -
                                                           ----            ----             ---             ---

                                                            175              38              25               -
                                                           ----            ----             ---             ---


ASSETS PENDING SALE ................................          -               -               -               -

PROPERTY, PLANT AND EQUIPMENT:
In service .........................................         59             190              20               -
Less--Accumulated provision for depreciation .......         19               4               1               -
                                                           ----            ----             ---             ---

 ...................................................         40             186              19               -
Construction work in progress ......................          1               3               -               -
                                                           ----            ----             ---             ---

                                                             41             189              19               -
                                                           ----            ----             ---             ---


INVESTMENTS:
Capital trust investments ..........................          -               -               -               -
Nuclear plant decommissioning trusts ...............          -               -               -               -
Letter of credit collateralization .................          -               -               -               -
Notes receivable from associated companies .........          -               -               -               -
Pension investments ................................          -               -               -               -
Other ..............................................          4              27               1               -
                                                           ----            ----             ---             ---

                                                              4              27               1               -
                                                           ----            ----             ---             ---


DEFERRED CHARGES:
Regulatory assets ..................................          -               -               -               -
Goodwill ...........................................        193               -               -               -
Accumulated Deferred Income Taxes Assets ...........          -               1               -               -
Other ..............................................          -               4               -               -
                                                           ----            ----             ---             ---

                                                            193               5               -               -
                                                           ----            ----             ---             ---


                  TOTAL ASSETS                             $413            $259             $45              $0
                                                           ====            ====             ===             ===

                                                           65


                                            FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                           Jersey       Metropolitan    Pennsylvania
                                                          Central          Edison         Electric        Advanced
                     ASSETS                            Power & Light    Consolidated    Consolidated     Resources
                                                       -------------    ------------    ------------     ---------


CURRENT ASSETS:

Cash and cash equivalents ..........................     $   32          $   25          $   39             $14
Receivables
     Customers .....................................        226             112             107               -
     Associated companies ..........................          7               9              40               -
     Other .........................................         21              17              15               -
Notes receivable from associated companies .........          -               -               -               -
Material and supplies
     Owned .........................................          1               -               -               -
     Under consignment .............................          -               -               -               -
Prepayments and other ..............................         17              12               9               -
                                                         ------          ------          ------             ---

                                                            304             175             210              14
                                                         ------          ------          ------             ---

ASSETS PENDING SALE ................................          -               -               -               -

PROPERTY, PLANT AND EQUIPMENT:
In service .........................................      3,451           1,611           1,846               -
Less--Accumulated provision for depreciation .......      1,330             530             631               -
                                                         ------          ------          ------             ---

 ...................................................      2,121           1,081           1,215               -
Construction work in progress ......................         60              14              13               -
                                                         ------          ------          ------             ---

 ...................................................      2,181           1,095           1,228               -
                                                         ------          ------          ------             ---


INVESTMENTS:
Capital trust investments ..........................          -               -               -               -
Nuclear plant decommissioning trusts ...............        115             158              97               -
Letter of credit collateralization .................          -               -               -               -
Notes receivable from associated companies .........         20              13              15               -
Pension investments ................................          -               -               -               -
Other ..............................................        141              12             155               -
                                                         ------          ------          ------             ---

                                                            276             183             267               -
                                                         ------          ------          ------             ---


DEFERRED CHARGES:
Regulatory assets ..................................      3,325           1,321             770               -
Goodwill ...........................................      1,926             785             797               -
Accumulated Deferred Income Taxes Assets ...........          -               -               -               -
Other ..............................................         28              48              28               -
                                                         ------          ------          ------             ---

                                                          5,279           2,154           1,595               -
                                                         ------          ------          ------             ---


                  TOTAL ASSETS                           $8,040          $3,607          $3,300             $14
                                                         ======          ======          ======             ===

                                                                              66



                                           FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                           GPU         Diversified         MYR             GPU
                     ASSETS                              Capital         Holdings          Corp           Power
                                                         -------       -----------         ----           -----

CURRENT ASSETS:
Cash and cash equivalents ..........................     $    7             $ 0            $  8            $ 25
Receivables
     Customers .....................................          -               -             110               -
     Associated companies ..........................      1,105               -               -               -
     Other .........................................         45               -               2              39
Notes receivable from associated companies .........          -               -               -               -
Material and supplies
                                                                                                -
                                                                                                -
     Owned .........................................          -               -               -               7
                                                                                                -
                                                                                                -
     Under consignment .............................          -               -               -               -
Prepayments and other                                        52               -              25               1
                                                         ------             ---            ----            ----
                                                          1,209               -             145              72
                                                         ------             ---            ----            ----
 ASSETS PENDING SALE ................................     3,418               -               -               -

PROPERTY, PLANT AND EQUIPMENT:
In service .........................................          -               -              59              94
Less--Accumulated provision for depreciation .......          -               -              40               -
                                                         ------             ---            ----            ----

                                                              -               -              19              94
Construction work in progress ......................          -               -               -               -
                                                         ------             ---            ----            ----

                                                              -               -              19              94
                                                         ------             ---            ----            ----

INVESTMENTS:
Capital trust investments ..........................          -               -               -               -
Nuclear plant decommissioning trusts ...............          -               -               -               -
Letter of credit collateralization .................          -               -               -               -
Notes receivable from associated companies .........          -               -               -               -
Pension investments ................................          -               -               -               -
Other ..............................................          -              27               1              53
                                                         ------             ---            ----            ----
                                                              -              27               1              53
                                                         ------             ---            ----            ----

DEFERRED CHARGES:
Regulatory assets ..................................          -               -               -               -
Goodwill ...........................................          -               -              59               -
Accumulated Deferred Income Taxes Assets ...........          -               -               5               -
Other ..............................................          -               -               -             319
                                                         ------             ---            ----            ----
                                                              -               -              64             319
                                                         ------             ---            ----            ----

                  TOTAL ASSETS                           $4,627             $27            $229            $538
                                                         ======             ===            ====            ====

                                                                              67


                                            FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                           GPU                     FirstEnergy                   FirstEnergy
                                                          Telecom        GPU         Service                         Corp.
                     ASSETS                               Company    Service Co.     Company     Eliminations    Consolidated
                                                          -------    -----------   -----------   ------------    ------------
CURRENT ASSETS:
Cash and cash equivalents ..........................        $ 9         $ 37          $   12          ($356)        $   220
Receivables
     Customers .....................................          4            -              10              -           1,075
     Associated companies ..........................          -          353           1,173         (4,278)              -
     Other .........................................         (5)           5               6              -             474
Notes receivable from associated companies .........          -            -               -         (2,311)              -
Material and supplies
     Owned .........................................          3           60               -              -             257
     Under consignment .............................          -            -               -              -             141
Prepayments and other                                         1            1              18              -             336
                                                            ---         ----          ------       --------

                                                             12          456           1,219         (6,945)          2,503
                                                            ---         ----          ------       --------         -------

ASSETS PENDING SALE                                           -            -               -              -           3,418

PROPERTY, PLANT AND EQUIPMENT:
In service .........................................         10           75             211              -          19,982
Less--Accumulated provision for depreciation .......          -           53              67              -           8,161
                                                            ---         ----          ------       --------         -------
                                                             10           22             144              -          11,821

Construction work in progress ......................          -            -              26              -             607
                                                            ---         ----          ------       --------         -------
                                                             10           22             170              -          12,428
                                                            ---         ----          ------       --------         -------

INVESTMENTS:
Capital trust investments ..........................          -            -               -              -           1,167
Nuclear plant decommissioning trusts ...............          -            -               -              -           1,014
Letter of credit collateralization .................          -            -               -              -             278
Notes receivable from associated companies .........          -            -               -           (673)              -
Pension investments ................................          -           62              18            (33)            274
Other                                                         3           25             175        (11,575)            898
                                                            ---         ----          ------       --------         -------
                                                              3           87             193        (12,281)          3,631
                                                            ---         ----          ------       --------         -------

DEFERRED CHARGES:
Regulatory assets ..................................          -            -               -              -           8,913
Goodwill ...........................................          -            -               -              -           5,601
Accumulated Deferred Income Taxes Assets ...........         17           95               -           (166)              -
Other ..............................................          -            1              23              3             858
                                                            ---         ----          ------       --------         -------
                                                             17           96              23           (163)         15,372
                                                            ---         ----          ------       --------         -------

                  TOTAL ASSETS                              $42         $661          $1,605       ($19,389)        $37,352
                                                            ===         ====          ======       ========         =======

                                                                              68


                                           FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                              FirstEnergy           Ohio             Cleveland           Toledo
                                                                Holding            Edison            Electric            Edison
              LIABILITIES AND CAPITALIZATION                    Company         Consolidated       Consolidated       Consolidated
                                                              -----------       ------------       ------------       ------------
CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock ......    $     0             $  577             $  527             $  349
Short-term borrowings .....................................        385                220                  -                  -
Notes payable to associated companies .....................          -                 26                 98                 17
Accounts payable
    Other .................................................          4                 20                 30                 25
     Associated companies .................................      2,170                111                 81                 54
Accrued taxes .............................................         24                259                130                 40
Accrued interest ..........................................         37                 33                 57                 20
Other                                                                6                 63                 61                 41
                                                               -------             ------             ------             ------
                                                                 2,626              1,309                984                546
                                                               -------             ------             ------             ------
LIABILITIES RELATED TO ASSETS PENDING SALE ................          -                  -                  -                  -

CAPITALIZATION:
Common stockholders' equity ...............................      7,496              2,671              1,082                638
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption ..................          -                200                142                126
     Subject to mandatory redemption ......................          -                 14                  6                  -
Subsidiary-obligated mandatorily redeemable
     preferred securities .................................          -                120                100                  -
Long-term debt ............................................      4,491              1,615              2,156                646
                                                               -------             ------             ------             ------
                                                                11,987              4,620              3,486              1,410
                                                               -------             ------             ------             ------
DEFERRED CREDITS:
Accumulated deferred income taxes .........................        (89)             1,175                637                213
Accumulated deferred investment tax credits ...............          -                 99                 76                 31
Nuclear plant decommissioning costs .......................          -                277                221                162
Power purchase contract loss liability ....................          -                  -                  -                  -
Other postretirement benefits .............................          1                167                231                121
Other .....................................................         17                269                221                 89
                                                               -------             ------             ------             ------
                                                                   (71)             1,987              1,386                616
                                                               -------             ------             ------             ------
           TOTAL LIABILITIES AND CAPITALIZATION                $14,542             $7,916             $5,856             $2,572
                                                               =======             ======             ======             ======

                                                                              69



                                            FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                                American                             FirstEnergy
                                                              Transmission       FirstEnergy          Nuclear
              LIABILITIES AND CAPITALIZATION                  Systems, Inc.       Solutions        Operating Co.         Marbel
                                                              -------------      -----------       -------------         ------
CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock ......       $  0             $    0               $  0               $  0
Short-term borrowings .....................................          -                  -                  -                  -
Notes payable to associated companies .....................          2                715                  -                  4
Accounts payable
    Other .................................................          -                167                 73                  8
     Associated companies .................................          6                132                  9                 21
Accrued taxes .............................................         33                  7                  2                  6
Accrued interest ..........................................          -                  -                  -                  -
Other .....................................................          1                125                 33                  -
                                                                  ----             ------               ----               ----
                                                                    42              1,146                117                 39
                                                                  ----             ------               ----               ----

LIABILITIES RELATED TO ASSETS PENDING SALE ................          -                  -                  -                  -

CAPITALIZATION:
Common stockholders' equity ...............................        303               (150)               (10)               138
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption ..................          -                  -                  -                  -
     Subject to mandatory redemption ......................          -                  -                  -                  -
Subsidiary-obligated mandatorily redeemable
     preferred securities .................................          -                  -                  -                  -
Long-term debt ............................................        336                325                  -                  1
                                                                  ----             ------               ----               ----
                                                                   639                175                (10)               139
                                                                  ----             ------               ----               ----

DEFERRED CREDITS:
Accumulated deferred income taxes .........................         16                  -                  -                 29
Accumulated deferred investment tax credits ...............         15                  -                  -                  -
Nuclear plant decommissioning costs .......................          -                  -                  -                  -
Power purchase contract loss liability ....................          -                  -                  -                  -
Other postretirement benefits .............................          -                 12                 17                  -
Other .....................................................         33                 38                  -                  1
                                                                  ----             ------               ----               ----
                                                                    64                 50                 17                 30
                                                                  ----             ------               ----               ----

           TOTAL LIABILITIES AND CAPITALIZATION                   $745             $1,371               $124               $208
                                                                  ====             ======               ====               ====

                                                                              70


                                           FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                               FirstEnergy        FirstEnergy                           FE License
                                                               Facilities        Ventures Corp       FirstEnergy          Holding
              LIABILITIES AND CAPITALIZATION                    Services         Consolidated        Properties            Corp.
                                                               -----------       -------------       -----------        ----------
CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock ......      $  3               $  2                $ 0                 $0
Short-term borrowings .....................................         9                  -                  -                  -
Notes payable to associated companies .....................        24                  7                  -                  -
Accounts payable
    Other .................................................        62                  -                  -                  -
     Associated companies .................................         -                  1                  1                  -
Accrued taxes .............................................         1                  -                  2                  -
Accrued interest ..........................................         -                  3                  -                  -
Other                                                              30                  1                  -                  -
                                                                 ----               ----                ---                ---

                                                                  129                 14                  3                  -
                                                                 ----               ----                ---                ---

LIABILITIES RELATED TO ASSETS PENDING SALE ................         -                  -                  -                  -

CAPITALIZATION:
Common stockholders' equity ...............................       264                 97                 32                  -
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption ..................         -                  -                  -                  -
     Subject to mandatory redemption ......................         -                  -                  -                  -
Subsidiary-obligated mandatorily redeemable
     preferred securities .................................         -                  -                  -                  -
Long-term debt ............................................        13                148                 10                  -
                                                                 ----               ----                ---                ---
                                                                  277                245                 42                  -
                                                                 ----               ----                ---                ---

DEFERRED CREDITS:
Accumulated deferred income taxes .........................         -                  -                  -                  -
Accumulated deferred investment tax credits ...............         -                  -                  -                  -
Nuclear plant decommissioning costs .......................         -                  -                  -                  -
Power purchase contract loss liability ....................         -                  -                  -                  -
Other postretirement benefits .............................         -                  -                  -                  -
Other .....................................................         7                  -                  -                  -
                                                                 ----               ----                ---                ---
                                                                    7                  -                  -                  -
                                                                 ----               ----                ---                ---

           TOTAL LIABILITIES AND CAPITALIZATION                  $413               $259                $45                 $0
                                                                 ====               ====                ===                ===

                                                                              71



                                            FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                                 Jersey         Metropolitan      Pennsylvania
                                                                 Central           Edison           Electric         Advanced
              LIABILITIES AND CAPITALIZATION                  Power & Light     Consolidated      Consolidated       Resources
                                                              -------------     ------------      ------------       ---------
CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock ......    $   61            $   30            $   51              $ 0
Short-term borrowings .....................................         -                 -                 -                -
Notes payable to associated companies .....................        18                72                78                -
Accounts payable
    Other .................................................        90                37                39                -
     Associated companies .................................       171                67               126                -
Accrued taxes .............................................        36                 7                29                -
Accrued interest ..........................................        25                17                12                -
Other .....................................................        80                14                11                1
                                                               ------            ------            ------              ----
                                                                  481               244               346                1
                                                               ------            ------            ------              ----

LIABILITIES RELATED TO ASSETS PENDING SALE ................         -                 -                 -                -

CAPITALIZATION:
Common stockholders' equity ...............................     3,164             1,289             1,307               13
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption ..................        12                 -                 -                -
     Subject to mandatory redemption ......................        45                 -                 -                -
Subsidiary-obligated mandatorily redeemable
     preferred securities .................................       125                92                92                -
Long-term debt ............................................     1,224               583               472                -
                                                               ------            ------            ------              ----
                                                                4,570             1,964             1,871               13
                                                               ------            ------            ------              ----

DEFERRED CREDITS:
Accumulated deferred income taxes .........................       514               300                22                -
Accumulated deferred investment tax credits ...............        14                13                12                -
Nuclear plant decommissioning costs .......................       137               269               135                -
Power purchase contract loss liability ....................     1,969               731               867                -
Other postretirement benefits .............................         2                 1                 1                -
Other .....................................................       353                85                46                -
                                                               ------            ------            ------              ----
                                                                2,989             1,399             1,083                -
                                                               ------            ------            ------              ----

           TOTAL LIABILITIES AND CAPITALIZATION                $8,040            $3,607            $3,300              $14
                                                               ======            ======            ======              ===

                                                                              72



                                           FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                                   GPU          Diversified         MYR             GPU
              LIABILITIES AND CAPITALIZATION                     Capital         Holdings          Corp            Power
                                                                 -------        -----------        ----            -----
CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock ......      $    0            $ 0            $  0             $268
Short-term borrowings .....................................           -              -               -                -
Notes payable to associated companies .....................       1,184              -               -                -
Accounts payable
    Other .................................................           -              -              17                3
     Associated companies .................................           6              -               -                1
Accrued taxes .............................................          16              -               6                2
Accrued interest ..........................................           -              -               -               28
Other                                                                 3              -              52               61
                                                                 ------            ---            ----             ----
                                                                  1,209              -              75              363
                                                                 ------            ---            ----             ----

LIABILITIES RELATED TO ASSETS PENDING SALE ................       2,955              -               -                -

CAPITALIZATION:
Common stockholders' equity ...............................         458             27             153               97
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption ..................           -              -               -                -
     Subject to mandatory redemption ......................           -              -               -                -
Subsidiary-obligated mandatorily redeemable
     preferred securities .................................           -              -               -                -
Long-term debt ............................................           -              -               -               23
                                                                 ------            ---            ----             ----
                                                                    458             27             153              120
                                                                 ------            ---            ----             ----

DEFERRED CREDITS:
Accumulated deferred income taxes .........................           1              -               -                4
Accumulated deferred investment tax credits ...............           -              -               -                -
Nuclear plant decommissioning costs .......................           -              -               -                -
Power purchase contract loss liability ....................           -              -               -                -
Other postretirement benefits .............................           -              -               -                -
Other .....................................................           4              -               -               51
                                                                 ------            ---            ----             ----
                                                                      5              -               -               55
                                                                 ------            ---            ----             ----

           TOTAL LIABILITIES AND CAPITALIZATION                  $4,627            $27            $228             $538
                                                                 ======            ===            ====             ====

                                                                              73




                                            FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                       As of December 31, 2001
                                                           (In Millions $)

                                                               GPU                  FirstEnergy                     FirstEnergy
                                                             Telecom       GPU        Service                          Corp.
              LIABILITIES AND CAPITALIZATION                 Company     Service      Company      Eliminations    Consolidated
                                                             -------     -------    -----------    ------------    ------------
CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock ...       $ 0        $  0       $    0        $      0          $ 1,868
Short-term borrowings ..................................         -           -            -               -              614
Notes payable to associated companies ..................        15           -           51          (2,311)               -
Accounts payable
    Other ..............................................        16          77           36               -              704
     Associated companies ..............................         1          23        1,117          (4,098)               -
Accrued taxes ..........................................        (4)          1            2            (180)             419
Accrued interest .......................................         -           1            -               -              233
Other ..................................................         -         223          381            (355)             832
                                                               ---        ----       ------        --------          -------
                                                                28         325        1,587          (6,944)           4,670
                                                               ---        ----       ------        --------          -------

LIABILITIES RELATED TO ASSETS PENDING SALE .............         -           -            -               -            2,955

CAPITALIZATION:
Common stockholders' equity ............................       (29)          -          (68)        (11,573)           7,399
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption ...............         -           -            -               -              480
     Subject to mandatory redemption ...................         -           -            -               -               65
Subsidiary-obligated mandatorily redeemable
     preferred securities ..............................         -           -            -               -              529
Long-term debt .........................................        15          48            -            (672)          11,434
                                                               ---        ----       ------        --------          -------
                                                               (14)         48          (68)        (12,245)          19,907
                                                               ---        ----       ------        --------          -------

DEFERRED CREDITS:
Accumulated deferred income taxes ......................         -           -           29            (167)           2,684
Accumulated deferred investment tax credits ............         -           -            -               -              260
Nuclear plant decommissioning costs ....................         -           -            -               -            1,201
Power purchase contract loss liability .................         -           -            -               -            3,567
Other postretirement benefits ..........................         -         262           57             (33)             839
Other ..................................................        29          26            -               -            1,269
                                                               ---        ----       ------        --------          -------
                                                                29         288           86            (200)           9,820
                                                               ---        ----       ------        --------          -------

           TOTAL LIABILITIES AND CAPITALIZATION                $43        $661       $1,605        ($19,389)         $37,352
                                                               ===        ====       ======        ========          =======

                                                                              74




                                          FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                          FirstEnergy           Ohio            Cleveland           Toledo
                                                          Holding Co. &        Edison           Electric            Edison
                                                          Service Co.(a)    Consolidated      Consolidated       Consolidated
                                                          --------------    ------------      ------------       ------------

REVENUES                                                     $386             $3,180             $2,131             $1,134

EXPENSES:
Fuel and purchased power .............................          -              1,096                768                457
Purchased gas ........................................          -                  -                  -                  -
Other operating expenses .............................        342                729                455                327
Provision for depreciation and amortization ..........         26                427                195                130
General taxes ........................................          9                154                145                 58
                                                             ----             ------             ------             ------
   Total expenses ....................................        377              2,406              1,563                972
                                                             ----             ------             ------             ------

EQUITY IN SUBSIDIARY EARNINGS ........................        672                  -                  -                  -
                                                             ----             ------             ------             ------

INCOME BEFORE INTEREST AND INCOME TAXES ..............        681                774                568                162

NET INTEREST CHARGES:
Interest expense .....................................         76                173                192                 62
Capitalized interest .................................          -                 (3)                (2)                (4)
Subsidiaries' preferred stock dividends ..............          -                 14                  -                  -
                                                             ----             ------             ------             ------
   Net interest charges ..............................         76                184                190                 58
                                                             ----             ------             ------             ------

INCOME TAXES .........................................        (42)               239                159                 40
                                                             ----             ------             ------             ------

INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING .........................        647                351                219                 64
                                                             ----             ------             ------             ------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE ...............          -                  -                  -                  -

NET INCOME ...........................................        647                351                219                 64

PREFERRED STOCK
   DIVIDEND REQUIREMENTS .............................          -                 11                 26                 17
                                                             ----             ------             ------             ------

EARNINGS AVAILABLE FOR COMMON ........................       $647             $  340             $  193             $   47
                                                             ====             ======             ======             ======


Note: (a) Combined holding company and service company income statement


                                                                              75


                                          FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                           American                             FirstEnergy
                                                         Transmission       FirstEnergy           Nuclear
                                                         Systems, Inc.       Solutions         Operating Co.         Marbel
                                                         -------------      -----------        -------------         ------

REVENUES ..........................................          $209             $4,713                $40                $35

EXPENSES:
Fuel and purchased power ..........................             -              3,162                  -                  -
Purchased gas .....................................             -                811                  -                 11
Other operating expenses ..........................            71                644                 65                  3
Provision for depreciation and amortization .......            29                 11                  -                  2
General taxes .....................................            32                 17                  1                  1
                                                             ----             ------               ----                ---
   Total expenses .................................           132              4,645                 66                 17
                                                             ----             ------               ----                ---

EQUITY IN SUBSIDIARY EARNINGS .....................             -                  -                  -                  -
                                                             ----             ------               ----                ---
INCOME BEFORE INTEREST AND INCOME TAXES ...........            77                 68                (26)                18

NET INTEREST CHARGES:
Interest expense ..................................            26                 51                  -                  -
Capitalized interest ..............................            (1)               (16)                 -                  -
Subsidiaries' preferred stock dividends ...........             -                  -                  -                  -
                                                             ----             ------               ----                ---
   Net interest charges ...........................            25                 35                  -                  -
                                                             ----             ------               ----                ---

INCOME TAXES ......................................            20                 14                (10)                 8
                                                             ----             ------               ----                ---

INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING ......................            32                 19                (16)                10

CUMULATIVE EFFECT OF ACCOUNTING CHANGE ............             -                 (8)                 -                  -

NET INCOME ........................................            32                 11                (16)                10
                                                             ----             ------               ----                ---

PREFERRED STOCK
   DIVIDEND REQUIREMENTS ..........................             -                  -                  -                  -
                                                             ----             ------               ----                ---
EARNINGS AVAILABLE FOR COMMON .....................          $ 32             $   11               ($16)               $10
                                                             ====             ======               ====                ===

                                                                              76


                                          FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                          FirstEnergy       FirstEnergy                           FE License
                                                          Facilities       Ventures Corp       FirstEnergy         Holding
                                                           Services         Consolidated       Properties           Corp.
                                                          -----------      -------------       -----------        ----------

REVENUES ..........................................          $597               $13                 $3                $0

EXPENSES:
Fuel and purchased power ..........................             -                 -                  -                 -
Purchased gas .....................................             -                 -                  -                 -
Other operating expenses ..........................           575                10                  1                 -
Provision for depreciation and amortization .......            13                 2                  -                 -
General taxes .....................................             -                 -                  -                 -
                                                             ----               ---                ---               ---
   Total expenses .................................           588                12                  1                 -
                                                             ----               ---                ---               ---

EQUITY IN SUBSIDIARY EARNINGS .....................             -                 -                  -                 -

INCOME BEFORE INTEREST AND INCOME TAXES ...........             9                 1                  2                 -

NET INTEREST CHARGES:
Interest expense ..................................             4                10                  -                 -
Capitalized interest ..............................             -                (9)                 -                 -
Subsidiaries' preferred stock dividends ...........             -                 -                  -                 -
                                                             ----               ---                ---               ---
   Net interest charges ...........................             4                 1                  -                 -
                                                             ----               ---                ---               ---
INCOME TAXES ......................................             3                 -                  1                 -
                                                             ----               ---                ---               ---
INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING ......................             2                 -                  1                 -

CUMULATIVE EFFECT OF ACCOUNTING CHANGE ............             -                 -                  -                 -

NET INCOME ........................................             2                 -                  1                 -
                                                             ----               ---                ---               ---
PREFERRED STOCK
   DIVIDEND REQUIREMENTS ..........................             -                 -                  -                 -
                                                             ----               ---                ---               ---
EARNINGS AVAILABLE FOR COMMON .....................          $  2               $ 0                 $1                $0
                                                             ====               ===                ===               ===

                                                                              77




                                          FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                            Jersey          Metropolitan      Pennsylvania
                                                            Central            Edison           Electric           Advanced
                                                         Power & Light      Consolidated      Consolidated        Resources
                                                         -------------      ------------      ------------        ---------

REVENUES ..........................................          $286              $150               $141                $0

EXPENSES:
Fuel and purchased power ..........................           136                83                 80                 -
Purchased gas .....................................             -                 -                  -                 -
Other operating expenses ..........................            42                17                 21                 -
Provision for depreciation and amortization .......            35                 9                  9                 -
General taxes .....................................             9                 7                  6                 -
                                                             ----              ----               ----                ---
   Total expenses .................................           222               116                116                 -
                                                             ----              ----               ----                ---

EQUITY IN SUBSIDIARY EARNINGS .....................             -                 -                  -                 -
                                                             ----              ----               ----                ---
INCOME BEFORE INTEREST AND INCOME TAXES ...........            64                34                 25                 -

NET INTEREST CHARGES:
Interest expense ..................................            13                 7                  5                 -
Capitalized interest ..............................             -                 -                  -                 -
Subsidiaries' preferred stock dividends ...........             2                 1                  1                 -
                                                             ----              ----               ----                ---
   Net interest charges ...........................            15                 8                  6                 -
                                                             ----              ----               ----                ---
INCOME TAXES ......................................            20                11                  8                 -
                                                             ----              ----               ----                ---
INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING ......................            29                15                 11                 -

CUMULATIVE EFFECT OF ACCOUNTING CHANGE ............             -                 -                  -                 -

NET INCOME ........................................            29                15                 11                 -
                                                             ----              ----               ----                ---
PREFERRED STOCK
   DIVIDEND REQUIREMENTS ..........................             -                 -                  -                 -
                                                             ----              ----               ----                ---
EARNINGS AVAILABLE FOR COMMON .....................          $ 29              $ 15               $ 11                $0
                                                             ====              ====               ====                ===

                                                                              78


                                          FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                              GPU           Diversified           MYR                GPU
                                                            Capital           Holdings            Corp              Power
                                                            -------           --------            ----              -----

REVENUES ..........................................           $0                $0                $97                $8

EXPENSES:
Fuel and purchased power ..........................            -                 -                  -                 2
Purchased gas .....................................            -                 -                  -                 -
Other operating expenses ..........................            1                 -                 90                 2
Provision for depreciation and amortization .......            -                 -                  1                 1
General taxes .....................................            -                 -                  -                 -
                                                             ----              ---                ---                ---
   Total expenses .................................            1                 -                 91                 5
                                                             ----              ---                ---                ---
EQUITY IN SUBSIDIARY EARNINGS .....................            -                 -                  -                 -
                                                             ----              ---                ---                ---
INCOME BEFORE INTEREST AND INCOME TAXES ...........           (1)                -                  6                 3

NET INTEREST CHARGES:
Interest expense ..................................            5                 -                  1                 -
Capitalized interest ..............................            -                 -                  -                 -
Subsidiaries' preferred stock dividends ...........            -                 -                  -                 -
                                                             ----              ---                ---                ---
   Net interest charges ...........................            5                 -                  1                 -
                                                             ----              ---                ---                ---
INCOME TAXES ......................................           (2)                -                  2                 1

INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING ......................           (4)                -                  3                 2
                                                             ----              ---                ---                ---
CUMULATIVE EFFECT OF ACCOUNTING CHANGE ............            -                 -                  -                 -

NET INCOME ........................................           (4)                -                  3                 2
                                                             ----              ---                ---                ---
PREFERRED STOCK
   DIVIDEND REQUIREMENTS ..........................            -                 -                  -                 -
                                                             ----              ---                ---                ---
EARNINGS AVAILABLE FOR COMMON .....................          ($4)               $0                $ 3                $2
                                                             ====              ===                ===                ===

                                                                              79


                                          FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                              GPU                                                FirstEnergy
                                                            Telecom             GPU                                 Corp.
                                                            Company         Service Co.       Eliminations       Consolidated
                                                            -------         -----------       ------------       ------------

REVENUES ..........................................            $1              $121             ($5,246)           $7,999

EXPENSES:
Fuel and purchased power ..........................             -                 -              (4,363)            1,421
Purchased gas .....................................             -                 -                  (2)              820
Other operating expenses ..........................             3               113                (783)            2,728
Provision for depreciation and amortization .......             -                 1                  (1)              890
General taxes .....................................             -                 3                  13               455
                                                              ---              ----             -------            ------
   Total expenses .................................             3               117              (5,136)            6,314
                                                              ---              ----             -------            ------

EQUITY IN SUBSIDIARY EARNINGS .....................             -                 -                (672)                -
                                                              ---              ----             -------            ------

INCOME BEFORE INTEREST AND INCOME TAXES ...........            (2)                4                (782)            1,685

NET INTEREST CHARGES:
Interest expense ..................................             -                 1                (107)              519
Capitalized interest ..............................             -                 -                   -               (35)
Subsidiaries' preferred stock dividends ...........             -                 -                  54                72
                                                              ---              ----             -------            ------
   Net interest charges ...........................             -                 1                 (53)              556
                                                              ---              ----             -------            ------

INCOME TAXES ......................................            (1)                3                   -               474
                                                              ---              ----             -------            ------

INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING ......................            (1)                -                (729)              655

CUMULATIVE EFFECT OF ACCOUNTING CHANGE ............             -                 -                   -                (8)

NET INCOME ........................................            (1)                -                (729)              647
                                                              ---              ----             -------            ------

PREFERRED STOCK
   DIVIDEND REQUIREMENTS ..........................             -                 -                 (54)                -
                                                              ---              ----             -------            ------

EARNINGS AVAILABLE FOR COMMON .....................           ($1)             $  0               ($675)           $  647
                                                              ===              ====             =======            ======

                                                                              80

                                   FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                   FirstEnergy          Ohio           Cleveland            Toledo
                                                     Holding           Edison           Electric            Edison
                                                     Company        Consolidated      Consolidated       Consolidated
                                                   -----------      ------------      ------------       ------------
RETAINED EARNINGS:

Balance - Beginning of Period ................        $1,210            $ 458             $ 133               $ 82

Net Income ...................................           647              351               219                 64
                                                      ------            -----             -----               ----

   Subtotal ..................................         1,857              809               352                146

Common Stock Dividends Declared ..............          (334)            (226)             (176)               (16)

Preferred Stock Dividends Declared ...........             -              (11)              (26)               (17)

Other ........................................             -                -                 -                  -
                                                      ------            -----             -----               ----
Balance - End of Period ......................        $1,523            $ 572             $ 150               $113
                                                      ======            =====             =====               ====


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period ................        $    1            $   -             $   -               $  -

Net Changes ..................................          (170)               -                 -                  -
                                                      ------            -----             -----               ----

Balance - End of Period ......................        $ (169)           $   -             $   -               $  -
                                                      ======            =====             =====               ====

                                                                              81


                                   FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                            American                              FirstEnergy
                                                          Transmission       FirstEnergy          Nuclear
                                                         Systems, Inc.        Solutions          Operating Co.         Marbel
                                                         -------------       -----------         -------------         ------
RETAINED EARNINGS:

Balance - Beginning of Period ................                $ 20             $ (132)             $  6                 $ 6

Net Income ...................................                  32                 11               (16)                 10
                                                              ----             ------              ----                 ---

   Subtotal ..................................                  52               (121)              (10)                 16

Common Stock Dividends Declared ..............                 (27)                 -                 -                   -

Preferred Stock Dividends Declared ...........                   -                  -                 -                   -

Other ........................................                   -                  -                 -                   -
                                                              ----             ------              ----
Balance - End of Period ......................                $ 25             $ (121)             $(10)                $16
                                                              ====             ======              ====                 ===


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period ................                $  -             $    -              $  -                 $ -

Net Changes ..................................                   -                (45)                -                   7
                                                              ----             ------              ----
Balance - End of Period ......................                $  -             $  (45)             $  -                 $ 7
                                                              ====             ======              ====                  ===

                                                                              82


                                   FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                     FirstEnergy          FirstEnergy                                FE License
                                                      Facilities         Ventures Corp        FirstEnergy            Holding
                                                       Services           Consolidated         Properties             Corp.
                                                     -----------         -------------        -----------             -----
RETAINED EARNINGS:

Balance - Beginning of Period ................          $16                  $12                  $ 2                  $ -

Net Income ...................................            2                    -                    1                    -
                                                        ---                  ---                  ---

   Subtotal ..................................           18                   12                    3                    -

Common Stock Dividends Declared ..............            -                    -                    -                    -

Preferred Stock Dividends Declared ...........            -                    -                    -                    -

Other ........................................            -                    -                    -                    -
                                                        ---                  ---                  ---
Balance - End of Period ......................          $18                  $12                  $ 3
                                                        ===                  ===                  ===


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period ................          $ -                  $ -                  $ -                  $ -

Net Changes ..................................            -                    -                    -                    -
                                                        ---                  ---                  ---
Balance - End of Period ......................          $ -                  $ -                  $ -                  $ -
                                                        ===                  ===                  ===

                                                                              83


                                   FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                      Jersey            Metropolitan         Pennsylvania
                                                     Central               Edison              Electric             Advanced
                                                  Power & Light         Consolidated         Consolidated          Resources
                                                  -------------         ------------         ------------          ---------
RETAINED EARNINGS:

Balance - Beginning of Period                           $ -                  $ -                  $ -                  $ -

Net Income                                               29                   15                   11                    -
                                                        ---                  ---                  ---                  ---
   Subtotal                                              29                   15                   11                    -

Common Stock Dividends Declared                           -                    -                    -                    -

Preferred Stock Dividends Declared                       (1)                   -                    -                    -

Other                                                     -                    -                    -                    -
                                                        ---                  ---                  ---                  ---
Balance - End of Period                                 $28                  $15                  $11                  $ -
                                                        ===                  ===                  ===                  ===


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                           $ -                  $ -                  $ -                  $ -

Net Changes                                               -                    -                    2                    -
                                                        ---                  ---                  ---                  ---
Balance - End of Period                                 $ -                  $ -                  $ 2                  $ -
                                                        ===                  ===                  ===                  ===

                                                                              84



                                   FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                          GPU          Diversified           MYR               GPU
                                                        Capital         Holdings            Corp              Power
                                                        -------         --------        -----------           -----
RETAINED EARNINGS:

Balance - Beginning of Period ................             $ -             $ -               $ -                $ -

Net Income ...................................              (4)              -                 3                  2
                                                           ---             ---               ---                ---
   Subtotal ..................................              (4)              -                 3                  2

Common Stock Dividends Declared ..............               -               -                 -                  -

Preferred Stock Dividends Declared ...........               -               -                 -                  -

Other ........................................               -               -                 -                  -
                                                           ---             ---               ---                ---
Balance - End of Period ......................             $(4)            $ -               $ 3                $ 2
                                                           ===             ===               ===                ===


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period ................             $ -             $ -               $ -                $ -

Net Changes ..................................               -               -                 -                  -
                                                           ---             ---               ---                ---
Balance - End of Period ......................             $ -             $ -               $ -                $ -
                                                           ===             ===               ===                ===

                                                                              85


                                   FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                For the Year Ended December 31, 2001
                                                           (In Millions $)

                                                            GPU                                                FirstEnergy
                                                          Telecom             GPU                                 Corp.
                                                          Company         Service Co.       Eliminations       Consolidated
                                                          -------         -----------       ------------       ------------
RETAINED EARNINGS:

Balance - Beginning of Period ................             $ -               $ -              $  (603)            $1,210

Net Income ...................................              (1)                -                 (729)               647
                                                           ---               ---              -------             ------
   Subtotal ..................................              (1)                -               (1,332)             1,857

Common Stock Dividends Declared ..............               -                 -                  445               (334)

Preferred Stock Dividends Declared ...........               -                 -                   55                  -

Other ........................................               -                 -                    -                  -
                                                           ---               ---              -------             ------
Balance - End of Period ......................             $(1)              $ -              $  (832)            $1,523
                                                           ===               ===              =======             ======


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period ................             $ -               $ -              $     -             $    1

Net Changes ..................................               -                 -                   36               (170)
                                                           ---               ---              -------             ------
Balance - End of Period ......................             $ -               $ -              $    36             $ (169)
                                                           ===               ===              =======             ======

                                                                              86

                              FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                        For the Year Ended December 31, 2001
                                                  (In Millions $)

                                                     FirstEnergy         Ohio          Cleveland         Toledo
                                                     Holding Co. &      Edison          Electric         Edison
                                                     Service Co.(a)   Consolidated    Consolidated    Consolidated
                                                     --------------   ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................  $   647         $   351          $  219          $   64
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization .......       26             427             195             130
   Nuclear fuel and lease amortization ...............        -              45              31              22
   Other amortization, net ...........................        -               -             (14)              -
   Deferred costs recoverable as regulatory assets ...        -               -               -               -
   Undistributed subsidiary earnings .................     (232)              -               -               -
   Deferred income taxes, net ........................       44             (64)             47              12
   Investment tax credits, net .......................        -             (13)             (4)             (4)
   Cumulative effect of accounting change ............        -               -               -               -
   Receivables .......................................   (1,334)            (61)             31             (10)
   Materials and supplies ............................        -              65              16               8
   Accounts payable ..................................    1,328             (54)            (46)             20
   Other .............................................      (60)            (28)           (109)            (52)
                                                         ------          ------          ------          ------
      Net cash provided from operating activities ....      419             668             366             190
                                                         ------          ------          ------          ------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Preferred stock ...................................        -               -              97               -
   Long-term debt ....................................    4,213             111               -               -
Redemptions and repayments-
   Common stock ......................................       18               -               -               -
   Preferred stock ...................................        -               5              80               -
   Long-term debt ....................................        -             232              74              42
  Short-term borrowings ..............................       29              70             (69)             25
Dividend payments
   Common stock ......................................      335             226             176              15
   Preferred stock ...................................        -              11              28              16
                                                         ------          ------          ------          ------
      Net cash provided from (used for)
      financing activities ...........................    3,831            (433)           (192)            (98)
                                                         ------          ------          ------          ------
CASH FLOWS FROM INVESTING ACTIVITIES:
GPU acquisition, net of cash .........................    2,013               -               -               -
Property additions ...................................       34             145             156             112
Cash investments .....................................        9               -             (16)            (18)
Other ................................................    1,975             104              37              (1)
                                                         ------          ------          ------          ------
      Net cash used for investing activities .........    4,031             249             177              93
                                                         ------          ------          ------          ------
NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS .........................   $  219          $  (14)         $   (3)         $   (1)
                                                         ======          ======          ======          ======


Note: (a) Combined holding company and service company statement of cash flows.

                                                                              87

                              FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOW
                                        For the Year Ended December 31, 2001
                                                  (In Millions $)

                                                         American                      FirstEnergy
                                                       Transmission    FirstEnergy       Nuclear
                                                       Systems, Inc.    Solutions      Operating Co.      Marbel
                                                       -------------   -----------     -------------      ------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................     $ 32            $ 11            $(16)           $ 10
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization .......       29              11               -               2
   Nuclear fuel and lease amortization ...............        -               -               -               -
   Other amortization, net                                    -               -               -               -
   Deferred costs recoverable as regulatory assets ...        -               -               -               -
   Undistributed subsidiary earnings                          -               -               -               -
   Deferred income taxes, net ........................        8              (3)             (2)              3
   Investment tax credits, net .......................       (1)              -               -               -
   Cumulative effect of accounting change ............        -              14               -               -
   Receivables .......................................       (5)             83             (11)              1
   Materials and supplies ............................        -            (133)              -               -
   Accounts payable ..................................       (7)           (134)              1               7
   Other .............................................       26             (22)             30               4
                                                           ----            ----            ----            ----
      Net cash provided from operating activities ....       82            (173)              2              27
                                                           ----            ----            ----            ----
CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Preferred stock ...................................        -               -               -               -
   Long-term debt ....................................        -               -               -               -
Redemptions and repayments-
   Common stock ......................................        -               -               -               -
   Preferred stock ...................................        -               -               -               -
   Long-term debt ....................................        -               -               -               -
  Short-term borrowings ..............................        -            (537)              -               -
Dividend payments
   Common stock ......................................       27               -               -               -
   Preferred stock ...................................     ----            ----            ----            ----
      Net cash provided from (used for)
      financing activities ...........................      (27)            537               -               -
                                                           ----            ----            ----            ----
CASH FLOWS FROM INVESTING ACTIVITIES:
GPU acquisition, net of cash .........................        -               -               -               -
Property additions ...................................       37             291               -               5
Cash investments .....................................        -               -               -               -
Other ................................................       19              75               2              15
                                                           ----            ----            ----            ----
      Net cash used for investing activities .........       56             366               2              20
                                                           ----            ----            ----            ----
NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS .........................     $ (1)           $ (2)           $  0            $  7
                                                           ====            ====            ====            ====

                                                                             88

                              FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                        For the Year Ended December 31, 2001
                                                  (In Millions $)

                                                         FirstEnergy     FirstEnergy                      FE License
                                                         Facilities     Ventures Corp   FirstEnergy         Holding
                                                          Services      Consolidated     Properties          Corp.
                                                         -----------    -------------   -----------       ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................     $  2            $  0            $  1              $0
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization .......       13               2               -               -
   Nuclear fuel and lease amortization ...............        -               -               -               -
   Other amortization, net ...........................        -               -               -               -
   Deferred costs recoverable as regulatory assets ...        -               -               -               -
   Undistributed subsidiary earnings .................        -               -               -               -
   Deferred income taxes, net ........................        2               1               -               -
   Investment tax credits, net .......................        -               -               -               -
   Cumulative effect of accounting change ............        -               -               -               -
   Receivables .......................................       (1)             32               -               -
   Materials and supplies ............................       (1)              2               -               -
   Accounts payable ..................................       (5)            (53)              -               -
   Other .............................................       (2)              -              (1)              -
                                                           ----            ----            ----              --
      Net cash provided from operating activities ....        8             (16)              -               -
                                                           ----            ----            ----              --
CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Preferred stock ...................................        -               -               -               -
   Long-term debt ....................................        -               4              10               -
Redemptions and repayments-
   Common stock ......................................        -               -               -               -
   Preferred stock ...................................        -               -               -               -
   Long-term debt ....................................        2               3               -               -
  Short-term borrowings ..............................      (14)             (7)              -               -
Dividend payments
   Common stock ......................................        -               -               -               -
   Preferred stock ...................................        -               -               -               -
                                                           ----            ----            ----              --
      Net cash provided from (used for)
      financing activities ...........................       12               8              10               -
                                                           ----            ----            ----              --
CASH FLOWS FROM INVESTING ACTIVITIES:
GPU acquisition, net of cash .........................        -               -               -               -
Property additions ...................................       12              22               -               -
Cash investments .....................................        -               -               -               -
Other ................................................        -             (24)             10               -
      Net cash used for investing activities .........       12              (2)             10               -
                                                           ----            ----            ----              --
NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS .........................     $  8            $ (6)           $  0              $0
                                                           ====            ====            ====              ==

                                                                              89

                              FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                        For the Year Ended December 31, 2001
                                                  (In Millions $)


                                                         Jersey        Metropolitan    Pennsylvania
                                                         Central          Edison         Electric        Advanced
                                                      Power & Light    Consolidated    Consolidated      Resources
                                                      -------------    ------------    ------------      ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................     $ 29            $ 15            $ 11              $0
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization .......       35               9               9               -
   Nuclear fuel and lease amortization ...............        -               -               -               -
   Other amortization, net ...........................        2               -               -               -
   Deferred costs recoverable as regulatory assets ...      (26)              1              (7)              -
   Undistributed subsidiary earnings .................        -               -               -               -
   Deferred income taxes, net ........................        6               1             (23)              -
   Investment tax credits, net .......................       (1)              -               -               -
   Cumulative effect of accounting change ............        -               -               -               -
   Receivables .......................................        7              10             (27)              -
   Materials and supplies ............................        -               -               -               -
   Accounts payable ..................................       (5)             (4)            (19)              -
   Other .............................................       21               8              42               -
                                                           ----            ----            ----              --
      Net cash provided from operating activities ....       68              40             (14)              -
                                                           ----            ----            ----              --
CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Preferred stock ...................................        -               -               -               -
   Long-term debt ....................................        -               -               -               -
Redemptions and repayments-
   Common stock ......................................        -               -               -               -
   Preferred stock ...................................        -               -               -               -
   Long-term debt ....................................       40               -               -               -
  Short-term borrowings ..............................        2              26              (3)              -
Dividend payments
   Common stock ......................................        -               -               -               -
   Preferred stock ...................................        1               -               -               -
                                                           ----            ----            ----              --
      Net cash provided from (used for)
      financing activities ...........................      (43)            (26)              3               -
                                                           ----            ----            ----              --

CASH FLOWS FROM INVESTING ACTIVITIES:
GPU acquisition, net of cash .........................        -               -               -               -
Property additions ...................................       21               8              10               -
Cash investments .....................................        -               -               -               -
Other ................................................        1               -             (29)              -
      Net cash used for investing activities .........       22               8             (19)              -
                                                           ----            ----            ----              --
NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS .........................     $  3            $  6            $  8              $0
                                                           ====            ====            ====              ==

                                                                              90

                              FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                        For the Year Ended December 31, 2001
                                                  (In Millions $)

                                                            GPU         Diversified         MYR             GPU
                                                          Capital         Holdings          Corp           Power
                                                          -------       ----------          ----           -----

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................     $ (4)             $0             $ 3             $ 2
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization .......        -               -               1               1
   Nuclear fuel and lease amortization ...............        -               -               -               -
   Other amortization, net ...........................        -               -               -               -
   Deferred costs recoverable as regulatory assets ...        -               -               -               -
   Undistributed subsidiary earnings .................        -               -               -               -
   Deferred income taxes, net ........................        -               -               -               -
   Investment tax credits, net .......................        -               -               -               -
   Cumulative effect of accounting change ............        -               -               -               -
   Receivables .......................................       52               -               3              (1)
   Materials and supplies ............................        1               -               -               -
   Accounts payable ..................................       17               -              (1)              1
   Other .............................................      (26)              -              (2)              1
                                                            ---              --             ---             ---
      Net cash provided from operating activities ....       40               -               4               4
                                                            ---              --             ---             ---
CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Preferred stock ...................................        -               -               -               -
   Long-term debt ....................................        -               -               -               -
Redemptions and repayments-
   Common stock ......................................        -               -               -               -
   Preferred stock ...................................        -               -               -               -
   Long-term debt ....................................        1               -               -               -
  Short-term borrowings ..............................      140               -               -               -
Dividend payments
   Common stock ......................................        -               -               -               -
   Preferred stock ...................................        -               -               -               -
 .....................................................     ----              --             ---             ---
      Net cash provided from (used for)
      financing activities ...........................     (141)              -               -               -
                                                           ----              --             ---             ---
CASH FLOWS FROM INVESTING ACTIVITIES:
GPU acquisition, net of cash .........................        -               -               -               -
Property additions ...................................        -               -               3               -
Cash investments .....................................        -               -               -               -
Other ................................................      (82)              -               -               -
      Net cash used for investing activities .........      (82)              -               3               -
                                                           ----                             ---             ---
NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS .........................     $(19)             $0             $ 1             $ 4
                                                           ====              ==             ===             ===

                                                                              91

                              FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                        For the Year Ended December 31, 2001
                                                  (In Millions $)

                                                      GPU FirstEnergy
                                                          Telecom           GPU                           Corp.
                                                          Company         Service     Eliminations    Consolidated
                                                      ---------------     -------     ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................     $  (1)           $  0         $ (729)         $  647
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization .......        -               1              (1)            890
   Nuclear fuel and lease amortization ...............        -               -               -              98
   Other amortization, net ...........................        -               -               -             (12)
   Deferred costs recoverable as regulatory assets ...        -               -               -             (32)
   Undistributed subsidiary earnings .................        -               -             232               -
   Deferred income taxes, net ........................        -              19             (19)             32
   Investment tax credits, net .......................        -               -               -             (23)
   Cumulative effect of accounting change ............        -               -               -              14
   Receivables .......................................       (2)             71           1,215              53
   Materials and supplies ............................       (7)             (1)              -             (50)
   Accounts payable ..................................       (5)            (14)         (1,111)            (84)
   Other .............................................       15             (49)            (47)           (251)
                                                          -----            ----          ------           -----
      Net cash provided from operating activities ....        -              27            (460)          1,282
                                                          -----            ----          ------           -----

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Preferred stock ...................................        -               -               -              97
   Long-term debt ....................................        -               -               -           4,338
Redemptions and repayments-
   Common stock ......................................        -               -              (3)             15
   Preferred stock ...................................        -               -               -              85
   Long-term debt ....................................        -               -               -             394
  Short-term borrowings ..............................        -               -           1,980           1,642
Dividend payments
   Common stock ......................................        -               -            (444)            335
   Preferred stock ...................................        -               -             (56)              -
                                                          -----            ----          ------           -----
     Net cash provided from (used for
     fiinancing activities ...........................        -               -          (1,477)          1,964
                                                          -----            ----          ------           -----

CASH FLOWS FROM INVESTING ACTIVITIES:
GPU acquisition, net of cash .........................        -               -               -           2,013
Property additions ...................................       (2)              -              (1)            853
Cash investments .....................................        -               -               -             (25)
Other ................................................        -               -          (1,868)            234
      Net cash used for investing activities .........       (2)              -          (1,869)          3,075
                                                          -----            ----          ------           -----

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS .........................    $   2            $ 27          $  (68)          $ 171
                                                          =====            ====          ======           =====

                                                                              92

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits
--------

A.   Annual Reports
--   --------------

     The following documents are incorporated by reference:

A-1   FirstEnergy  Corp.  -  Annual  Report  on Form  10-K for  2001  (File  No.
      333-21011)

      Ohio Edison Company - Annual Report on Form 10-K for 2001 (File No.1-2578)

      The Cleveland Electric Illuminating Company - Annual Report on Form 10-K for 2001 (File No. 1-2323)

      The Toledo Edison Company - Annual Report on Form 10-K for 2001 (File No. 1-3583) Pennsylvania Power Company - Annual Report on Form 10-K for 2001 (File No. 1-3491)

      Jersey Central Power & Light Company - Annual Report on Form 10-K for 2001 (File No. 1-3141)


      Metropolitan Edison Company - Annual Report on Form 10-K for 2001 (File No.1-446)

      Pennsylvania Electric Company - Annual Report on Form 10-K for 2001 (File No.1-3522)


B.    Certificates of Incorporation, Articles of Incorporation, By-Laws,
      -------------------------------------------------------------------
      Partnership Agreements and Other Organizational Documents
      ---------------------------------------------------------

      FirstEnergy Corp (FirstEnergy)
      ------------------------------

B-1 Articles of Incorporation constituting FirstEnergy Corp.'s Articles of Incorporation, dated September 17, 1996. (September 17, 1996 Form 8-K, Exhibit C)

B-2 Amended Articles of Incorporation of FirstEnergy Corp -incorporated by reference to Exhibit (3)-1 to FirstEnergy's Annual Report on Form 10-K for 2001. (File No. 333-21011)

B-3   Regulations of FirstEnergy Corp. (September 17, 1996 Form 8-K, Exhibit D)

B-4 FirstEnergy Corp. Amended Code of Regulations - incorporated by reference to Exhibit (3)-2 to FirstEnergy's Annual Report on Form 10-K for 2001. (File No. 333-21011)

      American Transmissions Systems, Inc. (ATSI)
      Centerior Indemnity Trust
      Centerior Service Company
      FE Acquisition Corp.
      First Communications, LLC FE Holdings, LLC FELHC, Inc.
      FirstEnergy Facilities Services Group, LLC (FEFSG) FirstEnergy Nuclear Operating Company FirstEnergy Properties, Inc.
      FirstEnergy Securities Transfer Company

Exhibits

      FirstEnergy Service Company
      FirstEnergy Solutions Corp. (FES)
      FirstEnergy Ventures Corp.
      MARBEL Energy Corporation
      PowerSpan Corp.
      UMICO Holdings, Inc.

B-5 Incorporated by reference to Exhibit B to FirstEnergy's Form U5B for the year 2002, File No. 030-00039.


      GPU Advanced Resources, GPU Telcom, GPUS, GPUN, GPU Diversified Holdings
      ------------------------------------------------------------------------
      and GPU Enertech Holdings
      -------------------------

B-6 Articles of Incorporation of GPUS, as amended through April 27, 1994 - incorporated by reference to Exhibit A-1 to Application on Form U-1, File No. 70-4990.

B-7 Articles of Incorporation of GPUS, as amended through August 1, 1996 - incorporated by reference to Exhibit B-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-8 Certificate of Incorporation of GPUN, dated as of September 5, 1980 - incorporated by reference to Exhibit A-1 to Application on Form U-1, File No. 70-6443.

B-9 Certificate of Amendment to the Certificate of Incorporation of GPUN dated August 1, 1996 - incorporated by reference to Exhibit B-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-10 Articles of Incorporation of Saxton Nuclear Experimental Corporation (Saxton) dated as of March 29, 1974 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-11 Amended By-Laws of GPUS, dated as of January 1, 1999 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-12 Amended By-Laws of GPUN, dated as of April 29, 1993 - incorporated by reference to Exhibit 3-A to GPU, Inc.'s Annual Report on Form 10K for 1993, File No.1-6047.

B-13 Certificate of Incorporation of GPU Energy Services, Inc., dated as of September 13, 1996- incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-14 Certificate of Amendment of Certificate of Incorporation of GPU Energy Services, Inc., dated as of January 15, 1997 to change the name of the company to GPU Advanced Resources, Inc- incorporated by reference to Exhibit B-16 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

Exhibits

      GPU Advanced Resources,  GPU Telcom,  GPUS, GPUN, GPU Diversified Holdings
      --------------------------------------------------------------------------
      and GPU Enertech Holdings
      -------------------------

B-15 By-Laws of GPU Advanced Resources, Inc., dated as of March 6, 1997 - incorporated by reference to Exhibit B-17 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-16 Certificate of Incorporation of GPU Telcom Services, Inc., dated as of September 13, 1996 - incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-17 By-Laws of GPU Telcom Services, Inc., dated as of March 6, 1997 - incorporated by reference to Exhibit B-19 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-18 Amended By-Laws of Saxton, dated as of March 30, 1984 - incorporated by reference to Exhibit A-1(e) to Application on Form U-1, File No. 70-7398.

B-19 Amendment to Section 37 of the By-Laws of Saxton, dated as of August 27, 1987 - incorporated by reference to Exhibit A-2(b), Certificate Pursuant to Rule 24, File No. 70-7398.

B-20 Agreement and Plan of Merger, dated August 8, 2000 between FirstEnergy Corp. and GPU, Inc. - incorporated by reference to Exhibit (c)1, August 11, 2000 Current Report on Form 8-K SEC File No. 1-6047.

B-21 Certificate of Formation of GPU Diversified Holdings, LLC dated August 3, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-22 Limited Liability Company Agreement of GPU Diversified Holdings LLC dated December 12, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-23 Certificate of Incorporation of GPU Enertech Holdings, Inc. dated February 22, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-24 By-Laws of GPU Enertech Holdings, Inc. dated February 22. 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

Exhibits
--------

      Ohio Edison Company (OE)
      ------------------------

B-25 Agreement and Plan of Merger, dated as of September 13, 1996, between Ohio Edison Company (OE) and Centerior Energy Corporation. (September 17, 1996 Form 8-K, Exhibit 2-1).

B-26 Amended Articles of Incorporation, Effective June 21, 1994, constituting OE's Articles of Incorporation. (1994 Form 10-K, Exhibit 3-1.)

B-27 Amended and Restated Code of Regulations, amended March 15, 2002 - incorporated by reference to Exhibit 3-A 3-2 to OE's Annual Report on Form 10-K for 2001, File No. 1-2578.


      Pennsylvania Power Company (Penn)
      ---------------------------------

B-28  Amended and Restated Articles of Incorporation,  as amended March 15, 2002
      - incorporated by reference to Exhibit 3-A 3-1 to Penn's Annual Report on Form 10-K for 2001, File No. 1-3491.

B-29 Amended and Restated By-Laws of Penn, as amended March 15, 2002 - incorporated by reference to Exhibit 3-A 3-2 to Penn's Annual Report on Form 10-K for 2001, File No. 1-3491.


      The Cleveland Electric Illuminating Company (CEI)
      -------------------------------------------------

B-30 Amended Articles of Incorporation of CEI, as amended, effective May 28, 1993 (Exhibit 3a, 1993 Form 10-K, File No. 1-2323).

B-31 Regulations of CEI, dated April 29, 1981, as amended effective October 1, 1988 and April 24, 1990 (Exhibit 3b, 1990 Form 10-K, File No. 1-2323).

B-32 Amended and Restated Code of Regulations, dated March 15, 2002 - incorporated by reference to Exhibit 3-A 3c to CEI's Annual Report on Form 10-K for 2001, File No. 1-2323.


      The Toledo Edison Company (TE)
      ------------------------------

B-33 Amended Articles of Incorporation of TE, as amended effective October 2, 1992 (Exhibit 3a, 1992 Form 10-K, File No. 1-3583).

B-34 Amended and Restated Code of Regulations, dated March 15, 2002 - incorporated by reference to Exhibit 3-A 3b to TE's Annual Report on Form 10-K for 2001, File No. 1-3583.

Exhibits
--------

      JCP&L
      -----

B-35 Restated Certificate of Incorporation of JCP&L, dated as of May 26, 1982 - incorporated by reference to Exhibit 3-A to JCP&L's Annual Report on Form 10-K for 1990, File No. 1-3141.

B-36 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7949.

B-37 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a)(i), Certificate Pursuant to Rule 24, File No. 70-7949.

B-38 Certificate of Incorporation of JCP&L Preferred Capital, Inc., dated as of February 21, 1995 - incorporated by reference to Exhibit A-1, Application on Form U-1, File No. 70-8495.

B-39 Amended By-Laws of JCP&L, dated as of May 25, 1993 - incorporated by reference to Exhibit 3-B to JCP&L's Annual Report on Form 10-K for 1993, File No. 1-3141.

B-40 By-Laws of JCP&L Preferred Capital, Inc., dated as of February 21, 1995 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8495.

B-41 Amended and Restated Limited Partnership Agreement of JCP&L Capital, L.P., dated as of May 11, 1995 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-42 Action Creating Series A Preferred Securities of JCP&L Capital, L.P., dated as of May 11, 1995 - incorporated by reference to Exhibit A-6(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-43 Payment and Guarantee Agreement of JCP&L, dated as of May 18, 1995 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-44 Certificate of Incorporation of JCP&L Transition Holdings, Inc. dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-45 By-Laws of JCP&L Transition Holdings, Inc. dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

Exhibits
--------

      JCP&L
      -----

B-46 Certificate of Incorporation of JCP&L Transition, Inc. dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-47 By-Laws of JCP&L Transition, Inc. dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-48 Certificate of Formation of JCP&L Transition Funding LLC dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-49 Limited Liability Company Agreement for JCP&L Transition Funding LLC dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.


      Met-Ed
      ------

B-50 Articles of Incorporation of York Haven Power Company, dated as of December 18, 1967 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-51 Certificate of Incorporation of Met-Ed Preferred Capital, Inc., dated as of May 6, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53673.

B-52 Amended By-Laws of York Haven Power Company, dated as of January 1, 1985 - incorporated by reference to Exhibit A-1(d), Application on Form U-1, File No. 70-7398.

B-53 Amendment to Section 29 of the By-Laws of York Haven Power Company, dated as of September 8, 1987 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7398.

B-54 By-Laws of Met-Ed Preferred Capital, Inc., dated as of May 6, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8401.

B-55 Amended and Restated Limited Partnership Agreement of Met-Ed Capital, L.P., dated as of August 16, 1994 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8401.

Exhibits
--------

      Met-Ed
      ------

B-56 Certificate of Incorporation of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-57 By-Laws of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-58 Certificate of Limited Partnership of Met-Ed Capital II, L.P., dated as of September 1, 1998-incorporated by reference to Exhibit 3E, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-59 Certificate of Business Trust Registration of Met-Ed Capital Trust, dated as of September 1,1998- incorporated by reference to Exhibit 4-K, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01, and 333-62967-02.

B-60 Restated Articles of Incorporation of Met-Ed dated March 8, 1999 - incorporated by reference to Exhibit 3-E of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

B-61  Payment  and  Guarantee  Agreement  of  Met-Ed,   dated  May  28,  1999  -
      incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-9329.

B-62 Amendment No. 1 to Payment and Guarantee Agreement of Met-Ed, dated November 23, 1999 - incorporated by reference to Exhibit 4-H of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

B-63 Amended By-Laws of Met-Ed as of May 16, 2000 - incorporated by reference to Exhibit 3-F of Met-Ed's Annual Report on Form 10-K for the year 2000, File No. 2-27099.


      Penelec
      -------

B-64 Articles of Incorporation of Nineveh Water Company (formerly Penelec Water Company), dated as of May 22, 1920 - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-65 Certificate of Incorporation of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53677.

Exhibits
--------

      Penelec
      -------

B-66 By-Laws of Nineveh Water Company, dated as of May 22, 1920 - incorporated by reference to Exhibit A-1(c), Application on Form U-1, File No. 70-7398.

B-67 Amendment to Article V, Section 6 of the By-Laws of Nineveh Water Company, dated as of August 27, 1987 - incorporated by reference to Exhibit A-1
      (c), Certificate Pursuant to Rule 24, File No. 70-7398.

B-68 By-Laws of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8403.

B-69 Amended and Restated Limited Partnership Agreement of Penelec Capital, L.P., dated as of June 27, 1994 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8403.

B-70 Payment and Guarantee Agreement of Penelec, dated June 16, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-9327.

B-71 Amendment No. 1 to Payment and Guarantee Agreement of Penelec, dated November 23, 1999 - incorporated by reference to Exhibit 4-J of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

B-72 Certificate of Incorporation of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-73 By-Laws of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-74 Certificate of Limited Partnership of Penelec Capital II, L.P., dated as of August 20, 1998- incorporated by reference to Exhibit 3-E, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-75 Certificate of Business Trust Registration of Penelec Capital Trust, dated as of August 20, 1998- incorporated by reference to Exhibit 4-J, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-76 Restated Articles of Incorporation of Penelec dated March 8, 1999 - incorporated by reference to Exhibit 3-G of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

Exhibits
--------

      Penelec
      -------

B-77 Amended By-Laws of Penelec, dated as of May 16, 2000 - incorporated by reference to Exhibit 3-H of Penelec's Annual Report on Form 10-K for the year 2000, File No. 1-3522.


      GPU Electric & GPU Power

B-78 Articles of Incorporation of North Canadian Power, Inc., dated as of November 21, 1989 - incorporated by reference to Exhibit B-13 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-79 Certificate of Amendment of Articles of Incorporation of North Canadian Power, Inc., dated as of May 18, 1994, to change to name of the company to NCP Energy, Inc. - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-80 Articles of Incorporation of ADA Management Corporation, dated as of November 20, 1990 - incorporated by reference to Exhibit B-20 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-81 Certificate of Amendment of Articles of Incorporation of ADA Management Corporation, dated as of July 31, 1993 to change the name of the company to Commerce Cogeneration Corporation - incorporated by reference to Exhibit B-21 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-82 Certificate of Amendment of Articles of Incorporation of Commerce Cogeneration Corporation, dated as of July 31, 1993 to change the name of the company to NCP ADA Power, Inc. - incorporated by reference to Exhibit B-22 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-83  Certificate of Incorporation of EI Power, Inc., dated as of March 15, 1994
      - incorporated by reference to Exhibit B-41 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-84 Certificate of Amendment of Certificate of Incorporation of EI Power, Inc., dated as of August 1, 1996 to change the name of the company to GPU Power, Inc. - incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, Form No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-85 Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of July 25, 1989 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126

B-86  Certificate  of  Amendment  to  Certificate  of  Incorporation  of Bermuda
      Hundred Energy, Inc., dated as of March 16, 1993 - incorporated by reference to Exhibit B-12-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-87 Certificate of Amendment of the Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of March 16, 1993 to change the name of the corporation to Hanover Energy Corporation - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-88 Certificate of Incorporation of Austin Cogeneration Corporation, dated as of January 27, 1995 - incorporated by reference to Exhibit B-79 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-89 Certificate of Incorporation of Guaracachi America, Inc., dated as of July 13, 1995 - incorporated by reference to Exhibit B-80 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-90  By-Laws of Incorporation of EI Services  Colombia,  Ltda. (Public Deed No.
      2798), dated as of August 11, 1995 - incorporated by reference to Exhibit B-81 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-91 Amendment to the By-Laws of Incorporation of EI Services Colombia, Ltda. dated as of August 9, 1996 to change the name of the company to GPU International Latin America, Ltda. (subsequently renamed GPUI Colombia, Ltda.) - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-92 By-Laws of Incorporation of Empresa Guaracachi S.A., effective as of July 13, 1995 - incorporated by reference to Exhibit B-82 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-93 Certificate of Incorporation of EI Barranquilla, Inc., dated as of July 10, 1995 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-94 By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 9994), dated as of October 14, 1994 - incorporated by reference to Exhibit B-84 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-95 Certificate of Incorporation of Barranquilla Lease Holding, Inc., dated as of August 7, 1995 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-96 Certificate of Incorporation of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 - incorporated by reference to Exhibit B-86 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-97 Certificate of Incorporation of International Power Advisors, Inc., dated as of August 14, 1995 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-98 Certificate of Incorporation of Colombian Installations, Inc., dated as of September 8, 1995 - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-99 Certificate of Amendment of Certificate of Incorporation of Colombian Installations, Inc., dated as of August 26, 1996 to change the name of the company to GPU Power Philippines, Inc. - incorporated by reference to Exhibit B-96 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-100 Certificate of Incorporation  of EI Energy,  Inc., dated as of October 18,
      1995 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-101 Certificate  of Amendment of Certificate  of  Incorporation  of EI Energy,
      Inc., dated as of August 1, 1996 to change the name of the company to GPU Electric, Inc. - incorporated by reference to Exhibit B-98 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-102 Certificate  of  Incorporation  of Victoria  Electric,  Inc.,  dated as of
      October 18, 1995 - incorporated by reference to Exhibit B-90 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-103 Certificate of Incorporation of Victoria Electric Holdings, Inc., dated as of June 17, 1996 - incorporated by reference to Exhibit B-102 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-104 Certificate of  Incorporation  of EI UK Holdings,  Inc., dated as of April
      30, 1996 - incorporated by reference to Exhibit B-103 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-105 Memorandum and Articles of Association of Avon Energy Partners Holdings, dated as of May 2, 1996 - incorporated by reference to Exhibit B-104 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-106 Memorandum and Articles of Association of Avon Energy Partners plc, dated as of April 29, 1996 - incorporated by reference to Exhibit B-105 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-107 Memorandum of Association of Midlands  Electricity  plc, dated as of March
      9, 1989 - incorporated by reference to Exhibit B-106 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-108 Articles of Association of Midlands  Electricity  plc, adopted on December
      13, 1996 - incorporated by reference to Exhibit B-107 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-109 Certificate  of Filing of Amended  Articles of  Incorporation  of Magellan
      Utilities Development Corporation, adopted on March 14, 1994- incorporated by reference to Exhibit B-108 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-110 By-Laws of North Canadian Power,  Inc.  (subsequently  renamed NCP Energy,
      Inc.), adopted as of December 27, 1989 - incorporated by reference to Exhibit B-70 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-111 By-Laws of Commerce Cogeneration  Corporation,  as amended through October
      3, 1992 (formerly known as ADA Management Corporation) - subsequently renamed NCP ada Power, Inc. - incorporated by reference to Exhibit B-76 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-112 By-Laws of EI Cayman (subsequently renamed EI International),  dated as of
      June 16, 1993 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-113 By-Laws of EI Power, Inc. (subsequently renamed GPU Power, Inc.), dated as of May 2, 1994 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-114 Amended By-Laws of Hanover Energy  Corporation  (formerly  Bermuda Hundred
      Energy, Inc.), dated as of March 16, 1993 - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-115 By-Laws of Austin Cogeneration Corporation, adopted as of January 27, 1995
      - incorporated by reference to Exhibit B-123 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-116 By-Laws of Guaracachi America, Inc., adopted as of July 13, 1995 - incorporated by reference to Exhibit B-124 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-117 By-Laws of EI Barranquilla, Inc., adopted as of December 29, 1995 - incorporated by reference to Exhibit B-125 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-118 By-Laws of Barranquilla  Lease Holding,  Inc.,  adopted as of December 29,
      1995 - incorporated by reference to Exhibit B-126 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-119 By-Laws of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 - incorporated by reference to Exhibit B-127 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-120 By-Laws of International  Power Advisors,  Inc.,  adopted as of August 16,
      1995 - incorporated by reference to Exhibit B-128 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-121 By-Laws of Colombian  Installations,  Inc. (subsequently renamed GPU Power
      Philippines, Inc.), adopted as of September 9, 1995 - incorporated by reference to Exhibit B-129 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-122 By-Laws of EI Energy, Inc. (subsequently renamed GPU Electric, Inc.), dated as of October 20, 1995 - incorporated by reference to Exhibit B-130 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-123 By-Laws of Victoria Electric, Inc., adopted as of October 20, 1995 - incorporated by reference to Exhibit B-131 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-124 By-Laws of Victoria Electric Holdings, Inc., adopted as of June 17, 1996 - incorporated by reference to Exhibit B-149 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-125 By-Laws of EI UK Holdings, Inc., adopted as of April 30, 1996 - incorporated by reference to Exhibit B-150 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-126 Certificate of Filing of Amended By-Laws of Magellan Utilities Development
      Corporation adopted on September 29, 1994- incorporated by reference to Exhibit B-151 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-127 Memorandum  of  Association  of 2322120 Nova Scotia  Limited,  dated as of
      December 22, 1993 - incorporated by reference to Exhibit B-35 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-128 Certificate  of Amendment of the Memorandum of Association of 2322120 Nova
      Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Services Canada Limited - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-129 Memorandum  of  Association  of 2322133 Nova Scotia  Limited,  dated as of
      December 22, 1993 - incorporated by reference to Exhibit B-31 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-130 Certificate  of Amendment of the Memorandum of Association of 2322133 Nova
      Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Canada Holding Limited - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-131 Memorandum  of   Association  of  EI  Cayman   (subsequently   renamed  EI
      International), dated as of June 16, 1993 - incorporated by reference to Exhibit B-39 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-132 Memorandum of Association of EI Australia Services Pty Ltd., (subsequently renamed GPU International Australia Pty Ltd.), effective as of October 26, 1995 - incorporated by reference to Exhibit B-142 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-133 Articles of Association of 2322133 Nova Scotia Limited (subsequently renamed EI Canada Holding Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-134 Articles of Association of 2322120 Nova Scotia Limited (subsequently renamed EI Services Canada Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-135 Articles of Association of EI Australia Services Pty Ltd., (subsequently renamed GPU International Australia Pty Ltd.), adopted as of October 26, 1995 - incorporated by reference to Exhibit B-148 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-136 Amendment to By-Laws of  Incorporation of  Termobarranquilla  S.A. (Public
      Deed No. 1198), dated as of February 24, 1995 - incorporated by reference to Exhibit B-160 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-137 Amendment to By-Laws of  Incorporation of  Termobarranquilla  S.A. (Public
      Deed No. 1198), dated as of February 24, 1995 - incorporated by reference to Exhibit B-160 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-138 Amendment to By-Laws of  Incorporation of  Termobarranquilla  S.A. (Public
      Deed No. 6455), dated as of October 4, 1995 - incorporated by reference to Exhibit B-161 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-139 Amendment to By-Laws of  Incorporation of  Termobarranquilla  S.A. (Public
      Deed No. 2093), dated as of April 6, 1995 - incorporated by reference to Exhibit B-162 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-140 Amendment to By-Laws of  Incorporation of  Termobarranquilla  S.A. (Public
      Deed No. 5777), dated as of September 5, 1995 - incorporated by reference to Exhibit B-163 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-141 Certificate of Amendment of Articles of Association of EI Cayman, dated as of July 10, 1995 to change the name of the company to EI International - incorporated by reference to Exhibit B-164 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-142 Amendment to the Certificate of Incorporation of GPU  International  Latin
      America Ltda., dated as of March 6, 1997, to change the name of the company to GPUI Colombia Ltda. - incorporated by reference to Exhibit B-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No.30-126.

B-143 Certificate of Incorporation of GPU Australia  Holdings,  Inc. dated as of
      September 29, 1997 - incorporated by reference to Exhibit B-192 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-144 By-Laws of GPU Australia Holdings, Inc., dated as of September 29, 1997 - incorporated by reference to Exhibit B-193 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-145 Certificate  of  Incorporation  of  Austran  Holdings,  Inc.,  dated as of
      September 29, 1997 - incorporated by reference to Exhibit B-194 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-146 Amended and Restated  Certificate of  Incorporation  of Austran  Holdings,
      Inc., dated as of October 9, 1997 - incorporated by reference to Exhibit B-195 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-147 By-Laws of Austran Holdings, Inc. adopted as of September 29, 1997 - incorporated by reference to Exhibit B-196 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-148 Certificate of Incorporation of GPU Power Ireland, Inc., dated October 14,
      1997 - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-149 By-Laws of GPU Power Ireland, Inc. adopted as of October 14, 1997 - incorporated by reference to Exhibit B-200 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-150 Certificate  of  Amendment  to  the  Certificate  of  Registration  of  EI
      Australia Services Pty Ltd. to GPU International Australia Pty. Ltd. dated as of October 14, 1996 - incorporated by reference to Exhibit B-205 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-151 Certificate of Incorporation of GPU Capital,Inc., dated October 8, 1998 - incorporated by reference to Exhibit B-198 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-152 By-Laws of GPU Capital, Inc. adopted as of October 8, 1998 - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-153 Articles of Association of GPU do Brasil Ltda., dated March 10, 1998 - incorporated by reference to Exhibit B-200 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-154 By-Laws of GPU Sao Paulo S.A. adopted as of March 10, 1998 - incorporated by reference to Exhibit B-201 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-155 Memorandum  and Articles of Association of GPU GasNet Pty Ltd. dated as of
      June 16, 1998 - incorporated by reference to Exhibit B-202 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-156 Memorandum  and  Articles of  Association  of GPU GasNet  Trading Pty Ltd.
      dated as of June 16, 1998 - incorporated by reference to Exhibit B-203 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-157 Certificate of Incorporation of GPU Brasil,  Inc., dated February 25, 1998
      - incorporated by reference to Exhibit B-207 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-158 By-Laws  of  GPU  Brasil,   Inc.,  adopted  as  of  February  25,  1998  -
      incorporated by reference to Exhibit B-208 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-159 Certificate  of  Incorporation  of GPU  International  Asia,  Inc.,  dated
      January 9, 1997 - incorporated by reference to Exhibit B-209 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-160 By-Laws of GPU International Asia, Inc., adopted as of January 10, 1997 - incorporated by reference to Exhibit B-210 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126..

B-161 Certificate  of  Incorporation  of GPU  Argentina  Holdings,  Inc.,  dated
      December 18, 1998 - incorporated by reference to Exhibit B-211 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-162 By-Laws of GPU Argentina Holdings, Inc., adopted as of December 18, 1998 - incorporated by reference to Exhibit B-212 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-163 Certificate of Incorporation of GPU Solar, Inc., dated November 5, 1997 - incorporated by reference to Exhibit B-213 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-164 By-Laws of GPU Solar, Inc., adopted as of November 5, 1997 - incorporated by reference to Exhibit B-214 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-165 Certificate  of Merger of GPU Solar,  L.L.C.  and GPU Solar,  Inc.,  dated
      January 7, 1997 - incorporated by reference to Exhibit B-215 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-166 Association of Notaries of Empresa Distribuidora  Electrica Regional, S.A.
      - incorporated by reference to Exhibit B-204 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

Exhibits
--------

      GPU Electric & GPU Power
      ------------------------

B-167 Articles of Association of Avon Energy Partners plc, adopted as of January
      19, 2000 - incorporated by reference to Exhibit B-205 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-168 Articles of Association of Avon Energy  Partners  Holdings,  adopted as of
      January 19, 2000 - incorporated by reference to Exhibit B-206 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

B-169 Articles of Association of GPU Argentina  Services  S.R.L.,  dated January
      15, 1999 - incorporated by reference to Exhibit B-207 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

B-170 By-Laws of VicGas  Holdings,  Inc. - incorporated  by reference to Exhibit
      B-208 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

B-171 Certificate of Incorporation of VicGas Holdings, Inc. - incorporated by reference to Exhibit B-209 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

B-172 Articles of Association of Midlands Electricity plc, adopted as of January
      19, 2000 - incorporated by reference to Exhibit B-210 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

B-173 Certificate of Registration  on Change of Name of  Transmission  Pipelines
      Australia (Assets) Pty Limited, dated November 3, 1997 - incorporated by reference to Exhibit B-211 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

B-174 Constitution of Transmission Pipelines Australia (Assets) Pty Limited dated, June 1999 - incorporated by reference to Exhibit B-212 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126


      MYR Group
      ---------

B-175 Restated  Certificate  of  Incorporation  of The L.E.  Myers Company as of
      April 29, 1982 - incorporated by reference to Exhibit B-168 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-176 By-Laws of the L.E.  Myers Company as Amended and Restated on May 15, 1996
      - incorporated by reference to Exhibit B-169 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits

      MYR Group
      ---------

B-177 Certificate of Incorporation of MYRcom, Inc. dated April 20, 1999 - incorporated by reference to Exhibit B-170 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-178 By-Laws of MYRcom, Inc. dated as of April 20, 1999 - incorporated by reference to Exhibit B-173 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-179 Articles of Incorporation of Sturgeon Electric Company,  Inc. dated August
      20, 1974- incorporated by reference to Exhibit B-174 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.
B-180 Certificate  of Merger of  Sturgeon  Electric  Company,  Inc.,  a Colorado
      Corporation into Sturgeon Electric Company, Inc. a Michigan Corporation dated August 30, 1974 - incorporated by reference to Exhibit B-175 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-181 Agreement and Plan of Merger - Sturgeon Electric Company, Inc., a Colorado
      Corporation into Sturgeon Electric Company, Inc., a Michigan Corporation dated August 30, 1974 - incorporated by reference to Exhibit B-176 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-182 Certificate of Merger of Harsub, Inc. into Sturgeon Electric Company, Inc.
      dated September 26, 1974 - incorporated by reference to Exhibit B-177 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-183 Plan of Merger of Sturgeon Electric Company,  Inc. and Harsub,  Inc. dated
      September 4, 1974 - incorporated by reference to Exhibit B-178 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-184 By-Laws of Sturgeon Electric Company,  Inc. as Amended and Restated on May
      15, 1996 - incorporated by reference to Exhibit B-179 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-185 Certificate of Incorporation of MYRpower, Inc. dated April 18, 2000 - incorporated by reference to Exhibit B-180 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-186 By-Laws of MYRpower, Inc. dated April 19, 2000 - incorporated by reference to Exhibit B-183 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits
--------

      MYR Group
      ---------

B-187 Articles of  Incorporation  of Harlan Electric  Company dated December 26,
      1940 - incorporated by reference to Exhibit B-184 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-188 By-Laws of Harlan Electric Company as Amended and Restated on May 15, 1996
      - incorporated by reference to Exhibit B-185 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-189 Articles of Incorporation of ComTel Technology,  Inc. dated March 23, 1983
      - incorporated by reference to Exhibit B-186 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-190 By-Laws of ComTel Technology dated March 23, 1983 - incorporated by reference to Exhibit B-187 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

b-191 Articles of Incorporation of Power Piping Company dated October 31, 1963 - incorporated by reference to Exhibit B-188 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-192 By-Laws of Power Piping Company as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-189 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-193 Articles of  Incorporation of D.W.Close  Company,  Inc. dated February 16,
      1979 - incorporated by reference to Exhibit B-190 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-194 By-Laws of D.W. Close Company, Inc. dated February 16, 1979 - incorporated by reference to Exhibit B-191 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-195 Restated Certificate of Incorporation of MYR Group Inc. dated December 14,
      1995 - incorporated by reference to Exhibit B-192 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-196 Certificate   of  Amendment  of  Amended  and  Restated   Certificate   of
      Incorporation of MYR Group Inc. dated May 23, 1996 - incorporated by reference to Exhibit B-193 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits
--------

      MYR Group
      ---------

B-197 Certificate   of  Amendment  of  Amended  and  Restated   Certificate   of
      Incorporation of MYR Group Inc. dated May 10, 1999 - incorporated by reference to Exhibit B-194 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-198 Certificate  of Ownership and Merger Merging GPX  Acquisition  Corporation
      With and Into MYR Group Inc. dated April 26, 2000 - incorporated by reference to Exhibit B-195 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-199 Amended and Restated Certificate of Incorporation of MYR Group Inc. - incorporated by reference to Exhibit B-196 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-200 By-Laws of MYR Group Inc. - incorporated  by reference to Exhibit B-197 to
      GPU,  Inc.'s  Annual  Report  on Form  U5S for the  year  2000,  File  No.
      001-06047.

B-201 Articles   of   Amendment   to   the   Articles   of    Incorporation   of
      Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) dated June 28, 1977 - incorporated by reference to Exhibit B-198 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-202 Articles of Incorporation  of  Alvarado-Martinez  Construction  Management
      Corporation (Great Southwestern Construction, Inc) dated June 15, 1977 - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-203 Articles   of   Amendment   to   the   Articles   of    Incorporation   of
      Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) dated November 13, 1980 - incorporated by reference to Exhibit B-200 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-204 By-Laws  of  the  Alvarado-Martinez  Construction  Management  Corporation
      (Great Southwestern Construction, Inc.) - incorporated by reference to Exhibit B-201 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-205 Articles of Incorporation of Hawkeye Construction, Inc. dated September 5,
      1984 - incorporated by reference to Exhibit B-202 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits
--------

      MYR Group
      ---------

B-206 By-Laws  of  Hawkeye   Construction,   Inc.  dated  September  5,  1984  -
      incorporated by reference to Exhibit B-203 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.


C.    Instruments Defining the Rights of Security Holders, including
      ---------------------------------------------------------------
      Identures, Outstanding and Uncompleted Contracts or Agreements
      --------------------------------------------------------------


      FirstEnergy Corp.
      ----------------

C-1   Rights  Agreement,  dated December 1, 1997 - incorporated  by reference to
      Exhibit 4.1, Form 8-K.

C-2   FirstEnergy Corp. to The Bank of New York, Supplemental  Indenture,  dated
      November  7,  2001  -   incorporated   by  reference  to  Exhibit  4-2  to
      FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-3 FirstEnergy Corp. Executive and Director Incentive Compensation Plan, revised November 15, 1999 - incorporated by reference to Exhibit 10-1 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-4 Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, revised November 15, 1999 - incorporated by reference to Exhibit 10-2 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-5 Employment, severance and change of control agreement between FirstEnergy Corp. and executive officers - incorporated by reference to Exhibit 10-3 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-6 FirstEnergy Corp. Supplemental Executive Retirement Plan, amended January 1, 1999 - incorporated by reference to Exhibit 10-4 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-7 FirstEnergy Corp. Executive Incentive Compensation Plan -incorporated by reference to Exhibit 10-5 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-8 Restricted stock agreement between FirstEnergy Corp. and A. J. Alexander - incorporated by reference to Exhibit 10-6 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-9 FirstEnergy Corp. Executive and Director Incentive Compensation Plan - incorporated by reference to Exhibit 10-1 to FirstEnergy's Annual Report on Form 10-K for 1998, File No. 333-21011.

Exhibits
--------

      FirstEnergy Corp.
      ----------------

C-10 Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, amended February 15, 1999 - incorporated by reference to Exhibit 10-2 to FirstEnergy's Annual Report on Form 10-K for 1998, File No. 333-21011.

C-11 Restricted stock agreement between FirstEnergy Corp. and A. J. Alexander - incorporated by reference to Exhibit 10-9 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-12 Restricted stock agreement between FirstEnergy Corp. and H. P. Burg - incorporated by reference to Exhibit 10-10 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-13 Stock option agreement between FirstEnergy Corp. and officers dated November 22, 2000 - incorporated by reference to Exhibit 10-11 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-14 Stock option agreement between FirstEnergy Corp. and officers dated March 1, 2000 - incorporated by reference to Exhibit 10-12 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-15  Stock option  agreement  between  FirstEnergy  Corp.  and  director  dated
      January  1,  2000  -  incorporated   by  reference  to  Exhibit  10-13  to
      FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-16  Stock option agreement  between  FirstEnergy Corp. and two directors dated
      January  1,  2001  -  incorporated   by  reference  to  Exhibit  10-14  to
      FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-17 Executive and Director Incentive Compensation Plan dated May 15, 2001 - incorporated by reference to Exhibit 10-15 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-18 Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, revised September 18, 2000 - incorporated by reference to Exhibit 10-16 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-19 Stock Option Agreements between FirstEnergy Corp. and Officers dated May 16, 2001 - incorporated by reference to Exhibit 10-17 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

Exhibits
--------

      FirstEnergy Corp.
      ----------------

C-20 Restricted Stock Agreements between FirstEnergy Corp. and Officers dated February 20, 2002 - incorporated by reference to Exhibit 10-18 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-21  Stock Option Agreements  between  FirstEnergy Corp. and One Director dated
      January  1,  2002  -  incorporated   by  reference  to  Exhibit  10-19  to
      FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-22 FirstEnergy Corp. Executive Deferred Compensation Plan - incorporated by reference to Exhibit 10-20 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-23 Executive Incentive Compensation Plan-Tier 2 - incorporated by reference to Exhibit 10-21 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-24 Executive Incentive Compensation Plan-Tier 3 - incorporated by reference to Exhibit 10-22 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-25 Executive Incentive Compensation Plan-Tier 4 - incorporated by reference to Exhibit 10-23 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-26 Executive Incentive Compensation Plan-Tier 5 - incorporated by reference to Exhibit 10-24 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

      GPUS & GPUN
      -----------

C-27 Credit Agreement between GPUS and First National Bank of Chicago, dated as of March 27, 1996 - incorporated by reference to Exhibit B-2, Certificate Pursuant to Rule 24, File No. 70-8793.

C-28 Performance Units Agreement Under the 1990 Stock Plan for Employees of GPU and Subsidiaries - 1998 Agreement - incorporated by reference to Exhibit 10-CC to GPU, Inc.'s Annual Report on Form 10K for the year 1998, File No. 1-6047.

C-29 Incentive Compensation Plan for Elected Officers of GPU Service, Inc., as amended and restated June 4, 1998 - incorporated by reference to Exhibit C-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-30 Incentive Compensation Plan for Elected Officers of GPU Nuclear, Inc., dated as of February 6, 1997 - incorporated by reference to Exhibit C-6 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

Exhibits
--------

      GPUS & GPUN
      -----------

C-31 Employee Incentive Compensation Plan of GPU Service, Inc., dated as of December 1, 1998 - incorporated by reference to Exhibit C-8 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-32 Employee Incentive Compensation Plan of GPU Nuclear Inc., dated as of April 1, 1995 - incorporated by reference to Exhibit C-8 to GPU Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

C-33 GPU Service, Inc. Supplemental and Excess Benefits Plan, as amended July 1, 1999 - incorporated by reference to Exhibit C-8 to GPU Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-34 GPU Service, Inc. Supplemental and excess Benefits Plan, as amended August 8, 2000 - incorporated by reference to Exhibit C-8 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-35 GPU Nuclear, Inc. Supplemental and Excess Benefits Plan, as amended June 5, 1997 - incorporated by reference to Exhibit C-11 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-36 Deferred Remuneration Plan for Outside Directors of GPU Nuclear Inc., as amended June 5, 1997 - incorporated by reference to Exhibit C-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-37 Form of 1998 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
      Exhibit 10-BB to GPU, Inc.'s Annual Report on Form 10-K for the year 1998, File No. 1-6047.

C-38 Severance Protection Agreement for Fred D. Hafer, dated November 5, 1998 - incorporated by reference to Exhibit C-24 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-39 Severance Protection Agreement for Carole B. Snyder, dated November 30, 1998 - incorporated by reference to Exhibit C-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-40 Amended and Restated GPU System Companies Master Directors' Benefits Protection Trust effective June 1, 1999 - incorporated by reference to
      Exhibit 10-T of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

Exhibits
--------

      GPUS & GPUN
      -----------

C-41 GPU, Inc. 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries as amended and restated to reflect amendments through June 3, 1999 - incorporated by reference to Exhibit 10-V of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-42 Form of 1999 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
      Exhibit 10-W of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-43 Form of 1999 Performance Units Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
      Exhibit 10-X of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-44 Forms of Estate Enhancement Program Agreements - incorporated by reference to Exhibit 10-JJ of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-45 Amended GPU System Companies Deferred Compensation Plan, dated as of August 8, 2000 - incorporated by reference to Exhibit 10-A on GPU Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-46 Amended and restated Restricted Stock Plan for GPU, Inc.'s Outside Directors dated as of August 8, 2000 - incorporated by reference to
      Exhibit 10-M on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-47 Amended and restated Retirement Plan for Outside Directors of GPU, Inc. dated as of August 8, 2000 - incorporated by reference to Exhibit 10-N on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-48 Amended and restated Deferred Remuneration Plan for GPU, Inc.'s Outside Directors dated as of August 8, 2000 - incorporated by reference to
      Exhibit 10-O on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-49 Form of 2000 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
      Exhibit 10-W on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

Exhibits
--------

      GPUS & GPUN
      -----------

C-50 Form of 2000 Performance Units Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
      Exhibit 10-X on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-51 Amended Deferred Stock Unit Plan for GPU, Inc. Outside Directors dated as of August 8, 2000 - incorporated by reference to Exhibit 10-Y on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-52 Amendment to Deferred Stock Unit Plan for GPU, Inc. Outside Directors dated as of April 5, 2001 - incorporated by reference to Exhibit C-40 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-53 Amendment to GPU, Inc. 1990 Stock Plan dated as of April 5, 2001 - incorporated by reference to Exhibit C-41 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-54 Form of 2000 MYR Group Inc. Performance Units Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to Exhibit 10-Z on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-55 GPU, Inc. Stock Option and Restricted Stock Plan for MYR Group Inc. Employees amended as of April 5, 2001 - incorporated by reference to Exhibit C-43 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-56 Amended GPU Companies Supplemental Executive Retirement Plan, dated as of August 9, 2000 - incorporated by reference to Exhibit 10-EE on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.


      OE
      --

C-57 Indenture dated as of August 1, 1930 between OE and Bankers Trust Company, (now the Bank of New York), as Trustee, as amended and supplemented by Supplemental Indentures:

       Dated as of                File Reference               Exhibit No.
       -----------                --------------               -----------
       March 3, 1931              Form 10-K, 2-1725            B1,B-1(a),B-1(b)
       November 1, 1935           Form 10-K, 2-2721            B-4
       January 1, 1937            Form 10-K, 2-3402            B-5
       September 1, 1937          Form 8-A                     B-6
       June 13, 1939              Form 10-K, 2-5462            7(a)-7
       August 1, 1974             Form 8-A, August 28, 1974    2(b)

Exhibits
--------

      OE
      --

        Dated as of                File Reference               Exhibit No.
        July 1, 1976               Form 8-A, July 28, 1976      2(b)
        December 1, 1976           Form 8-A, December 15, 1976  2(b)
        June 15, 1977              Form 8-A, June 27, 1977      2(b)
        Supplemental Indentures:
        September 1, 1944          Form 10-K, 2-61146           2(b)(2)
        April 1, 1945              Form 10-K, 2-61146           2(b)(2)
        September 1, 1948          Form 10-K, 2-61146           2(b)(2)
        May 1, 1950                Form 10-K, 2-61146           2(b)(2)
        January 1, 1954            Form 10-K, 2-61146           2(b)(2)
        May 1, 1955                Form 10-K, 2-61146           2(b)(2)
        August 1, 1956             Form 10-K, 2-61146           2(b)(2)
        March 1, 1958              Form 10-K, 2-61146           2(b)(2)
        April 1, 1959              Form 10-K, 2-61146           2(b)(2)
        June 1, 1961               Form 10-K, 2-61146           2(b)(2)
        September 1, 1969          Form 10-K, 2-34351           2(b)(2)
        May 1, 1970                Form 10-K, 2-37146           2(b)(2)
        September 1, 1970          Form 10-K, 2-38172           2(b)(2)
        June 1, 1971               Form 10-K, 2-40379           2(b)(2)
        August 1, 1972             Form 10-K, 2-44803           2(b)(2)
        September 1, 1973          Form 10-K, 2-48867           2(b)(2)
        May 15, 1978               Form 10-K, 2-66957           2(b)(4)
        February 1, 1980           Form 10-K, 2-66957           2(b)(5)
        April 15, 1980             Form 10-K, 2-66957           2(b)(6)
        June 15, 1980              Form 10-K, 2-68023           (b)(4)(b)(5)
        October 1, 1981            Form 10-K, 2-74059           (4)(d)
        October 15, 1981           Form 10-K, 2-75917           (4)(e)
        February 15, 1982          Form 10-K, 2-75917           (4)(e)
        July 1, 1982               Form 10-K, 2-89360           (4)(d)
        March 1, 1983              Form 10-K, 2-89360           (4)(e)
        March 1, 1984              Form 10-K, 2-89360           (4)(f)
        September 15, 1984         Form 10-K, 2-92918           (4)(d)
        September 27, 1984         Form 10-K, 33-2576           (4)(d)
        November 8, 1984           Form 10-K, 33-2576           (4)(d)
        December 1, 1984           Form 10-K, 33-2576           (4)(d)
        December 5, 1984           Form 10-K, 33-2576           (4)(e)
        January 30, 1985           Form 10-K, 33-2576           (4)(e)
        February 25, 1985          Form 10-K, 33-2576           (4)(e)
        July 1, 1985               Form 10-K, 33-2576           (4)(e)
        October 1, 1985            Form 10-K, 33-2576           (4)(e)
        January 15, 1986           Form 10-K, 33-8791           (4)(d)
        May 20, 1986               Form 10-K, 33-8791           (4)(d)
        June 3, 1986               Form 10-K, 33-8791           (4)(e)
        October 1, 1986            Form 10-K, 33-29827          (4)(d)
        August 25, 1989            Form 10-K, 33-34663          (4)(d)
        February 15, 1991          Form 10-K, 33-39713          (4)(d)
        May 1, 1991                Form 10-K, 33-45751          (4)(d)
        May 15, 1991               Form 10-K, 33-45751          (4)(d)
        September 15, 1991         Form 10-K, 33-45751          (4)(d)
        April 1, 1992              Form 10-K, 33-48931          (4)(d)

Exhibits

      OE

        Dated as of                File Reference               Exhibit No.
        -----------                --------------               ----------
        Supplemental Indentures:
        June 15, 1992              Form 10-K, 33-48931          (4)(d)
        September 15, 1992         Form 10-K, 33-48931          (4)(e)
        April 1, 1993              Form 10-K, 33-51139          (4)(d)
        June 15, 1993              Form 10-K, 33-51139          (4)(d)
        September 15, 1993         Form 10-K, 33-51139          (4)(d)
        November 15, 1993          Form 10-K, 1-2578            (4)(2)
        April 1, 1995              Form 10-K, 1-2578            (4)(2)
        May 1, 1995                Form 10-K, 1-2578            (4)(2)
        July 1, 1995               Form 10-K, 1-2578            (4)(2)
        June 1, 1997               Form 10-K, 1-2578            (4)(2)
        April 1, 1998              Form 10-K, 1-2578            (4)(2)
        June 1, 1998               Form 10-K, 1-2578            (4)(2)
        September 29, 1999         Form 10-K, 1-2578            (4)(2)
        April 1, 2000              Form 10-K, 1-2578            (4)(2)(a)
        April 1, 2000              Form 10-K, 1-2578            (4)(2)(b)
        June 1, 2001               (A)

C-58 General Mortgage Indenture and Deed of Trust dated as of January 1, 1998 between OE and the Bank of New York, as Trustee. (Registration No. 333-05277, Exhibit 4(g).)

C-59 Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-43102, Exhibit 5(c)(2)

C-60 Amendment No. 1 dated January 4, 1974 to Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-68906,
      Exhibit 5(c)(3).)

C-61 Transmission Facilities Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-43102, Exhibit 5(c)(3).)

C-62 Amendment No. 1 dated as of January 1, 1993 to Transmission Facilities Agreement between the CAPCO Group dated as of September 14, 1967. (1993 Form 10-K, Exhibit 10-4.)

C-63 Agreement for the Termination or Construction of Certain Agreements effective September 1, 1980 among the CAPCO Group. (Registration No. 2-68906, Exhibit 10-4.)

C-64 Amendment dated as of December 23, 1993 to Agreement for the Termination or Construction of Certain Agreements effective September 1, 1980 among the CAPCO Group. (1993 Form 10-K, Exhibit 10-6).

C-65  CAPCO  Basic   Operating   Agreement,   as  amended   September  1,  1980.
      (Registration No. 2-68906, Exhibit 10-5.)

Exhibits
--------

      OE
      --

C-66 Amendment No. 1 dated August 1, 1981, and Amendment No. 2 dated September 1, 1982 to CAPCO Basic Operating Agreement, as amended September 1, 1980. (September 30, 1981 Form 10-Q, Exhibit 20-1 and 1982 Form 10-K, Exhibit 19-3, respectively.)

C-67 Amendment No. 3 dated July 1, 1984 to CAPCO Basic Operating Agreement, as amended September 1, 1980. (1985 Form 10-K, Exhibit 10-7.)

C-68 Basic Operating Agreement between the CAPCO Companies as amended October 1, 1991. (1991 Form 10-K, Exhibit 10-8.)

C-69 Basic Operating Agreement between the CAPCO Companies as amended January 1, 1993. (1993 Form 10-K, Exhibit 10-11.)

C-70 Memorandum of Agreement effective as of September 1, 1980 among the CAPCO Group. (1982 Form 10-K, Exhibit 19-2.)

C-71 Operating Agreement for Beaver Valley Power Station Units Nos. 1 and 2 as Amended and Restated September 15, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 10-15.)

C-72 Construction Agreement with respect to Perry Plant between the CAPCO Group dated as of July 22, 1974. (Registration No. 2-52251 of Toledo Edison Company, Exhibit 5(yy).)

C-73 Amendment No. 3 dated as of October 31, 1980 to the Bond Guaranty dated as of October 1, 1973, as amended, with respect to the CAPCO Group. (Registration No. 2-68906 of Pennsylvania Power Company, Exhibit 10-16.)

C-74 Amendment No. 4 dated as of July 1, 1985 to the Bond Guaranty dated as October 1, 1973, as amended, by the CAPCO Companies to National City Bank as Bond Trustee. (1985 Form 10-K, Exhibit 10-30.)

C-75 Amendment No. 5 dated as of May 1, 1986, to the Bond Guaranty by the CAPCO Companies to National City Bank as Bond Trustee. (1986 Form 10-K, Exhibit 10-33.)

C-76 Amendment No. 6A dated as of December 1, 1991, to the Bond Guaranty dated as of October 1, 1973, by The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company to National City Bank, as Bond Trustee. (1991 Form 10-K, Exhibit 10-33.)

C-77 Amendment No. 6B dated as of December 30, 1991, to the Bond Guaranty dated as of October 1, 1973 by The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company to National City Bank, as Bond Trustee. (1991 Form 10-K, Exhibit 10-34.)

Exhibits
--------

      OE
      --

C-78 Bond Guaranty dated as of December 1, 1991, by The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company to National City Bank, as Bond Trustee. (1991 Form 10-K, Exhibit 10-35.)

C-79  Memorandum  of  Understanding   dated  March  31,  1985  among  the  CAPCO
      Companies. (1985 Form 10-K, Exhibit 10-35.)

C-80 Ohio Edison System Executive Supplemental Life Insurance Plan. (1995 Form 10-K, Exhibit 10-44.)

C-81  Ohio Edison System Executive Incentive Compensation Plan. (1995 Form 10-K,
      Exhibit 10-45.)

C-82 Ohio Edison System Restated and Amended Executive Deferred Compensation Plan. (1995 Form 10-K, Exhibit 10-46.)

C-83 Ohio Edison System Restated and Amended Supplemental Executive Retirement Plan. (1995 Form 10-K, Exhibit 10-47.)

C-84 Severance pay agreement between Ohio Edison Company and W. R. Holland. (1995 Form 10-K, Exhibit 10-48.)

C-85 Severance pay agreement between Ohio Edison Company and H. P. Burg. (1995 Form 10-K, Exhibit 10-49.)

C-86 Severance pay agreement between Ohio Edison Company and A. J. Alexander. (1995 Form 10-K, Exhibit 10-50.)

C-87 Severance pay agreement between Ohio Edison Company and J. A. Gill. (1995 Form 10K, Exhibit 10-51.)

C-88 Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Hereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-1.)

C-89 Amendment No. 1 dated as of September 1, 1987 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 thereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company (now The Bank of New York), as Indenture Trustee, and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-46.)

Exhibits
--------

      OE
      --

C-90 Amendment No. 3 dated as of May 16, 1988 to Participation Agreement dated as of March 16, 1987, as amended among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1992 Form 10-K,
      Exhibit 10-47.)

C-91 Amendment No. 4 dated as of November 1, 1991 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-47.)

C-92 Amendment No. 5 dated as of November 24, 1992 to Participation Agreement dated as of March 16, 1987, as amended, among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company as Lessee. (1992 Form 10-K,
      Exhibit 10-49.)

C-93 Amendment No. 6 dated as of January 12, 1993 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-50.)

C-94 Amendment No. 7 dated as of October 12, 1994 to Participation Agreement dated as of March 16, 1987 as amended, among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K,
      Exhibit 10-54.)

C-95 Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1986 Form 10-K, Exhibit 28-2.)

C-96 Amendment No. 1 dated as of September 1, 1987 to Facility Lease dated as of March 16, 1997 between The First National Bank of Boston, as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-49.)

Exhibits
--------

      OE
      --

C-97 Amendment No. 2 dated as of November 1, 1991, to Facility Lease dated as of March 16, 1987, between The First National Bank of Boston, as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-50.)

C-98 Amendment No. 3 dated as of November 24, 1992 to Facility Lease dated as March 16, 1987 as amended, between The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited partnership, as Owner Participant and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-54.)

C-99 Amendment No. 4 dated as of January 12, 1993 to Facility Lease dated as of March 16, 1987 as amended, between, The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-59.)

C-100 (Amendment No. 5 dated as of October 12, 1994 to Facility Lease dated as of March 16, 1987 as amended, between, The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-60.)

C-101 Letter  Agreement  dated as of March 19, 1987 between Ohio Edison Company,
      Lessee, and The First National Bank of Boston, Owner Trustee under a Trust dated March 16, 1987 with Chase Manhattan Realty Leasing Corporation, required by Section 3(d) of the Facility Lease. (1986 Form 10-K, Exhibit 28-3.)

C-102 Ground  Lease dated as of March 16,  1987  between  Ohio  Edison  Company,
      Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with the Owner Participant, Tenant. (1986 Form 10-K, Exhibit 28-4.)

C-103 Trust Agreement dated as of March 16, 1987 between Perry One Alpha Limited
      Partnership, as Owner Participant, and The First National Bank of Boston. (1986 Form 10-K, Exhibit 28-5.)

C-104 Trust Indenture,  Mortgage,  Security Agreement and Assignment of Facility
      Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of March 16, 1987 with Perry One Alpha Limited Partnership, and Irving Trust Company, as Indenture Trustee. (1986 Form 10-K, Exhibit 28-6.)

C-105 Supplemental  Indenture  No.  1 dated  as of  September  1,  1987 to Trust
      Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee and Irving Trust Company (now The Bank of New York), as Indenture Trustee. (1991 Form 10-K, Exhibit 10-55.)

Exhibits
--------

      OE
      --

C-106 Supplemental  Indenture  No.  2 dated  as of  November  1,  1991 to  Trust
      Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and The Bank of New York, as Indenture Trustee. (1991 Form 10-K, Exhibit 10-56.)

C-107 Tax  Indemnification  Agreement  dated as of March 16, 1987 between  Perry
      One, Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-7.)

C-108 Amendment  No.  1 dated  as of  November  1,  1991 to Tax  Indemnification
      Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1991 Form 10-K, Exhibit 10-58.)

C-109 Amendment  No.  2 dated  as of  January  12,  1993 to Tax  Indemnification
      Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-69.)

C-110 Amendment  No.  3 dated  as of  October  12,  1994 to Tax  Indemnification
      Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-70.)

C-111 Partial Mortgage Release dated as of March 19, 1987 under the Indenture between Ohio Edison Company and Bankers Trust Company, as Trustee, dated as of the 1st day of August 1930. (1986 Form 10-K, Exhibit 28-8.)

C-112 Assignment, Assumption and Further Agreement dated as of March 16, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1986 Form 10-K, Exhibit 28-9.)

C-113 Additional  Support Agreement dated as of March 16, 1987 between The First
      National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, and Ohio Edison Company. (1986 Form 10-K, Exhibit 28-10.)

C-114 Bill of Sale,  Instrument of Transfer and Severance  Agreement dated as of
      March 19, 1987 between Ohio Edison Company, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership.
      (1986 Form 10-K, Exhibit 28-11.)

C-115 Easement dated as of March 16, 1987 from Ohio Edison Company,  Grantor, to
      The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, Grantee. (1986 Form 10-K, File Exhibit 28-12.)

Exhibits
--------

      OE
      --

C-116 Participation  Agreement dated as of March 16, 1987 among Security Pacific
      Capital Leasing Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Hereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1986 Form 10-K, as Exhibit 28-13.)

C-117 Amendment No. 1 dated as of September 1, 1987 to Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, The Original Loan Participants Listed in Schedule 1 thereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-65.)

C-118 Amendment No. 4 dated as of November 1, 1991, to Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K,
      Exhibit 10-66.)

C-119 Amendment No. 5 dated as of November 24, 1992 to  Participation  Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNNP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-71.)

C-120 Amendment  No. 6 dated as of January 12, 1993 to  Participation  Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-80.)

C-121 Amendment  No. 7 dated as of October 12, 1994 to  Participation  Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-81.)

Exhibits
--------

      OE
      --

C-122 Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, Lessor, and Ohio Edison Company, as Lessee. (1986 Form 10-K,
      Exhibit 28-14.)

C-123 Amendment No. 1 dated as of September 1, 1987 to Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-68.)

C-124 Amendment No. 2 dated as of November 1, 1991 to Facility Lease dated as of
      March 16, 1987 between The First National Bank of Boston as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-69.)

C-125 Amendment No. 3 dated as of November 24, 1992 to Facility Lease dated as of March 16, 1987, as amended, between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant and Ohio Edison Company, as Lessee.
      (1992 Form 10-K, Exhibit 10-75.)

C-126 Amendment No. 4 dated as of January 12, 1993 to Facility Lease dated as of
      March 16, 1987 as amended between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee.
      (1992 Form 10-K, Exhibit 10-76.)

C-127 Amendment No. 5 dated as of October 12, 1994 to Facility Lease dated as of
      March 16, 1987 as amended between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee.
      (1994 Form 10-K, Exhibit 10-87.)

C-128 Letter Agreement dated as of March 19, 1987 between Ohio Edison Company, as Lessee, and The First National Bank of Boston, as Owner Trustee under a Trust, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, required by Section 3(d) of the Facility Lease. (1986 Form 10-K, Exhibit 28-15.)

C-129 Ground  Lease dated as of March 16,  1987  between  Ohio  Edison  Company,
      Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, Tenant. (1986 Form 10-K, Exhibit 28-16.)

C-130 Trust  Agreement  dated as of March  16,  1987  between  Security  Pacific
      Capital Leasing Corporation, as Owner Participant, and The First National Bank of Boston. (1986 Form 10-K, Exhibit 28-17.)

Exhibits
--------

      OE
      --

C-131 Trust Indenture,  Mortgage,  Security Agreement and Assignment of Facility
      Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, and Irving Trust Company, as Indenture Trustee. (1986 Form 10-K, Exhibit 28-18.)

C-132 to  Trust  Indenture,  Mortgage,  Security  Agreement  and  Assignment  of
      Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and Irving Trust Company (now The Bank of New
      York), as Indenture Trustee. (1991 Form 10-K, Exhibit 10-74.)

C-133 Supplemental  Indenture  No.  2 dated  as of  November  1,  1991 to  Trust
      Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and The Bank of New York, as Indenture Trustee. (1991 Form 10-K, Exhibit 10-75.)

C-134 Tax Indemnification  Agreement dated as of March 16, 1987 between Security
      Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-19.)

C-135 Amendment  No.  1 dated  as of  November  1,  1991 to Tax  Indemnification
      Agreement  dated as of March 16, 1987  between  Security  Pacific  Capital
      Leasing Corporation and Ohio Edison Company. (1991 Form 10-K, Exhibit 10-77.)

C-136 Amendment  No.  2 dated  as of  January  12,  1993 to Tax  Indemnification
      Agreement  dated as of March 16, 1987  between  Security  Pacific  Capital
      Leasing Corporation and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-96.)

C-137 Amendment  No.  3 dated  as of  October  12,  1994 to Tax  Indemnification
      Agreement  dated as of March 16, 1987  between  Security  Pacific  Capital
      Leasing Corporation and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-97.)

C-138 Assignment, Assumption and Further Agreement dated as of March 16, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1986 Form 10-K, Exhibit 28-20.)

C-139 Additional  Support Agreement dated as of March 16, 1987 between The First
      National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, and Ohio Edison Company. (1986 Form 10-K, Exhibit 28-21.)

Exhibits
--------

      OE
      --

C-140 Bill of Sale,  Instrument of Transfer and Severance  Agreement dated as of
      March 19, 1987 between Ohio Edison Company, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, Buyer. (1986 Form 10-K, Exhibit 28-22.)

C-141 Easement dated as of March 16, 1987 from Ohio Edison Company,  Grantor, to
      The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, Grantee. (1986 Form 10-K, Exhibit 28-23.)

C-142 Refinancing  Agreement  dated as of November 1, 1991 among Perry One Alpha
      Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee, The Bank of New York, as Collateral Trust Trustee, The Bank of New York, as New Collateral Trust Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-82.)

C-143 Refinancing  Agreement dated as of November 1, 1991 among Security Pacific
      Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee, The Bank of New York, as Collateral Trust Trustee, The Bank of New York as New Collateral Trust Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-83.)

C-144 Ohio Edison  Company  Master  Decommissioning  Trust  Agreement  for Perry
      Nuclear Power Plant Unit One, Perry Nuclear Power Plant Unit Two, Beaver Valley Power Station Unit One and Beaver Valley Power Station Unit Two dated July 1, 1993. (1993 Form 10-K, Exhibit 10-94.)

C-145 Nuclear  Fuel  Lease  dated  as of  March  31,  1989,  between  OES  Fuel,
      Incorporated, as Lessor, and Ohio Edison Company, as Lessee. (1989 Form 10-K, Exhibit 10-62.)

C-146 Receivables Purchase Agreement dated as November 28, 1989, as amended and restated as of April 23, 1993, between OES Capital, Incorporated, Corporate Asset Funding Company, Inc. and Citicorp North America, Inc. (1994 Form 10-K, Exhibit 10-106.)

C-147 Guarantee Agreement entered into by Ohio Edison Company dated as of January 17, 1991. (1990 Form 10-K, Exhibit 10-64.)

C-148 Transfer and Assignment  Agreement  among Ohio Edison Company and Chemical
      Bank,  as  trustee  under the OE Power  Contract  Trust.  (1990 Form 10-K,
      Exhibit 10-65.)

Exhibits
--------

      OE
      --

C-149 Renunciation  of  Payments  and  Assignment  among  Ohio  Edison  Company,
      Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of January 4, 1991. (1990 Form 10-K, Exhibit 10-66.)

C-150 Transfer  and  Assignment  Agreement  dated May 20, 1994 among Ohio Edison
      Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1994 Form 10-K, Exhibit 10-110.)

C-151 Renunciation  of  Payments  and  Assignment  among  Ohio  Edison  Company,
      Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of May 20, 1994. (1994 Form 10-K, Exhibit 10-111.)

C-152 Transfer and Assignment Agreement dated October 12, 1994 among Ohio Edison
      Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1994 Form 10-K, Exhibit 10-112.)

C-153 Renunciation  of  Payments  and  Assignment  among  Ohio  Edison  Company,
      Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of October 12, 1994. (1994 Form 10-K, Exhibit 10-113.)

C-154 Participation  Agreement  dated as of  September  15,  1987,  among Beaver
      Valley Two Pi Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company as Lessee. (1987 Form 10-K, Exhibit 28-1.)

C-155 Amendment No. 1 dated as of February 1, 1988, to Participation Agreement dated as of September 15, 1987, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-2.)

C-156 Amendment No. 3 dated as of March 16, 1988 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K,
      Exhibit 10-99.)

Exhibits
--------

      OE
      --

C-157 Amendment No. 4 dated as of November 5, 1992 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner
      Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-100.)

C-158 Amendment No. 5 dated as of September 30, 1994 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner
      Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-118.)

C-159 Facility Lease dated as of September 15, 1987,  between The First National
      Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K,
      Exhibit 28-3.)

C-160 Amendment No. 1 dated as of February 1, 1988, to Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-4.)

C-161 Amendment No. 2 dated as of November 5, 1992, to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee.
      (1992 Form 10-K, Exhibit 10-103.)

C-162 Amendment No. 3 dated as of September 30, 1994 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee.
      (1994 Form 10-K, Exhibit 10-122.)

C-163 Ground  Lease and  Easement  Agreement  dated as of  September  15,  1987, between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, Tenant. (1987 Form 10-K, Exhibit 28-5.)

C-164 Trust Agreement dated as of September 15, 1987,  between Beaver Valley Two
      Pi Limited Partnership, as Owner Participant, and The First National Bank of Boston. (1987 Form 10-K, Exhibit 28-6.)

Exhibits
--------

      OE
      --

C-165 Trust Indenture,  Mortgage,  Security Agreement and Assignment of Facility
      Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-7.)

C-166 Supplemental  Indenture  No.  1 dated  as of  February  1,  1988 to  Trust
      Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with Beaver Valley Two Pi Limited Partnership and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-8.)

C-167 Tax  Indemnification  Agreement  dated as of September  15, 1987,  between
      Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-9.)

C-168 Amendment  No.  1 dated  as of  November  5,  1992 to Tax  Indemnification
      Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-128.)

C-169 Amendment  No. 2 dated as of  September  30,  1994 to Tax  Indemnification
      Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-129.)

C-170 Tax  Indemnification  Agreement dated as of September 15, 1987, between HG
      Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-10.)

C-171 Amendment  No.  1 dated  as of  November  5,  1992 to Tax  Indemnification
      Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1994 Form 10-K,
      Exhibit 10-131.)

C-172 Amendment  No. 2 dated as of  September  30,  1994 to Tax  Indemnification
      Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1994 Form 10-K,
      Exhibit 10-132.)

C-173 Assignment,  Assumption  and Further  Agreement  dated as of September 15,
      1987, among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1987 Form 10-K, Exhibit 28-11.)

Exhibits
--------

      OE
      --

C-174 Additional  Support Agreement dated as of September 15, 1987,  between The
      First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, and Ohio Edison Company. (1987 Form 10-K, Exhibit 28-12.)

C-175 Participation  Agreement  dated as of September 15, 1987,  among  Chrysler
      Consortium Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-13.)

C-176 Amendment No. 1 dated as of February 1, 1988, to Participation Agreement dated as of September 15, 1987, among Chrysler Consortium Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-14.)

C-177 Amendment No. 3 dated as of March 16, 1988 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1992 Form 10-K,
      Exhibit 10-114.)

C-178 Amendment No. 4 dated as of November 5, 1992 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-115.)

C-179 Amendment No. 5 dated as of January 12, 1993 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-139.)

C-180 Amendment No. 6 dated as of September 30, 1994 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-140.)

Exhibits
--------

      OE
      --

C-181 Facility Lease dated as of September 15, 1987,  between The First National
      Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, Lessor, and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-15.)

C-182 Amendment No. 1 dated as of February 1, 1988, to Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-16.)

C-183 Amendment No. 2 dated as of November 5, 1992 to Facility Lease dated as of
      September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-118.)

C-184 Amendment No. 3 dated as of January 12, 1993 to Facility Lease dated as of
      September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-119.)

C-185 Amendment No. 4 dated as of September 30, 1994 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-145.)

C-186 Ground Lease and Easement Agreement dated as of September 15, 1987, between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, Tenant. (1987 Form 10-K,
      Exhibit 28-17.)

C-187 Trust  Agreement  dated  as  of  September  15,  1987,   between  Chrysler
      Consortium Corporation, as Owner Participant, and The First National Bank of Boston. (1987 Form 10-K, Exhibit 28-18.)

C-188 Trust Indenture,  Mortgage,  Security Agreement and Assignment of Facility
      Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-19.)

C-189 Supplemental  Indenture  No.  1 dated  as of  February  1,  1988 to  Trust
      Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with Chrysler Consortium Corporation and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-20.)

Exhibits
--------

      OE
      --

C-190 Tax  Indemnification  Agreement  dated as of September  15, 1987,  between
      Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-21.)

C-191 Amendment  No.  1 dated  as of  November  5,  1992 to Tax  Indemnification
      Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-151.)

C-192 Amendment  No.  2 dated  as of  January  12,  1993 to Tax  Indemnification
      Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-152.)

C-193 Amendment  No. 3 dated as of  September  30,  1994 to Tax  Indemnification
      Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-153.)

C-194 Assignment,  Assumption  and Further  Agreement  dated as of September 15,
      1987, among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, and Toledo Edison Company. (1987 Form 10-K, Exhibit 28-22.)

C-195 Additional  Support Agreement dated as of September 15, 1987,  between The
      First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, and Ohio Edison Company. (1987 Form 10-K, Exhibit 28-23.)

C-196 Operating Agreement dated March 10, 1987 with respect to Perry Unit No. 1 between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-24.)

C-197 Operating  Agreement for Bruce Mansfield Units Nos. 1, 2 and 3 dated as of
      June 1, 1976, and executed on September 15, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-25.)

C-198 Operating  Agreement  for W. H. Sammis Unit No. 7 dated as of September 1,
      1971 by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-26.)

C-199 OE-APS Power Interchange Agreement dated March 18, 1987, by and among Ohio
      Edison Company and Pennsylvania Power Company, and Monongahela Power Company and West Penn Power Company and The Potomac Edison Company. (1987 Form 10-K, Exhibit 28-27.)

C-200 OE-PEPCO  Power Supply  Agreement  dated March 18, 1987, by and among Ohio
      Edison Company and Pennsylvania Power Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-28.)

Exhibits
--------

      OE
      --

C-201 Supplement  No. 1 dated as of April 28, 1987, to the OE-PEPCO Power Supply
      Agreement dated March 18, 1987, by and among Ohio Edison Company, Pennsylvania Power Company, and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-29.)

C-202 APS-PEPCO  Power  Resale  Agreement  dated  March 18,  1987,  by and among
      Monongahela Power Company, West Penn Power Company, and The Potomac Edison Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-30.)


      Penn
      ----

C-203 Indenture  dated as of  November  1,  1945,  between  Penn  and The  First
      National Bank of the City of New York (now Citibank, N.A.), as Trustee, as supplemented and amended by Supplemental Indentures dated as of May 1, 1948, March 1, 1950, February 1, 1952, October 1, 1957, September 1, 1962,
      June 1, 1963, June 1, 1969, May 1, 1970,  April 1, 1971,  October 1, 1971,
      May 1, 1972, December 1, 1974, October 1, 1975, September 1, 1976, April 15, 1978, June 28, 1979, January 1, 1980, June 1, 1981, January 14, 1982,
      August 1, 1982, December 15, 1982, December 1, 1983, September 6, 1984, December 1, 1984, May 30, 1985, October 29, 1985, August 1, 1987, May 1,
      1988, November 1, 1989, December 1, 1990,  September 1, 1991, May 1, 1992,
      July 15, 1992,  August 1, 1992, and May 1, 1993, July 1, 1993,  August 31,
      1993, September 1, 1993, September 15, 1993, October 1, 1993, November 1, 1993, and August 1, 1994. (Physically filed and designated as Exhibits 2(b)(1)-1 through 2(b)(1)-15 in Registration Statement File No. 2-60837; as Exhibits 2(b)(2), 2(b)(3), and 2(b)(4) in Registration Statement File No. 2-68906; as Exhibit 4-2 in Form 10-K for 1981 File No. 1-3491; as
      Exhibit 19-1 in Form 10-K for 1982 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1983 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1984 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1985 File No. 1-3491; as
      Exhibit 19-1 in Form 10-K for 1987 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1988 File No. 1-3491; as Exhibit 19 in Form 10-K for 1989 File No. 1-3491; as Exhibit 19 in Form 10-K for 1990 File No. 1-3491; as
      Exhibit 19 in Form 10-K for 1991 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1992 File No. 1-3491; as Exhibit 4-2 in Form 10-K for 1993 File No. 1-3491; and as Exhibit 4-2 in Form 10-K for 1994 File No. 1-3491.)

C-204 Supplemental  Indenture  dated as of September  1, 1995,  between Penn and
      Citibank, N.A., as Trustee. (1995 Form 10-K, Exhibit 4-2.)

C-205 Supplemental  Indenture  dated  as of  June  1,  1997,  between  Penn  and
      Citibank, N.A., as Trustee. (1997 Form 10-K, Exhibit 4-3.)

Exhibits
--------

      Penn
      ----

C-206 Supplemental  Indenture  dated  as of  June  1,  1998,  between  Penn  and
      Citibank, N. A., as Trustee. (1998 Form 10-K, Exhibit 4-4.)

C-207 Supplemental  Indenture  dated as of September 29, 1999,  between Penn and
      Citibank, N.A., as Trustee. (1999 Form 10-K, Exhibit 4-5.)

C-208 Supplemental  Indenture  dated as of November 15,  1999,  between Penn and
      Citibank, N.A., as Trustee. (1999 Form 10-K, Exhibit 4-6.)

C-209 Supplemental  Indenture dated as of June 1, 2001. (2001 Form 10-K, Exhibit
      4-7.)

C-210 Administration Agreement between the CAPCO Group dated as of September 14,
      1967. (Registration Statement of Ohio Edison Company, File No. 2-43102,
      Exhibit 5(c)(2).)

C-211 Amendment No. 1 dated January 4, 1974 to Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration Statement No. 2-68906, Exhibit 5 (c)(3).)

C-212 Transmission  Facilities  Agreement  between  the CAPCO  Group dated as of
      September 14, 1967. (Registration Statement of Ohio Edison Company, File No. 2-43102, Exhibit 5 (c)(3).)

C-213 Amendment  No. 1 dated as of  January 1, 1993 to  Transmission  Facilities
      Agreement between the CAPCO Group dated as of September 14, 1967. (1993 Form 10-K, Exhibit 10-4, Ohio Edison Company.)

C-214 Agreement for the Termination or Construction of Certain Agreements effective September 1, 1980 among the CAPCO Group. (Registration Statement No. 2-68906, Exhibit 10-4.)

C-215 Amendment dated as of December 23, 1993 to Agreement for the Termination or Construction of Certain Agreements effective September 1, 1980 among the CAPCO Group. (1993 Form 10-K, Exhibit 10-6, Ohio Edison Company.)

C-216 CAPCO  Basic   Operating   Agreement,   as  amended   September  1,  1980.
      (Registration Statement No. 2-68906, as Exhibit 10-5.)

C-217 Amendment No. 1 dated August 1, 1981 and  Amendment No. 2 dated  September
      1, 1982, to CAPCO Basic Operating Agreement as amended September 1, 1980. (September 30, 1981 Form 10-Q, Exhibit 20-1 and 1982 Form 10-K, Exhibit 19-3, File No. 1-2578, of Ohio Edison Company.)

Exhibits
--------

      Penn
      ----

C-218 Amendment  No.  3 dated  as of July 1,  1984,  to  CAPCO  Basic  Operating
      Agreement as amended September 1, 1980. (1985 Form 10-K, Exhibit 10-7, File No. 1-2578, of Ohio Edison Company.)

C-219 Basic Operating  Agreement  between the CAPCO Companies as amended October
      1, 1991. (1991 Form 10-K, Exhibit 10-8, File No. 1-2578, of Ohio Edison Company.)

C-220 Basic Operating  Agreement  between the CAPCO Companies as amended January
      1, 1993. (1993 Form 10-K, Exhibit 10-11, Ohio Edison.)

C-221 Memorandum of Agreement effective as of September 1, 1980, among the CAPCO
      Group. (1991 Form 10-K, Exhibit 19-2, Ohio Edison Company.)

C-222 Operating  Agreement for Beaver Valley Power Station Units Nos. 1 and 2 as
      Amended and Restated September 15, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 10-15, File No. 1-2578, of Ohio Edison Company.)

C-223 Construction Agreement with respect to Perry Plant between the CAPCO Group dated as of July 22, 1974. (Registration Statement of Toledo Edison Company, File No. 2-52251, as Exhibit 5 (yy).)

C-224 Memorandum of  Understanding  dated as of March 31, 1985,  among the CAPCO
      Companies. (1985 Form 10-K, Exhibit 10-35, File No. 1-2578, Ohio Edison Company.)

C-225 Ohio Edison System Executive  Supplemental Life Insurance Plan. (1995 Form
      10-K, Exhibit 10-44, File No. 1-2578, Ohio Edison Company.)

C-226 Ohio Edison System Executive Incentive Compensation Plan. (1995 Form 10-K,
      Exhibit 10-45, File No. 1-2578, Ohio Edison Company.)

C-227 Ohio Edison System Restated and Amended  Executive  Deferred  Compensation
      Plan.  (1995  Form 10-K,  Exhibit  10-46,  File No.  1-2578,  Ohio  Edison
      Company.)

C-228 Ohio Edison System Restated and Amended Supplemental  Executive Retirement
      Plan.  (1995  Form 10-K,  Exhibit  10-47,  File No.  1-2578,  Ohio  Edison
      Company.)

C-229 Operating Agreement for Perry Unit No. 1 dated March 10, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-24, File No. 1-2578, Ohio Edison Company.)

Exhibits
--------

      Penn
      ----

C-230 Operating  Agreement for Bruce Mansfield Units Nos. 1, 2 and 3 dated as of
      June 1, 1976, and executed on September 15, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-25, File No. 1-2578, Ohio Edison Company.)

C-231 Operating  Agreement  for W. H. Sammis Unit No. 7 dated as of September 1,
      1971, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-26, File No. 1-2578, Ohio Edison Company.)

C-232 OE-APS Power Interchange Agreement dated March 18, 1987, by and among Ohio
      Edison Company and Pennsylvania Power Company, and Monongahela Power Company and West Penn Power Company and The Potomac Edison Company. (1987 Form 10-K, Exhibit 28-27, File No. 1-2578, of Ohio Edison Company.)

C-233 OE-PEPCO  Power Supply  Agreement  dated March 18, 1987, by and among Ohio
      Edison Company and Pennsylvania Power Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-28, File No. 1-2578, of Ohio Edison Company.)

C-234 Supplement  No. 1 dated as of April 28, 1987, to the OE-PEPCO Power Supply
      Agreement dated March 18, 1987, by and among Ohio Edison Company, Pennsylvania Power Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-29, File No. 1-2578, of Ohio Edison Company.)

C-235 APS-PEPCO  Power  Resale  Agreement  dated  March 18,  1987,  by and among
      Monongahela Power Company, West Penn Power Company, and The Potomac Edison Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-30, File No. 1-2578, of Ohio Edison Company.)

C-236 Pennsylvania  Power Company  Master  Decommissioning  Trust  Agreement for
      Beaver Valley Power Station and Perry Nuclear Power Plant dated as of April 21, 1995. (Quarter ended June 30, 1995 Form 10-Q, Exhibit 10, File No. 1-3491.)

C-237 Nuclear  Fuel  Lease  dated  as of  March  31,  1989,  between  OES  Fuel,
      Incorporated, as Lessor, and Pennsylvania Power Company, as Lessee. (1989 Form 10-K, Exhibit 10-39, File No. 1-3491.)


      CEI and TE
      ----------

C-238 Rights  Agreement  (Exhibit 4, June 25, 1996 Form 8-K,  File Nos.  1-9130,
      1-2323 and 1-3583).

Exhibits
--------

      CEI and TE
      ----------

C-239 Form of Note Indenture between Cleveland  Electric,  Toledo Edison and The
      Chase Manhattan Bank, as Trustee dated as of June 13, 1997 (Exhibit 4(c), Form S-4 File No. 333-35931, filed by Cleveland Electric and Toledo Edison).

C-240 Form of First  Supplemental  Note Indenture  between  Cleveland  Electric,
      Toledo Edison and The Chase Manhattan Bank, as Trustee dated as of June 13, 1997 (Exhibit 4(d), Form S-4 File No. 333-35931, filed by Cleveland Electric and Toledo Edison).

C-241 CAPCO Administration Agreement dated November 1, 1971, as of September 14,
      1967, among the CAPCO Group members regarding the organization and procedures for implementing the objectives of the CAPCO Group (Exhibit 5(p), Amendment No. 1, File No. 2-42230, filed by Cleveland Electric).

C-242 Amendment No. 1, dated January 4, 1974, to CAPCO Administration Agreement among the CAPCO Group members (Exhibit 5(c)(3), File No. 2-68906, filed by Ohio Edison).

C-243 CAPCO  Transmission  Facilities  Agreement  dated  November 1, 1971, as of
      September 14, 1967, among the CAPCO Group members regarding the installation, operation and maintenance of transmission facilities to carry out the objectives of the CAPCO Group (Exhibit 5(q), Amendment No. 1, File No. 2-42230, filed by Cleveland Electric).

C-244 Amendment No. 1 to CAPCO Transmission Facilities Agreement, dated December
      23, 1993 and effective as of January 1, 1993, among the CAPCO Group members regarding requirements for payment of invoices at specified times, for payment of interest on non-timely paid invoices, for restricting adjustment of invoices after a four-year period, and for revising the method for computing the Investment Responsibility charge for use of a member's transmission facilities (Exhibit 10b(2)(1), 1993 Form 10-K, File Nos. 1-9130, 1-2323 and 1-3583).

C-245 CAPCO Basic Operating Agreement As Amended January 1, 1993 among the CAPCO
      Group members regarding coordinated operation of the members' systems (Exhibit 10b(3), 1993 Form 10-K, File Nos. 1-9130, 1-2323 and 1-3583).

C-246 Agreement for the Termination or Construction of Certain  Agreement By and
      Among the CAPCO Group members, dated December 23, 1993 and effective as of September 1, 1980 (Exhibit 10b(4), 1993 Form 10-K, File Nos. 1-9130, 1-2323 and 1-3583).

Exhibits
--------

            CEI and TE
            ----------

C-247 Construction Agreement, dated July 22, 1974, among the CAPCO Group members and relating to the Perry Nuclear Plant (Exhibit 5 (yy), File No. 2-52251, filed by Toledo Edison).

C-248 Contract, dated as of December 5, 1975, among the CAPCO Group members for the construction of Beaver Valley Unit No. 2 (Exhibit 5 (g), File No. 2-52996, filed by Cleveland Electric).

C-249 Amendment No. 1, dated May 1, 1977,  to Contract,  dated as of December 5,
      1975, among the CAPCO Group members for the construction of Beaver Valley Unit No. 2 (Exhibit 5(d)(4), File No. 2-60109, filed by Ohio Edison).

C-250 Form of  Collateral  Trust  Indenture  among  CTC  Beaver  Valley  Funding
      Corporation, Cleveland Electric, Toledo Edison and Irving Trust Company, as Trustee (Exhibit 4(a), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-251 Form of Supplemental  Indenture to Collateral Trust Indenture constituting
      Exhibit 10d(1)(a) above, including form of Secured Lease Obligation bond (Exhibit 4(b), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-252 Form  of  Collateral  Trust  Indenture  among  Beaver  Valley  II  Funding
      Corporation, The Cleveland Electric Illuminating Company and The Toledo Edison Company and The Bank of New York, as Trustee (Exhibit (4)(a), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-253 Form of Supplemental  Indenture to Collateral Trust Indenture constituting
      Exhibit 10d(1)(c) above, including form of Secured Lease Obligation Bond (Exhibit (4)(b), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-254 Form  of  Collateral   Trust   Indenture   among  CTC  Mansfield   Funding
      Corporation, Cleveland Electric, Toledo Edison and IBJ Schroder Bank & Trust Company, as Trustee (Exhibit 4(a), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-255 Form of Supplemental  Indenture to Collateral Trust Indenture constituting
      Exhibit 10d(2)(a) above, including forms of Secured Lease Obligation bonds (Exhibit 4(b), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

            CEI and TE
            ----------

C-256 Form of Facility  Lease dated as of  September  15, 1987 between The First
      National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the limited partnership Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessee (Exhibit 4(c), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-257 Form of Amendment No. 1 to Facility Lease constituting Exhibit 10d(3)(a) above (Exhibit 4(e), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-258 Form of Facility  Lease dated as of  September  15, 1987 between The First
      National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the corporate Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessees (Exhibit 4(d), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-259 Form of Amendment No. 1 to Facility Lease constituting Exhibit 10d(4)(a) above (Exhibit 4(f), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-260 Form of Facility  Lease dated as of September  30, 1987  between  Meridian
      Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessees (Exhibit 4(c), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-261 Form  of  Amendment  No.  1 to the  Facility  Lease  constituting  Exhibit
      10d(5)(a) above (Exhibit 4(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-262 Form of Participation Agreement dated as of September 15, 1987 among the limited partnership Owner Participant named therein, the Original Loan Participants listed in Schedule 1 thereto, as Original Loan Participants, CTC Beaver Valley Fund Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(a), File No. 33-18755, filed by Cleveland Electric And Toledo Edison).

C-263 Form of Amendment No. 1 to Participation  Agreement  constituting  Exhibit
      10d(6)(a) above (Exhibit 28(c), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

            CEI and TE
            ----------

C-264 Form of Participation Agreement dated as of September 15, 1987 among the corporate Owner Participant named therein, the Original Loan Participants listed in Schedule 1 thereto, as Owner Loan Participants, CTC Beaver Valley Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(b), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-265 Form of Amendment No. 1 to Participation  Agreement  constituting  Exhibit
      10d(7)(a) above (Exhibit 28(d), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-266 Form of  Participation  Agreement dated as of September 30, 1987 among the
      Owner Participant named therein,  the Original Loan Participants listed in
      Schedule II thereto, as Owner Loan Participants, CTC Mansfield Funding Corporation, Meridian Trust Company, as Owner Trustee, IBJ Schroder Bank & Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(a), File No. 33-0128, filed by Cleveland Electric and Toledo Edison).

C-267 Form  of  Amendment  No.  1 to the  Participation  Agreement  constituting
      Exhibit 10d(8)(a) above (Exhibit 28(b), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-268 Form of Ground Lease dated as of September 15, 1987 between Toledo Edison,
      Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(e), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-269 Form of Site Lease dated as of September 30, 1987 between  Toledo  Edison,
      Lessor, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(c), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-270 Form of Site  Lease  dated as of  September  30,  1987  between  Cleveland
      Electric, Lessor, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(d), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

            CEI and TE
            ----------

C-271 Form of Amendment No. 1 to the Site Leases constituting Exhibits 10d(10) and 10d(11) above (Exhibit 4(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-272 Form of Assignment, Assumption and Further Agreement dated as of September
      15, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Cleveland Electric, Duquesne, Ohio Edison, Pennsylvania Power and Toledo Edison (Exhibit 28(f), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-273 Form of  Additional  Support  Agreement  dated as of  September  15,  1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, and Toledo Edison (Exhibit 28(g), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-274 Form of Support  Agreement dated as of September 30, 1987 between Meridian
      Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Toledo Edison, Cleveland Electric, Duquesne, Ohio Edison and Pennsylvania Power (Exhibit 28(e), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-275 Form of  Indenture,  Bill of Sale,  Instrument  of Transfer and  Severance
      Agreement dated as of September 30, 1987 between Toledo Edison, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(h), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-276 Form of Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Toledo Edison, Seller, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-277 Form of Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Cleveland Electric, Seller, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(g), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

            CEI and TE
            ----------

C-278 Forms of Refinancing Agreement, including exhibits thereto, among the Owner Participant named therein, as Owner Participant, CTC Beaver Valley Funding Corporation, as Funding Corporation, Beaver Valley II Funding
      Corporation, as New Funding Corporation, The Bank of New York, as Indenture Trustee, The Bank of New York, as New Collateral Trust Trustee, and The Cleveland Electric Illuminating Company and The Toledo Edison Company, as Lessees (Exhibit (28)(e)(i), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-279 Form of Amendment No. 2 to Facility Lease among Citicorp Lescaman,
      Inc., Cleveland Electric and Toledo Edison (Exhibit 10(a), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-280 Form of Amendment No. 3 to Facility Lease among Citicorp Lescaman,
      Inc., Cleveland Electric and Toledo Edison (Exhibit 10(b), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-281 Form of  Amendment  No.  2 to  Facility  Lease  among  US  West  Financial
      Services, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(c), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-282 Form of  Amendment  No.  3 to  Facility  Lease  among  US  West  Financial
      Services, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(d), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-283 Form of Amendment No. 2 to Facility  Lease among  Midwest  Power  Company,
      Cleveland Electric and Toledo Edison (Exhibit 10(e), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-284 Centerior Energy Corporation Equity Compensation Plan (Exhibit 99,
      Form S-8, File No. 33-59635).


      CEI
      ---

C-285 Mortgage and Deed of Trust  between CEI and Guaranty  Trust Company of New
      York (now The Chase Manhattan Bank (National Association)), as Trustee, dated July 1, 1940 (Exhibit 7(a), File No. 2-4450). Supplemental Indentures between CEI and the Trustee, dated as follows:

        Dated as of             File Reference          Exhibit No.
        -----------             --------------          -----------
      July 1, 1940 Form 10-K, 2-445 7(b) August 18, 1944 Form 10-K,  2-9887 4(c)
      December  1, 1947 Form  10-K,  2-7306  7(d)  September  1, 1950 Form 10-K,
      2-8587 7(c)

Exhibits
--------

      CEI
      ---

      Dated as of          File Reference                  Exhibit No.
      -----------          --------------                  -----------
      June 1, 1951         Form 10-K, 2-8994  7(f)
      May 1, 1954          Form 10-K, 2-10830              4(d)
      March 1, 1958        Form 10-K, 2-13839              2(a)(4)
      April 1, 1959        Form 10-K, 2-14753              2(a)(4)
      December 20, 1967    Form 10-K, 2-30759              2(a)(4)
      January 15, 1969     Form 10-K, 2-30759              2(a)(5)
      November 1, 1969     Form 10-K, 2-35008              2(a)(4)
      June 1, 1970         Form 10-K, 2-37235              2(a)(4)
      November 15, 1970    Form 10-K, 2-38460              2(a)(4)
      May 1, 1974          Form 10-K, 2-50537              2(a)(4)
      April 15, 1975       Form 10-K, 2-52995              2(a)(4)
      April 16, 1975       Form 10-K, 2-53309              2(a)(4)
      May 28, 1975         June 5,1975 Form 8-A, 1-2323    2(c)
      February 1, 1976     1975 Form 10 K, 1-2323          3(d)(6)
      November 23, 1976    Form 10-K, 2-57375              2(a)(4)
      July 26, 1977        Form 10-K, 2-59401              2(a)(4)
      September  7, 1977   Form 10-K, 2-67221              2(a)(5)
      May 1, 1978          June 30,1978 Form 10-Q, 1-2323  2(b)
      September 1, 1979    September 30, 1979 Form 10-Q,   2(a)
                           1-2323
      April 1, 1980        September 30, 1980 Form 10-Q,   4(a)(2)
                           1-2323
      April 15, 1980       September 30, 1980 Form 10-Q,   4(b)
                           1-2323
      May 28, 1980         Amendment No. 1, 2-67221        2(a)(4)
      June 9, 1980         September 30, 1980 Form 10-Q,   4(d)
                           1-2323
      December 1, 1980     1980 Form 10-K, 1-2323          4(b) (29)
      July 28, 1981        September 30, 1981, Form 10-Q,  4(a)
                           1-2323
      August 1, 1981       September 30, 1981, Form 10-Q,  4(b)
                           1-2323
      March 1, 1982        Amendment No. 1, 2-76029        4(b)(3)
      July 15, 1982        September 30, 1982 Form 10-Q,   4(a)
                           1-2323
      September 1, 1982    September 30, 1982 Form 10-Q,   4(a)(1)
                           1-2323
      November 1, 1982     September 30, 1982 Form 10-Q,   (a)(2)
                           1-2323
      November 15, 1982    1982 Form 10-K, 1-2323          4(b)(36)
      May 24, 1983         June 30, 1983 Form 10-Q, 1-2323 4(a)
      May 1, 1984          June 30, 1984 Form 10-Q, 1-2323 4
      May 23, 1984         May 22,1984 Form 8-K, 1-2323    4
      June 27, 1984        June 11, 1984 Form 8-K, 1-2323) 4
      September 4, 1984    1984 Form 10-K, 1-2323          4b(41)
      November 14, 1984    1984 Form 10 K, 1-2323          4b(42)
      November 15, 1984    1984 Form 10-K, 1-2323          4b(43)
      April 15, 1985       May 8, 1985 Form 8-K, 1-2323    4(a)
      May 28, 1985         May 8, 1985 Form 8-K, 1-2323    4(b)

Exhibits
--------

      CEI
      ---

      Dated as of          File Reference                  Exhibit No.
      -----------          --------------                  -----------
      August 1, 1985       September 30, 1985 Form 10-Q,   4
                           1-2323
      September 1, 1985    September 30, 1985 Form 8-K,    4
                           1-2323
      November 1, 1985     January 31, 1986 Form 8-K,      4
                           1-2323
      April 15, 1986       March 31, 1986 Form 10-Q,       4
                           1-2323
      May 14,  1986        June 30, 1986 Form 10-Q, 1-2323 4(a)
      May 15, 1986         June 30, 1986 Form 10-Q,1-2323  4(b)
      February 25, 1987    1986 Form 10-K, 1-2323          4b(52)
      October 15, 1987     September 30, 1987 Form 10-Q    4
                           1-2323
      February 24, 1988    1987 Form 10-K, 1-2323          4b(54)
      September 15, 1988   1988 Form 10-K, 1-2323          4b(55)
      May 15, 1989         33-32724                        4(a)(2)(i)
      June 13, 1989        File No. 33-32724               4(a)(2)(ii)
      October 15, 1989     33-32724                        4(a)(2)(iii)
      January 1, 1990      1989 Form 10-K, 1-2323          4b(59)
      June 1, 1990         September 30, 1990 Form 10-Q,   4(a)
                           1-2323
      August 1, 1990       September 30, 1990 Form 10-Q,   4(b)
                           1-2323
      May 1, 1991          June 30, 1991 Form 10-Q,        4(a)
                           1-2323
      May 1, 1992          33-48845                        4(a)(3)
      July 31, 1992        33-57292                        4(a)(3)
      January 1, 1993      1992 Form 10-K, 1-2323          4b(65)
      February 1, 1993     1992 Form 10-K, 1-2323          4b(66)
      May 20, 1993         July 14, 1993 Form 8-K, 1-2323  4(a)
      June 1, 1993         July 14, 1993 Form 8-K, 1-2323  4(b)
      September 15, 1994   September 30, 1994 Form 10-Q,   4(a)
                           1-2323
      May 1, 1995          September 30, 1995 Form 10-Q,   4(a)
                           1-2323
      May 2, 1995          September 30, 1995 Form 10-Q,   4(b)
                           1-2323
      June 1, 1995         September 30, 1995 Form 10-Q,   4(c)
         1-2323
      July 15, 1995        1995 Form 10-K, 1-2323          4b(73
      August 1, 1995       1995 Form 10-K, 1-2323          4b(74)
      June 15, 1997
      Form S-4, 333-35931, 4(a)d by
                           CEI and TE
      October 15, 1997     Form S-4, 333-47651, filed by   4(a)
                           Cleveland Electric
      June 1, 1998         Form S-4, 333-72891             4b(77)
      October 1, 1998      Form S-4, 333-72891             4b(78)
      October 1, 1998      Form S-4, 333-72891             4b(79)
      February 24, 1999    Form S-4, 333-72891             4b(80)

Exhibits
--------

      CEI
      ---

      Dated as of          File Reference                  Exhibit No.
      -----------          --------------                  -----------
      September 29, 1999   1999 Form 10-K, 1-2323          4b(81)
      January 15, 2000     1999 Form 10-K, 1-2323          4b(82)

C-286 Form of Note Indenture between Cleveland  Electric and The Chase Manhattan
      Bank, as Trustee dated as of October 24, 1997 (Exhibit 4(b), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-287 Form of Supplemental  Note Indenture  between  Cleveland  Electric and The
      Chase Manhattan Bank, as Trustee dated as of October 24, 1997 (Exhibit 4(c), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-288 Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-43102, Exhibit 5(c)(2).)

C-289 Amendment No. 1 dated January 4, 1974 to Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-68906, Exhibit 5(c)(3).)

C-290 Transmission Facilities Agreement between the CAPCO Group dated as of
      September 14, 1967. (Registration No. 2-43102, Exhibit 5(c)(3).)

C-291 Amendment  No. 1 dated as of  January 1, 1993 to  Transmission  Facilities
      Agreement between the CAPCO Group dated as of September 14, 1967. (1993 Form 10-K, Exhibit 10-4.)

C-292 Agreement for the Termination or Construction of Certain Agreements effective September 1, 1980, October 15, 1997 (Exhibit 4(a), Form S-4 File No. 333-47651, filed by Cleveland Electric).


      TE
      --

C-293 Indenture,  dated as of April 1, 1947,  between TE and The Chase  National
      Bank of the City of New York (now The Chase Manhattan Bank (National Association)) (Exhibit 2(b), File No. 2-26908).

      Dated as of          File Reference                  Exhibit No.
      -----------          --------------                  -----------
      September 1, 1948    Form 10-K, 2-26908              2(d)
      April 1, 1949        Form 10-K, 2-26908              2(e)
      December 1, 1950     Form 10-K, 2-26908              2(f)
      March 1, 1954        Form 10-K, 2-26908              2(g)
      February 1, 1956     Form 10-K, 2-26908              2(h)
      May 1, 1958          Form 10-K, 2-59794              5(g)
      August 1, 1967       Form 10-K, 2-26908              2(c)

Exhibits
--------

      TE
      --

      Dated as of          File Reference                  Exhibit No.
      -----------          --------------                  -----------
      November 1, 1970     Form 10-K, 2-38569              2(c) August 1,
      1972                 Form 10-K, 2-44873              2(c)
      November 1, 1973     Form 10-K, 2-49428              2(c)
      October 1, 1975      Form 10-K, 2-54627              2(c)
      June 1, 1976         Form 10-K, 2-56396              2(c)
      October 1, 1978      Form 10-K, 2-62568              2(c) September 1,
      1979                 Form 10-K, 2-65350              2(c) September 1,
      1980                 Form 10-K, 2-69190              4(s)
      October 1, 1980      Form 10-K, 2-69190              4(c)
      April 1, 1981        Form 10-K, 2-71580              4(c) November 1,
      1981                 Form 10-K, 2-74485              4(c)
      June 1, 1982         Form 10-K, 2-77763              4(c) September 1,
      1982                 Form 10-K, 2-87323              4(x)
      April 1, 1983        March 31, 1983, Form 10-Q,      4(c)
                           1-3583
      December 1, 1983     1983 Form 10-K, 1-3583          4(x)
      April 1, 1984        2-90059                         4(c) October 15,
      1984                 1984 Form 10-K                  4(dd)
      August 1, 1985       33-1689                         4(ee) December 1,
      1985                 33-1689                         4(c)
      March 1, 1986        1986 Form 10-K, 1-3583          4b(31) October 15,
      1987                 September 30, 1987 Form 10-Q,   4,
                           1-3583
      September 15, 1988   1988 Form 10-K, 1-3583          4b(33) June 15,
      1989                 1989 Form 10-K, 1-3583          4b(34)
      October 15, 1989     1989 Form 10-K, 1-3583          4b(35) May 15,
      1990                 June 30, 1990 Form 10-Q, 1-3583 4
      March 1, 1991        June 30, 1991 Form 10-Q, 1-3583 4(b)
      May 1, 1992          33-48844                        4(a)(3)
      August 1, 1992       1992 Form 10-K, 1-3583          4b(39) October 1,
      1992                 1992 Form 10-K, 1-3583          4b(40) January 1,
      1993                 1992 Form 10-K, 1-3583          4b(41)
      September 15, 1994   September 30, 1994 Form 10-Q,   4(b)
                           1-3583
      May 1, 1995          September 30, 1995 Form 10-Q,   4(d)
                           1-3583
      June 1, 1995         September 30, 1995 Form 10-Q,   4(e)
                           1-3583
      July 14, 1995        September 30, 1995 Form 10-Q,   4(f)
                           1-3583
      July 15, 1995        September 30, 1995 Form 10-Q,   4(g)
                           1-3583
      August 1, 1997       1998 Form 10-K, 1-3583          4b(47) June 1,
      1998                 1998 Form 10-K, 1-3583          4b(48)
      January 15, 2000     1999 Form 10-K, 1-3583          4b(49)
      May 1, 2000          2000 Form 10-K, 1-3583          4b(50)
      September 1, 2000

Exhibits
--------

      JCP&L
      -----

C-294 Indenture,  dated as of March 1, 1946, with United States Trust Company of
      New York, Successor Trustee, - incorporated by reference to JCP&L's Instruments of Indebtedness No. 1 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-295 First Supplemental Indenture, dated as of December 1, 1948 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-296 Second Supplemental Indenture, dated as of April 1, 1953 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 3 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-297 Third Supplemental Indenture, dated as of June 1, 1954 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-298 Fourth Supplemental Indenture, dated as of May 1, 1955 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-299 Fifth Supplemental Indenture, dated as of August 1, 1956 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-300 Sixth Supplemental Indenture, dated as of July 1, 1957 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-301 Seventh Supplemental Indenture, dated as of July 1, 1959 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

      JCP&L
      -----

C-302 Eighth Supplemental Indenture, dated as of June 1, 1960 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-303 Ninth Supplemental Indenture, dated as of November 1, 1962 - incorporated by reference to Exhibit 2-C, Registration No. 2-20732.

C-304 Tenth Supplemental Indenture, dated as of October 1, 1963 - incorporated by reference to Exhibit 2-C, Registration No. 2-21645.

C-305 Eleventh   Supplemental   Indenture,   dated  as  of  October  1,  1964  -
      incorporated by reference to Exhibit 5-A-3, Registration No. 2-59785.

C-306 Twelfth   Supplemental   Indenture,   dated  as  of  November  1,  1965  -
      incorporated by reference to Exhibit 5-A-4, Registration No. 2-59785.

C-307 Thirteenth  Supplemental   Indenture,   dated  as  of  August  1,  1966  -
      incorporated by reference to Exhibit 4-C, Registration No. 2-25124.

C-308 Fourteenth Supplemental Indenture, dated as of September 1, 1967 - incorporated by reference to Exhibit 5-A-6, Registration No. 2-59785.

C-309 Fifteenth  Supplemental   Indenture,   dated  as  of  October  1,  1968  -
      incorporated by reference to Exhibit 5-A-7, Registration No. 2-59785.
C-310 Sixteenth  Supplemental   Indenture,   dated  as  of  October  1,  1969  -
      incorporated by reference to Exhibit 5-A-8, Registration No. 2-59785.

C-311 Seventeenth   Supplemental   Indenture,   dated  as  of  June  1,  1970  -
      incorporated by reference to Exhibit 5-A-9, Registration No. 2-59785.

C-312 Eighteenth Supplemental Indenture, dated as of December 1, 1970 - incorporated by reference to Exhibit 5-A-10, Registration No. 2-59785.

C-313 Nineteenth Supplemental Indenture, dated as of February 1, 1971 - incorporated by reference to Exhibit 5-A-11, Registration No. 2-59785.

Exhibits
--------

      JCP&L
      -----

C-314 Twentieth  Supplemental  Indenture,   dated  as  of  November  1,  1971  -
      incorporated by reference to Exhibit 5-A-12, Registration No. 2-59875.

C-315 Twenty-first Supplemental Indenture, dated as of August 1, 1972 - incorporated by reference to Exhibit 5-A-13, Registration No. 2-59785.

C-316 Twenty-second Supplemental Indenture, dated as of August 1, 1973 - incorporated by reference to Exhibit 5-A-14, Registration No. 2-59785.

C-317 Twenty-third Supplemental Indenture, dated as of October 1, 1973 - incorporated by reference to Exhibit 5-A-15, Registration No. 2-59785.

C-318 Twenty-fourth Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 5-A-16, Registration No. 2-59785.

C-319 Twenty-fifth Supplemental Indenture, dated as of November 1, 1974 - incorporated by reference to Exhibit 5-A-17, Registration No. 2-59785.

C-320 Twenty-sixth  Supplemental  Indenture,   dated  as  of  March  1,  1975  -
      incorporated by reference to Exhibit 5-A-18, Registration No. 2-59785.

C-321 Twenty-seventh Supplemental Indenture, dated as of July 1, 1975 - incorporated by reference to Exhibit 5-A-19, Registration No. 2-59785.

C-322 Twenty-eighth Supplemental Indenture, dated as of October 1, 1975 - incorporated by reference to Exhibit 5-A-20, Registration No. 2-59785.

C-323 Twenty-ninth Supplemental Indenture, dated as of February 1, 1976 - incorporated by reference to Exhibit 5-A-21, Registration No. 2-59785.

C-324 Supplemental Indenture No. 29A, dated as of May 31, 1976 - incorporated by reference to Exhibit 5-A-22, Registration No. 2-59785.

C-325 Thirtieth Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 5-A-23, Registration No. 2-59785.

Exhibits
--------

      JCP&L
      -----

C-326 Thirty-first   Supplemental   Indenture,   dated  as  of  May  1,  1977  -
      incorporated by reference to Exhibit 5-A-24, Registration No. 2-59785.

C-327 Thirty-second Supplemental Indenture, dated as of January 20, 1978 - incorporated by reference to Exhibit 5-A-25, Registration No. 2-60438.

C-328 Thirty-third Supplemental Indenture, dated as of January 1, 1979 - incorporated by reference to Exhibit A-20(b), Certificate Pursuant to Rule 24, File No. 70-6242.

C-329 Thirty-fourth   Supplemental  Indenture,  dated  as  of  June  l,  1979  -
      incorporated by reference to Exhibit A-28, Certificate Pursuant to Rule 24, File No. 70-6290.

C-330 Thirty-sixth Supplemental Indenture, dated as of October 1, 1979 - incorporated by reference to Exhibit A-30, Certificate Pursuant to Rule 24, File No. 70-6354.

C-331 Thirty-seventh Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit A-1(cc), Certificate Pursuant to Rule 24, File No. 70-7001.

C-332 Thirty-eighth   Supplemental  Indenture,  dated  as  of  July  1,  1985  -
      incorporated by reference to Exhibit A-1(dd), Certificate Pursuant to Rule 24, File No. 70-7109.

C-333 Thirty-ninth  Supplemental  Indenture,   dated  as  of  April  1,  1988  -
      incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7263.

C-334 Fortieth Supplemental Indenture, dated as of June 14, 1988 - incorporated by reference to Exhibit A-1(ff), Certificate Pursuant to Rule 24, File No. 70-7603.

C-335 Forty-first   Supplemental  Indenture,   dated  as  of  April  1,  1989  -
      incorporated by reference to Exhibit A-1(gg), Certificate Pursuant to Rule 24, File No. 70-7603.

C-336 Forty-second   Supplemental  Indenture,   dated  as  of  July  1,  1989  -
      incorporated by reference to Exhibit A-1(hh), Certificate Pursuant to Rule 24, File No. 70-7603.

C-334 Forty-third   Supplemental   Indenture,   dated  as  of   March  1,   1991
      -incorporated by reference to Exhibit 4-A-35, Registration No. 33-45314.

Exhibits
--------

      JCP&L
      -----

C-338 Forty-fourth  Supplemental  Indenture,   dated  as  of  March  1,  1992  -
      incorporated by reference to Exhibit 4-A-36, Registration No. 33-49405.

C-339 Forty-fifth Supplemental Indenture, dated as of October 1, 1992 - incorporated by reference to Exhibit 4-A-37, Registration No. 33-49405.

C-340 Forty-sixth   Supplemental  Indenture,   dated  as  of  April  1,  1993  -
      incorporated by reference to Exhibit C-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-341 Forty-seventh Supplemental Indenture, dated as of April 10, 1993 - incorporated by reference to Exhibit C-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-342 Forty-eighth Supplemental Indenture, dated as of April 15, 1993 - incorporated by reference to Exhibit C-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-343 Forty-ninth Supplemental Indenture, dated as of October 1, 1993 - incorporated by reference to Exhibit C-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-344 Fiftieth Supplemental Indenture, dated as of August 1, 1994 - incorporated by reference to Exhibit C-19 of GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

C-345 Fifty-first Supplemental Indenture of JCP&L, dated August 15, 1996 - incorporated by reference to Exhibit 4-A-43 of GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-346 Fifty-second Supplemental Indenture of JCP&L dated July 1, 1999 - incorporated by reference to Item 16, Exhibit 4-B-44 of Registration No. 333-88783.

C-347 Fifty-third Supplemental Indenture of JCP&L dated November 1, 1999 - incorporated by reference to Exhibit 4-A-45 of JCP&L's Annual Report on Form 10-K for the year 1999, File No. 1-3141.

C-348 Subordinated Debenture Indenture, dated as of May 1, 1995 - incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8495.

C-349 Senior Note Indenture between JCP&L and United States Trust Company of New
      York, dated July 1, 1999 - incorporated by reference to Exhibit 4-A of Registration No. 333-78717.

Exhibits
--------

      JCP&L
      -----

C-350 Incentive  Compensation  Plan for Elected Officers of JCP&L dated February
      6, 1997 incorporated by reference to Exhibit C-74 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-351 Employee Incentive Compensation Plan of JCP&L, dated as of April 1, 1995 - incorporated by reference to Exhibit 10-D to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-352 JCP&L Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-K to JCP&L's Annual Report on Form 10-K for the year 1997, File No. 1-3141.

C-353 Amended and restated  Deferred  Remuneration Plan for Outside Directors of
      JCP&L  effective  as of August  8, 2000 -  incorporated  by  reference  to
      Exhibit 10-H to JCP&L's Annual Report on Form 10-K for the year 2000, File No. 1-3141.


      Met-Ed
      ------

C-354 Indenture, dated as of November 1, 1944, with United States Trust Company of New York, Successor Trustee, - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 1 filed as part of Amendment No. l to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-355 Supplemental Indenture, dated as of February 1, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-356 Supplemental Indenture, dated as of May 20, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 3 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-357 Supplemental Indenture, dated as of September 1, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

      Met-Ed
      ------

C-358 Supplemental Indenture, dated as of September 1, 1948 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-359 Supplemental Indenture, dated as of October 4, 1949 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-360 Supplemental Indenture, dated as of February 1, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-361 Supplemental Indenture, dated as of July 19, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 8 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-362 Supplemental Indenture, dated as of December 1, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-363 Supplemental Indenture, dated as of March 1, 1952 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-364 Supplemental Indenture, dated as of May 1, 1953 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 11 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-365 Supplemental Indenture, dated as of July 1, 1954 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 12 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

      Met-Ed
      ------

C-366 Supplemental Indenture, dated as of October 1, 1954 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 13 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-367 Supplemental Indenture, dated as of June 1, 1957 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 14 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-368 Supplemental Indenture, dated as of May 1, 1960 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 16 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-369 Supplemental Indenture, dated as of December 1, 1962 - incorporated by reference to Exhibit 2-E(1), Registration No. 2-59678.

C-370 Supplemental Indenture, dated as of March 20, 1964 - incorporated by reference to Exhibit 2-E(2), Registration No. 2-59678.

C-371 Supplemental Indenture, dated as of July 1, 1965 - incorporated by reference to Exhibit 2-E(3), Registration No. 2-59678.

C-372 Supplemental Indenture, dated as of June 1, 1966 - incorporated by reference to Exhibit 2-B-4, Registration No. 2-24883.

C-373 Supplemental Indenture, dated as of March 22, 1968 - incorporated by reference to Exhibit 4-C-5, Registration No. 2-29644.

C-374 Supplemental Indenture, dated as of September 1, 1968 - incorporated by reference to Exhibit 2-E(6), Registration No. 2-59678.

C-375 Supplemental Indenture, dated as of August 1, 1969 - incorporated by reference to Exhibit 2-E(7), Registration No. 2-59678.

C-376 Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 2-E(8), Registration No. 2-59678.

C-377 Supplemental Indenture, dated as of May 1, 1972 - incorporated by reference to Exhibit 2-E(9), Registration No. 2-59678.

Exhibits
--------

      Met-Ed
      ------

C-378 Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 2-E(10), Registration No. 2-59678.

C-379 Supplemental Indenture, dated as of October 30, 1974 - incorporated by reference to Exhibit 2-E(11), Registration No. 2-59678.

C-380 Supplemental Indenture, dated as of October 31, 1974 - incorporated by reference to Exhibit 2-E(12), Registration No. 2-59678.

C-381 Supplemental Indenture, dated as of March 20, 1975 - incorporated by reference to Exhibit 2-E(13), Registration No. 2-59678.

C-382 Supplemental Indenture, dated as of September 25, 1975 - incorporated by reference to Exhibit 2-E(15), Registration No. 2-59678.

C-383 Supplemental Indenture, dated as of January 12, 1976 - incorporated by reference to Exhibit 2-E(16), Registration No. 2-59678.

C-384 Supplemental Indenture, dated as of March 1, 1976 - incorporated by reference to Exhibit 2-E(17), Registration No. 2-59678.

C-385 Supplemental Indenture, dated as of September 28, 1977 - incorporated by reference to Exhibit 2-E(18), Registration No. 2-62212.

C-386 Supplemental Indenture, dated as of January 1, 1978 - incorporated by reference to Exhibit 2-E(19), Registration No. 2-62212.

C-387 Supplemental Indenture, dated as of September 1, 1978 - incorporated by reference to Exhibit 4-A(19), Registration No. 33-48937.

C-388 Supplemental Indenture, dated as of June 1, 1979 - incorporated by reference to Exhibit 4-A(20), Registration No. 33-48937.

C-389 Supplemental Indenture, dated as of January l, 1980 - incorporated by reference to Exhibit 4-A(21), Registration No. 33-48937.

C-390 Supplemental Indenture, dated as of September 1, 1981 - incorporated by reference to Exhibit 4-A(22), Registration No. 33-48937.

Exhibits
--------

      Met-Ed
      ------

C-391 Supplemental Indenture, dated as of September 10, 1981 - incorporated by reference to Exhibit 4-A(23), Registration No. 33-48937.

C-392 Supplemental Indenture, dated as of December 1, 1982 - incorporated by reference to Exhibit 4-A(24), Registration No. 33-48937.

C-393 Supplemental Indenture, dated as of September 1, 1983 - incorporated by reference to Exhibit 4-A(25), Registration No. 33-48937.

C-394 Supplemental Indenture dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(26), Registration No. 33-48937.

C-395 Supplemental Indenture, dated as of March 1, 1985 - incorporated by reference to Exhibit 4-A(27), Registration No. 33-48937.

C-396 Supplemental Indenture, dated as of September l, 1985 - incorporated by reference to Exhibit 4-A(28), Registration No. 33-48937.

C-397 Supplemental Indenture, dated as of June 1, 1988 - incorporated by reference to Exhibit 4-A(29), Registration No. 33-48937.

C-398 Supplemental Indenture, dated as of April 1, 1990 - incorporated by reference to Exhibit 4-A(30), Registration No. 33-48937.

C-399 Amendment,  dated as of May 22, 1995,  to  Supplemental  Indenture  (dated
      April  1,  1990)  -   incorporated   by  reference  to  Exhibit   4-A(31),
      Registration No. 33-48937.

C-400 Supplemental Indenture, dated as of September 1, 1992 - incorporated by reference to Exhibit 4-A(32)(a), Registration No. 33-48937.

C-401 Supplemental Indenture, dated as of December 1, 1993 - incorporated by reference to Exhibit C-58 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-402 Supplemental Indenture, dated as of July 15, 1995 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for the year 1995, File No. 1-446.

C-403 Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for 1996, File No. 1-446.

Exhibits
--------

      Met-Ed
      ------

C-404 Supplemental  Indenture,  dated May 1, 1997 - incorporated by reference to
      Exhibit 4-B-36 to Met-Ed's Annual Report on Form 10-K for 1997, File No. 1-4446.

C-405 Indenture between Met-Ed and United States Trust Company of New York dated
      May 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9329.

C-406 Supplemental  Indenture  between Met-Ed and United States Trust Company of
      New York dated July 1, 1999 - incorporated by reference to Exhibit 4-B-38 of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

C-407 Senior Note  Indenture  between  Met-Ed and United States Trust Company of
      New York, dated July 1, 1999.

C-408 First  Supplemental  Indenture  between  Met-Ed  and United  States  Trust
      Company of New York,  dated August 1, 2000 - incorporated  by reference to
      Exhibit 4-A, June 30, 2000 Quarterly Report on Form 10-Q, SEC File No. 1-446.

C-409 Incentive  Compensation Plan for Elected Officers of Met-Ed dated February
      6, 1997 - incorporated by reference to Exhibit C-134 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File NO. 30-126.

C-410 Employee Incentive  Compensation Plan of Met-Ed, dated as of April 1, 1995
      - incorporated by reference to Exhibit 10-E to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-411 Met-Ed Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-L to Met-Ed's Annual Report on Form 10-K for the year 1997, File No. 1-446.


      Penelec
      -------

C-412 Mortgage  and Deed of Trust,  dated as of  January 1,  1942,  with  United
      States Trust Company of New York, Successor Trustee, - incorporated by reference to Penelec's Instruments of Indebtedness No. 1 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

      Penelec
      -------

C-413 Supplemental Indenture, dated as of March 7, 1942 - incorporated by reference to Penelec's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-414 Supplemental Indenture, dated as of April 28, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 3 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-415 Supplemental Indenture, dated as of August 20, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-416 Supplemental Indenture, dated as of August 30, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-417 Supplemental Indenture, dated as of August 31, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-418 Supplemental Indenture, dated as of April 26, 1944 - incorporated by reference to Penelec's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-419 Supplemental Indenture, dated as of April 19, 1945 - incorporated by reference to Penelec's Instruments of Indebtedness No. 8 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-420 Supplemental Indenture, dated as of October 25, 1945 - incorporated by reference to Penelec's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-421 Supplemental Indenture, dated as of June 1, 1946 - incorporated by reference to Penelec's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

      Penelec
      -------

C-422 Supplemental Indenture, dated as of November 1, 1949 - incorporated by reference to Penelec's Instruments of Indebtedness No. 11 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-423 Supplemental Indenture, dated as of October 1, 1951 - incorporated by reference to Penelec's Instruments of Indebtedness No. 12 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-424 Supplemental Indenture, dated as of August 1, 1952 - incorporated by reference to Penelec's Instruments of Indebtedness No. 13 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-425 Supplemental Indenture, dated as of June 1, 1953 - incorporated by reference to Penelec's Instruments of Indebtedness No. 14 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-426 Supplemental Indenture, dated as of March 1, 1954 - incorporated by reference to Penelec's Instruments of Indebtedness No. 15 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-427 Supplemental Indenture, dated as of April 30, 1956 - incorporated by reference to Penelec's Instruments of Indebtedness No. 16 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-428 Supplemental Indenture, dated as of May 1, 1956 - incorporated by reference to Penelec's Instruments of Indebtedness No. 17 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-429 Supplemental Indenture, dated as of March 1, 1958 - incorporated by reference to Penelec's Instruments of Indebtedness No. 18 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-430 Supplemental Indenture, dated as of August 1, 1959 - incorporated by reference to Penelec's Instruments of Indebtedness No. 19 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

      Penelec
      -------

C-431 Supplemental Indenture, dated as of May 1, 1960 - incorporated by reference to Penelec's Instruments of Indebtedness No. 20 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-432 Supplemental Indenture, dated as of May 1, 1961 - incorporated by reference to Exhibit 2-D(1), Registration No. 2-61502.

C-433 Supplemental Indenture, dated as of October 1, 1964 - incorporated by reference to Exhibit 2-D(2), Registration No. 2-61502.

C-434 Supplemental Indenture, dated as of November 1, 1966 - incorporated by reference to Exhibit 2-D(3), Registration No. 2-61502.

C-435 Supplemental Indenture, dated as of June 1, 1967 - incorporated by reference to Exhibit 2-D(4), Registration No. 2-61502.

C-436 Supplemental Indenture, dated as of August 1, 1968 - incorporated by reference to Exhibit 2-D(5), Registration No. 2-61502.

C-437 Supplemental Indenture, dated as of May 1, 1969 - incorporated by reference to Exhibit 2-D(6), Registration No. 2-61502.

C-438 Supplemental Indenture, dated as of April 1, 1970 - incorporated by reference to Exhibit 2-D(7), Registration No. 2-61502.

C-439 Supplemental Indenture, dated as of December 1, 1971 - incorporated by reference to Exhibit 2-D(8), Registration No. 2-61502.

C-440 Supplemental Indenture, dated as of July 1, 1973 - incorporated by reference to Exhibit 2-D(9), Registration No. 2-61502.

C-441 Supplemental Indenture, dated as of June 1, 1974 - incorporated by reference to Exhibit 2-D(10), Registration No. 2-61502.

C-442 Supplemental Indenture, dated as of December 1, 1974 - incorporated by reference to Exhibit 2-D(11), Registration No. 2-61502.

C-443 Supplemental Indenture, dated as of August 1, 1975 - incorporated by reference to Exhibit 2-D(12), Registration No. 2-61502.

C-444 Supplemental Indenture, dated as of December 1, 1975 - incorporated by reference to Exhibit 2-D(13), Registration No. 2-61502.

Exhibits
--------

      Penelec
      -------

C-445 Supplemental Indenture, dated as of April 1, 1976 - incorporated by reference to Exhibit 2-D(14), Registration No. 2-61502.

C-446 Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 2-D(15), Registration No. 2-61502.

C-447 Supplemental Indenture, dated as of July 1, 1976 - incorporated by reference to Exhibit 2-D(16), Registration No. 2-61502.

C-448 Supplemental Indenture, dated as of November 1, 1976 - incorporated by reference to Exhibit 2-D(17), Registration No. 2-61502.

C-449 Supplemental Indenture, dated as of November 30, 1977 - incorporated by reference to Exhibit 2-D(18), Registration No. 2-61502.

C-450 Supplemental Indenture, dated as of December 1, 1977 - incorporated by reference to Exhibit 2-D(19), Registration No. 2-61502.

C-451 Supplemental Indenture, dated as of June 1, 1978 - incorporated by reference to Exhibit 4-A(2), Registration No. 33-49669.

C-452 Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit 4-A(3), Registration No. 33-49669.

C-453 Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(4), Registration No. 33-49669.

C-454 Supplemental Indenture, dated as of December 1, 1985 - incorporated by reference to Exhibit 4-A(5), Registration No. 33-49669.

C-455 Supplemental Indenture, dated as of December 1, 1986, - incorporated by reference to Exhibit 4-A(6), Registration No. 33-49669.

C-456 Supplemental Indenture, dated as of May 1, 1989 - incorporated by reference to Exhibit 4-A(7), Registration No. 33-49669.

C-457 Supplemental Indenture, dated as of December 1, 1990 - incorporated by reference to Exhibit 4-A(8), Registration No. 33-45312.

C-458 Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A(9), Registration No. 33-45312.

Exhibits
--------

      Penelec
      -------

C-459 Supplemental Indenture, dated as of June 1, 1993 - incorporated by reference to Exhibit C-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-460 Supplemental Indenture, dated as of November 1, 1995 - incorporated by reference to Exhibit 4-C-11 to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-461 Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-C-12 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-462 Senior Note Indenture  between  Penelec and United States Trust Company of
      New York dated April 1, 1999 - incorporated by reference to Exhibit 4-C-13 of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

C-463 Indenture between Penelec and United States Trust Company of New York dated June 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9327.

C-464 First  Supplemental  Indenture  between  Penelec and United  States  Trust
      Company of New York,  dated August 1, 2000 - incorporated  by reference to
      Exhibit 4-B, June 30, 2000 Quarterly Report on Form 10-Q, SEC File No. 1-3522.

C-465 Incentive Compensation Plan for Elected Officers of Penelec dated February
      6, 1997 - incorporated by reference to Exhibit C-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-466 Employee Incentive Compensation Plan of Penelec, dated as of April 1, 1995
      - incorporated by reference to Exhibit 10-F to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-467 Penelec Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-M to Penelec's Annual Report on Form 10-K for the year 1996, File No. 1-3522.

Exhibits
--------

      GPUS
      ----

C-468 Amendment to the Severance  Protection  Agreement for Fred D. Hafer, dated
      August 8, 2000.

C-469 Amendment to the Special Severance Protection Agreement for Fred D. Hafer, dated November 7, 2001.

C-470 Special Severance  Protection  Agreement for Fred D. Hafer,  dated October
      13, 2001.

C-471 Amendment to the Severance Protection Agreement for Carole B. Snyder, dated August 8, 2000.

C-472 Amendment  to the Special  Severance  Protection  Agreement  for Carole B.
      Snyder, dated November 7, 2001.

C-473 Special Severance Protection Agreement for Carole B. Snyder, dated October
      13, 2001.

C-474 Severance Protection Agreement for Ira H. Jolles, dated November 5, 1998 - incorporated by reference to Exhibit C-25 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-475 Amendment to the Severance  Protection  Agreement for Ira H. Jolles, dated
      August 8, 2000.

C-476 Amendment to the Special Severance Protection Agreement for Ira H. Jolles, dated November 7, 2001.

C-477 Severance  Protection Agreement for Bruce L. Levy, dated December 16, 1998
      - incorporated by reference to Exhibit C-28 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-478 Amendment to the Severance  Protection  Agreement for Bruce L. Levy, dated
      August 8, 2000.

C-479 Amendment to the Special Severance Protection Agreement for Bruce L. Levy, dated November 7, 2001.

C-480 Severance  Protection  Agreement for Michael J.  Chesser,  dated April 17,
      2000 - incorporated by reference to Exhibit C-23 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

Exhibits
--------

      GPUS
      ----

C-481 Supplemental  Pension  Agreement for Michael J.  Chesser,  dated April 17,
      2000 - incorporated by reference to Exhibit C-24 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-482 Amendment to the Severance Protection Agreement for Michael J. Chesser, dated August 8, 2000.

C-483 Special  Severance  Protection  Agreement  for Robert F.  Saunders,  dated
      October 13, 2001.

C-484 Special Severance Protection Agreement for Leila L. Vespoli, dated October
      13, 2001.

Exhibits
--------

D.    Tax Allocation Agreement

D-1 Tax Allocation Agreement as amended through March 31, 1996 - incorporated by reference to Exhibit D-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

      Tax Allocation Agreement - Amendments thereto for 2000 -incorporated by reference to Exhibit D-1 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.


E.    Other Documents

E-1   Venture   Disclosures   -  Fiber  Optic  System  Lease   Agreements   with
      Non-associated Companies.

E-2   Venture Disclosures - Services to Non-Affiliated Utilities.

E-3   Annual Report to the SEC on Form U-13-60 for 2001.

E-4 GPU Nuclear, Inc. - Policy for the Purchase of Computers for the Nuclear Science Degree Program - incorporated by reference to Exhibit E-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

E-5 GPU System Accounting Policy regarding Company Credit Card Agreements, dated April 20, 1993 - incorporated by reference to Exhibit E-3 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

Schedules Supporting Items of This Report
-----------------------------------------

F-1 Item 6. Part III - Compensation and other related information for the Officers and Directors of FirstEnergy, OE, CEI, TE, JCP&L, Met-Ed and Penelec.

F-2 Consolidating Financial Statements of Jersey Central Power & Light Company for 2001.

      Consolidating  Financial  Statements of  Metropolitan  Edison  Company for
      2001.

      Consolidating Financial Statements of Pennsylvania Electric Company for 2001.

      Consolidating Financial Statements of Ohio Edison Company for 2001.

      Consolidating Financial Statements of Cleveland Electric Illuminating Company for 2001.

      Consolidating Financial Statements of Toledo Edison Company for 2001.

H-1 Organizational chart showing the relationship of GPU Power, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

H-2 Organizational chart showing the relationship of GPU Capital, Inc. to each foreign utility company (FUCO) in which it holds an interest.

Schedules Supporting Items of This Report
-----------------------------------------

I-1 Financial Statements of EI Services Canada, Ltd. for 2001 - filed pursuant to request for confidential treatment.

      Consolidating Financial Statements of GPU Power, Inc. for 2001 - filed pursuant to request for confidential treatment.

      Financial Statements of Los Amigos Leasing Company, Ltd. for 2001 - filed pursuant to request for confidential treatment.

      Financial Statements of Termobarranquilla S.A. for 2001 - filed pursuant to request for confidential treatment.

      Consolidating Financial Statements of GPU Capital, Inc. for 2001 - filed pursuant to request for confidential treatment.

      Consolidating Financial Statements of GPU Electric, Inc. for 2001 - filed pursuant to request for confidential treatment.

      Consolidating Financial Statements of EI UK Holdings, Inc. for 2001 - filed pursuant to request for confidential treatment.

      Consolidating Financial Statements for MYR Group Inc. for 2001 - filed pursuant to request for confidential treatment.

      Consolidating Financial Statements of FirstEnergy Solutions Corp. for 2001
      - filed pursuant to request for confidential treatment.

      Consolidating Financial Statements of MARBEL Energy Corporation for 2001 - incorporated by reference to FirstEnergy's U3A2 filed on February 28, 2002.

      Consolidating Financial Statements of FirstEnergy Facilities Services Group, LLC for 2001 - filed pursuant to request for confidential treatment.

      Consolidating  Financial Statements of FirstEnergy Ventures Corp. for 2001
      - filed pursuant to request for confidential treatment.

      Consolidating Financial Statements of FirstEnergy Properties, Inc. for 2001 - filed pursuant to request for confidential treatment.

                                    SIGNATURE



      The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                              FIRSTENERGY CORP.


May 1, 2002
                             By /s/ Harvey L. Wagner
                                 -------------------------------------------
                                Harvey L. Wagner
                                Vice President and Controller
                                (principal accounting officer)